091297.13:54
 As filed with the Securities and Exchange Commission on September 15, 1997
                                    Registration No. 333-32391
                                  Securities and Exchange Commission
                                        Washington, D.C. 20549

                                           Amendment No. 1
                                                  To
                                               Form S-1
                        Registration Statement under the Securities Act of 1933
                                      Netsmart Technologies, Inc.
                        (Exact name of registrant as specified in its charter)

                                        Asher S. Levitsky P.C.
                                      Esanu Katsky Korins & Siger
                                           605 Third Avenue
                                       New York, New York 10158
                                            (212) 953-6000
                                         Fax:  (212) 953-6899
                       (Name,                 address  and  telephone  number of
                                              agent for service) Copies to:
                              Lewis S. Schiller, Chief Executive Officer
                                     Netsmart Technologies, Inc.
                                          146 Nassau Avenue
                                           Islip, NY 11751
                                            (516) 968-2000
                                         Fax: (516) 968-2123
Approximate date of proposed sale to the public: As soon as practical on or after the effective date of this Registration Statement. If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]
                                        Calculation of Registration Fee



                                                                                        Maximum
                                                     Amount to be    Maximum Offering   Aggregate       Registration
Title of each class of securities to be registered    Registered     Price Per Unit1    Offering Price       Fee
Common Stock, par value $.01 per share2               953,125 Shs.     $3.00           $2,859,375         $866.48
Series B Common Stock Purchase Warrants3               74,200 Shs.       .75               55,650           16.86
Common Stock, par value $.01 per share4                74,200 Shs.      2.75              204,500           61.84
                                                                                                          $945.18*
--------------------------------------------------------------------------------------------------------------------

 *      Of which $866.48 has been paid.

1 Estimated solely for purposes of computation of the registration fee pursuant to Rule 457.

2 Represents additional shares of Common Stock issuable upon exercise of 953,125 Series A Common Stock Purchase Warrants (the "Warrants") resulting from the amendment to the Warrant Agreement to increase the number of shares of Common Stock issuable upon exercise of the Warrants.

4 Represents Series B Common Stock Purchase Warrants ("Series B Warrants") held by selling security holders. See "Selling Security Holders."

4 Represents shares of Common Stock issuable upon the exercise of Series B Warrants held by selling security holders.

        In addition, (a) 896,875 shares of Common Stock issuable upon exercise of 896,875 outstanding Warrants, (b) 112,500 shares of Common Stock and 56,250 Warrants issuable upon exercise of the Underwriter's Options issued to the underwriter of the Company's initial

                                               - 1 -
57046
public offering, (c) 56,250 shares of Common Stock issuable upon exercise of the 56,250 Warrants issuable upon exercise of such Underwriter's Options and (d) 500,000 shares of Common Stock and 250,000 Warrants issued to the holders of the Company's promissory notes were registered pursuant to a registration statement (the "IPO Registration Statement") on Form S-1, File No. 333-2550, which was declared effective on August 13, 1996. This registration statement constitutes a post-effective amendment to the IPO Registration Statement and the Prospectus included in this registration statement also relates to the IPO Registration Statement.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                               - 2 -
57046

                                          Netsmart Technologies, Inc.

                                  Cross-Reference Sheet Pursuant to Rule 404

       Item No.                                              Caption in Prospectus

1.      Forepart of the Registration Statement        Registration Statement Facing  Page, Prospectus Cover Page
        and Outside Front Cover of Prospectus
2.      Inside Front and Outside Back Cover           Inside Cover Page, Back Cover Page
        Pages of Prospectus
3.      Summary Information, Risk Factors and         Prospectus Summary, Risk Factors
        Ratio of Earnings to Fixed Charges
4.      Use of Proceeds                               Use of Proceeds
5.      Determination of Offering Price               Cover Page, Risk Factors
6.      Dilution                                      Dilution
7.      Selling Security Holders                      Cover Page, Selling Security Holders
8.      Plan of Distribution                          Cover Page, Selling Security Holders, Description of Securities
9.      Description of Securities to be               Description of Securities
        Registered
10.     Interest of Named Experts and Counsel         N.A.
11.     Information with Respect to the               (a)-(c) Prospectus Summary, Business
        Registrant                                    (d)     Cover Page
                                                      (e)     Financial Statements
                                                      (f)     Prospectus Summary, Selected Financial Data
                                                      (g)     N.A.
                                                      (h)     Management's Discussion and Analysis of Financial
                                                              Condition and Results of Operations
                                                      (i)     N.A.
                                                      (j)-(k) Management
                                                      (l)     Principal Stockholders
                                                      (m)     Certain Transactions
12.     Disclosure of Commission Position on          N.A.
        Indemnification for Securities Act
        Liabilities
------------------------------------------------------------------------------


                                               - 3 -
57046

PROSPECTUS                  SUBJECT TO COMPLETION DATED SEPTEMBER   , 1997
                                      Netsmart Technologies, Inc.
1,793,750 shares of Common Stock issuable upon exercise of Series A Redeemable Common Stock Purchase Warrants 56,250 Units, each Unit consisting of one share of Common Stock two Series A Redeemable Common Stock Purchase Warrants
                         500,000 shares of Common Stock and 250,000 Warrants
                                    74,200 shares of Common Stock

        This Prospectus relates to the shares of Common Stock of Netsmart Technologies, Inc. (the "Company") issuable upon exercise of 896,875 Series A Redeemable Common Stock Purchase Warrant (the "Warrants") which are currently outstanding. Each Warrant entitles the holder to purchase one share of Common Stock at $4.50 per share (subject to adjustment) during the two-year period commencing August 13, 1997. The Warrants are redeemable by the Company, with the consent of Monroe Parker Securities, Inc., the underwriter of the Company's initial public offering (the "Underwriter"), for $.05 per Warrant, on not more than 60 nor less than 30 days' written notice if the closing bid price per share of Common Stock is at least $9.00 (subject to adjustment) for at least 20 consecutive trading days ending within ten days of the date the Warrants are called for redemption. See "Description of Securities."

        During a period of 90 days (the "Special Exercise Period") commencing on the date of this Prospectus and ending at 5:30 P.M. New York City time, on , 1997, the Company will amend the terms of the Warrants, including any Warrants issued pursuant to the Underwriter's Options. Under these amended terms, if any Warrants are exercised during the Special Exercise Period, the holders may purchase, upon exercise of each Warrant, two shares of Common Stock for $3.00 , resulting in an exercise price of $1.50 per share. The Company has the right, in its discretion, to extend the Special Exercise Period on one or more occasions for up to 30 days in the aggregate. Upon the expiration of the Special Exercise Period, the exercise price and terms will revert to their original terms. See "Description of Securities -- Series A Redeemable Common Stock Purchase Warrants."

        Pursuant to the underwriting agreement between the Company and the Underwriter relating to the Company's initial public offering, the Underwriter has been engaged as Warrant solicitation agent, but the Underwriter has agreed to waive the 4% Warrant solicitation fee.

        This Prospectus also relates to 56,250 Units, each Unit consisting of two shares of Common Stock and one Warrant, issuable upon the exercise of the Underwriter's Options (the "Underwriter's Options") granted to the Underwriter in connection with the Company's initial public offering. The exercise price of the Underwriter's Options is $11.60 per Unit.

        This Prospectus also relates to (i) the sale by the Underwriter of 500,000 shares of Common Stock and 250,000 Warrants which the Underwriter purchased or may purchase from four stockholders who acquired such shares of Common Stock and Warrants in connection with an interim financing prior to the Company's initial public offering, and (ii) the sale by an officer-director of the Company and a director of the Company of an aggregate of 74,200 Series B Common Stock Purchase Warrants ("Series B Warrants") and 74,200 shares of Common Stock issuable upon exercise of such Series B Warrants; provided, that such persons may not sell such Series B Warrants or shares of Common Stock prior to August 13, 1998 without the prior consent of the Underwriter. See "Selling Security Holders."

        The Common Stock and Warrants are quoted on the Nasdaq SmallCap Market under the symbols NTST and NTSTW,
respectively.  On  September   , 1997, the last reported sale prices  of the
Common Stock and Warrants were $       and $           , respectively.


AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK
  AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY
   INVESTORS WHO CAN AFFORD TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT.
     SEE "RISK FACTORS,"  WHICH BEGINS ON PAGE 6, AND "DILUTION."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            The date of this Prospectus is           , 1997

                                               - 1 -
57046

        To the extent that Warrants or Series B Warrants are exercised, the Company will receive the proceeds from the exercise of such warrants. During the Special Exercise Period, the Company will receive $3.00 for each Warrant exercised, for which it will issue two shares of Common Stock. The exercise price of the Series B Warrants is $2.00 per share. The Company cannot predict the extent to which Warrants will be exercised during the Special Exercise Period. Regardless of whether any Warrants are exercised, the Company will incur expenses of approximately $150,000.

        The  Company is subject to  certain  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W.,
Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

        The Company intends to furnish its stockholders with annual reports containing audited financial statements and with such other periodic reports as the Company may from time to time deem appropriate or as may be required by law. The Company uses the calendar year as its fiscal year.

                                          PROSPECTUS SUMMARY

        The following discussion summarizes certain information contained in this Prospectus. It does not purport to be complete and is qualified in its entirety by reference to more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All share and per share information in this Prospectus has been restated to reflect a
2,000-for-one  Common  Stock  recapitalization   effective  in  August  1993,  a
 .576-for-one reverse split effective in October 1993 and a three-for-four reverse split effective February 1996.

        Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or in documents incorporated by reference in this Prospectus. In exercising Warrants, either during or after the Special Exercise Period, prospective investors should assume that no Warrants will be exercised other than those previously exercised and those being exercised by the investor.

                                              THE COMPANY

        Netsmart Technologies, Inc. (the "Company") develops, markets and supports computer software designed to provide a range of services in a network computing environment. A network computing environment is a computer system that provides multiple users with access to a common database and functions. A network system can be a local system, such as a local area network, known as a LAN, which operates within an office or facility, or a distributed system which provides simultaneous access to a common data base to many users at multiple locations.

        There are typically three parties in the Company's network system -- the sponsor, which is the party that maintains the data base, such as a managed care organization or financial institution, the users, who are the individuals who use the system, and may be the subscribers of a managed care organization or the bank card or credit card holders of a financial network, and the service providers, who are those who provide goods or services to the users, such as physicians, pharmacies, banks and merchants who provide goods, services or funds to bank card or credit card holders.

        The Company's principal services are its health information systems, which are marketed principally to specialized care facilities, many of which are operated by government entities and include entitlement programs, principally in the behavioral health field. Users typically purchase one of the health information systems, in the form of a perpetual license to use the system, as well as contract services, maintenance and third party hardware and software which the Company offers pursuant to arrangements with the hardware and software vendors. The contract services include project management, training, consulting and software development services, which are provided either on a time and materials basis or pursuant to a fixed-price contract. The software development services may require the Company to adapt one of its health information systems to meet the specific requirements of the customer.

        The Company has developed proprietary network technology utilizing smart cards which it is seeking to market as part of its health information systems. It is also seeking to market products utilizing its smart card technology in the financial field. A smart card is a plastic card about the size of a standard credit card which contains a single embedded microprocessor chip with both data storage and computing capabilities. The smart card software provides access to the information stored in the chip, the ability to update stored

                                               - 2 -
57046
information and includes security elements to restrict unauthorized access to or modification of certain information stored on the card utilizing a smart card reader system. The smart card reader system and the software provides the ability to include information on both the smart card and the organization's computer system. The Company also offers network applications which use telecommunications rather than smart cards to obtain access to and manage data.

        The Company's principal source of revenue is its health information systems and related services which are marketed by its subsidiary, Creative Socio-Medics Corp. ("CSM"). CSM was acquired in June 1994 by a wholly-owned subsidiary of SIS Capital Corp. ("SISC") from Creative Socio-Medics Corp.
("Old CSM"), which is a wholly-owned subsidiary of Advanced Computer Techniques, Inc. ("ACT"), a nonaffiliated party. SISC transferred such subsidiary to the Company in September 1995.

        For the six months ended June 30, 1997 and the year ended December 31, 1996, approximately 95% and 76% of revenue was derived from health information systems and services. Substantially all of the Company revenue through December 31, 1995 was derived from health information systems and services. The only significant revenue derived from the Company's smart card products, known as its CarteSmart System, represented revenue from one customer, IBN, Inc. ("IBN"), and the contract with IBN is substantially complete. The agreement with IBN relates to a CarteSmart license and the implementation by IBN of a system, which includes such software, for financial institutions in the former Soviet Union.

        The Company is a Delaware corporation, formed in September 1992 under the name Medical Services Corp., a holding company, whose operations were conducted by its wholly-owned subsidiary, Carte Medical Corp. In October 1993, the Company merged its subsidiary into itself and changed its name to Carte Medical Corporation. In June 1995, the Company's name was changed to CSMC Corporation, and, in February 1996, the Company's name was changed to Netsmart Technologies, Inc. References to the Company include both the Company, its former and present subsidiaries, including CSM from June 16, 1994, the date of the acquisition of the assets of Creative Socio-Medics Corp. ("Old CSM"), unless the context indicates otherwise. The Company's executive offices are located at 146 Nassau Avenue, Islip, New York 11751, telephone (516) 968-2000.

        As of August 31, 1997, approximately 45.9% of the Company's outstanding Common Stock was owned by SISC, which is a wholly-owned subsidiary of Consolidated Technology Group Ltd. ("Consolidated"), a public company. See "Certain Transactions" and "Principal Stockholders." Mr. Lewis S. Schiller, chairman of the board and a director of the Company, is also chairman of the board, chief executive officer and a director of Consolidated and SISC. Mr. Schiller is also chairman of the board of Trans Global Services, Inc.
("Trans Global"), a public-held subsidiary of Consolidated. Mr. Norman J. Hoskin, a director of the Company, is also a director of Consolidated and Trans Global.


                                             THE OFFERING

Securities                      Offered by the Compan1,793,750  shares of Common
                                Stock  issuable  upon  exercise  of  outstanding
                                Warrants,  during the Special  Exercise  Period,
                                which  is the 90 day  period  commencing  on the
                                date of this Prospectus and ending at 5:30 P.M.,
                                New York City time, on , 1997,  which period may
                                be  extended by the Company for up to 30 days in
                                the  aggregate.   Upon  the  expiration  of  the
                                Special Exercise Period, the Company will be offering 896,875 shares of Common Stock issuable upon exercise of the Warrants. See "Description of Securities -- Series A Redeemable Common
                                Stock Purchase Warrants."

Securities Offered by
 the Underwriter: 56,250 Units, each Unit consisting of two shares of Common Stock and one Warrant, which are issuable to the Underwriter pursuant to the Underwriter's Options issued in the Company's initial public offering. Pursuant to the Underwriter's Options, if the Underwriter's Options are exercised, the Warrants issuable upon exercise of the Underwriter's Options must be exercised immediately.

                                500,000 shares of Common Stock and 250,000 Warrants which were purchased or may be purchased by the Underwriter from four stockholders who acquired such shares and Warrants in connection with an interim financing prior to the Company's initial public offering. See "Selling Security Holders."

Securities                      Offered  by  Affiliates74,200  shares  of Common
                                Stock   issuable   upon  exercise  of  Series  B
                                Warrants held by Mr. James L. Conway, president and a director of the Company (43,100 shares), and Mr. Storm Morgan, a director of the Company
                                (31,100 shares). See "Selling Security Holders."


                                               - 3 -
57046

                                The Series B Warrants which may be sold by Messrs. Conway and Morgan have an exercise price of $2.00 per share, expire on December 31, 1999 and are not redeemable. Prior to August 13, 1998, such Series B Warrants and the shares of Common Stock issuable upon exercise of such Series B Warrants may not be sold without the consent of the Underwriter. There is no public market for, and there is not expected to be any public market for, the Series B Warrants. The Series B Warrants provide that, in the event that they are sold or otherwise transferred pursuant to an effective registration statement, they expire 90 days from the date of transfer. As a result, any purchaser of Series B Warrants must, within a short period, either exercise the Series B Warrants or permit them to expire unexercised.

Description of Warrants:

  Exercise of  Warrants         Subject  to   redemption  by  the Company, the
                                Warrants are exercisable during the two-year period commencing August 13, 1997.

  Exercise during Special
    Exercise Period             During the Special Exercise Period, the exercise
                                price of the Warrants is $3.00, for which the exercising Warrant holder will receive two shares of Common Stock, resulting in an exercise price of $1.50 per share of Common
                                Stock.

  Exercise Subsequent to
    Special Exercise            Period  Subsequent  to  the  expiration  of  the
                                Special Exercise Period, the exercise price of the Warrants will be $4.50 per share, subject to adjustment, for which the exercising Warrant holder will receive one share of Common Stock.

  Redemption                    of Warrants The Warrants are  redeemable  by the
                                Company  commencing  August  13,  1997  with the
                                consent of the Underwriter, at $.05 per Warrant,
                                on not  more  than  60 nor  less  than  30  days
                                written  notice,  provided  that the closing bid
                                price of the Common  Stock is at least $9.00 per
                                share,   subject   to   adjustment,   during  20
                                consecutive  trading days ending within ten days
                                of  the  date  the   Warrants   are  called  for
                                redemption.

 Exercise Procedure             The Warrants may be exercised by surrender of
                                the Warrant certificate evidencing the Warrants being exercised at the Company's transfer agent, American Stock Transfer & Trust Company, the
                                Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and exercised as indicated on the certificate, accompanied by full payment of the exercise price in cash or by certified or official bank check. Only those Warrants which have been properly completed and are received by the Warrant Agent accompanied by full payment of the exercise price in cash or certified or official bank check by 5:30 P.M., New York City time on the last day of the Special Exercise
                                Period will be entitled to the reduced exercise price.

Use of Proceeds:                The net proceeds of this Offering will be used
                                for working capital and other corporate
                                purposes.

Risk Factors:                   Purchase of the shares of Common Stock involves
                                a high degree of risk and substantial dilution, and should be considered only by investors who can afford to sustain a loss of their entire investment. See "Risk Factors" and "Dilution."

Nasdaq Symbols:

  Common Stock                  NTST
  Warrants                      NTSTW


                                               - 4 -
57046

Common Stock Outstanding:
                                At the date of this Prospectus:

                                6,811,005 shares of Common Stock1

                                As Adjusted2:

                                8,604,755 shares of Common Stock

1 Does not include a maximum of 511,000 shares of Common Stock which may be issued pursuant to the Company's 1993 Long Term Incentive Plan,
        2,773,125 shares of Common Stock issuable pursuant to the Company's Series B Common Stock Purchase Warrants ("Series B Warrants") or any shares of Common Stock issuable upon exercise of the Warrants, the Underwriter's Options or the Warrants issuable upon exercise of the Underwriter's Options.

2 Reflects the issuance of the 1,793,750 shares of Common Stock issuable upon exercise of outstanding Warrants during the Special Exercise Period, and does not reflect (a) the issuance of 112,500 shares of Common Stock and 56,250 Warrants upon exercise of the Underwriter's Options, (b) the issuance of 112,500 shares of Common Stock upon exercise of the Warrants issuable upon exercise of the Underwriter's Options during the Special Exercise Period or (c) the issuance of any shares of Common Stock upon exercise of Series B Warrants.

                                     SUMMARY FINANCIAL INFORMATION
                               (In thousands, except per share amounts)

Statement of Operations Data1:

                               Six Months Ended June 30,             Year Ended December 31,

                                    1997         1996        1996         1995       1994        1993
                                    ----         ----        ----         ----       ----        ----

Revenue                          $3,313        $4,936       $8,541       $7,382     $2,924      $ 57
Net (loss)                       (1,240)       (2,236)      (6,579)      (2,850)    (1,751)     (433)
(Loss) per share of Common         (.18)         (.46)       (1.28)        (.59)      (.36)     (.09)
Stock
Weighted average number of
shares outstanding                6,800         4,822        5,149        4,822      4,822     4,763
============================     =======================    =========================================

Balance Sheet Data:

                                                  June 30, 1997
                                          As Adjusted2       Actual   December 31,1996
Working capital (deficiency)                $  1,461      $ (1,079)            $    477
Total assets                                  10,113         7,573                8,251
Total liabilities                              4,397         4,397                3,836
Accumulated deficit                          (13,075)      (13,075)             (11,726)
Stockholders' equity3                          5,715         3,175                4,415
Net tangible book value (deficiency)
per share of Common Stock4                       .08          (.27)                (.04)
---------------------------------------     ---------      -------              -------

1 Statement of operations data includes the operations of CSM commencing July 1, 1994.

2 As adjusted to reflect, on a proforma basis, the exercise of the 896,875 Warrants during the Special Exercise Period and the receipt by the Company of the net proceeds from such exercise. There is no assurance that any of such Warrants will be exercised. See "Use of Proceeds" and "Capitalization."

3 Stockholders' equity includes $1,210 additional paid-in capital relating to Preferred Stock.

4 Excludes the amount allocated to the liquidation preferences of the Series D Preferred Stock.

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                                             RISK FACTORS

        The purchase of the shares of Common Stock upon exercise of the Warrants involves a high degree of risk and should be considered only by investors who can afford to sustain the loss of their entire investment. In analyzing this Offering, prospective investors should carefully consider the following factors, among others.

        1. Working capital deficiency; need for significant additional funds. The Company had a working capital deficit of $1.1 million at June 30, 1997, as compared to working capital of $477,000 at December 31, 1996. The $1.6 million decrease in working capital for the six months ended June 30, 1997 was substantially due to the $1.2 million net loss for the six months ended June 30, 1997 as well as the Company's investment in capitalized software. The Company also invested approximately $148,000 in its joint venture for the development of credit card acceptance software known as its "CCAC Software," which was purchased during 1996. The Company's cash balances were $22,000 at June 30, 1997 as compared to $998,000 at December 31, 1996. The Company has continued to incur losses, as a result of which its working capital deficiency has increased since June 30, 1997. As a result of its low cash position and its working capital deficiency, the Company requires immediate and significant additional funds for its operations. Furthermore, at June 30, 1997, IBN accounted for 15% of the Company's gross accounts receivable balance. A significant percentage of such accounts receivable from IBN at such date had been outstanding for more than nine months. Although the Company received a modest payment on account during the third quarter of 1997, as of the date of this Prospectus, the account receivable from IBN continues to represent a significant portion of its accounts receivable.

        The Company cannot predict the extent to which Warrants will be exercised. If the Company does not receive significant proceeds from the exercise of Warrants, it will require funding from other sources, and no assurance can be given as to the availability or terms of any such financing. If sufficient funds are not available to the Company, it may be necessary for the Company to reduce or curtail operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        2. History of losses. The Company has had significant losses since its organization and losses are continuing. The Company commenced operations in September 1992. The Company sustained losses of $1.2 million, or $.18 per share, for the six months ended June 30, 1997, $6.6 million, or $1.28 per share, for the year ended December 31, 1996, $2.9 million, or $.59 per share, for the year ended December 31, 1995, $1.8 million, or $.36 per share, for the year ended December 31, 1994, and $400,000, or $.09 per share, for the year ended December 31, 1993. From its organization in September 1992 until June 30, 1997, the Company sustained a cumulative loss of $13.1 million. Commencing July 1, 1994, the Company's financial statements include the operations of CSM.

        The Company's health information systems and related services have represented the Company's principal source of revenue through June 30, 1997. For the six months ended June 30, 1997 and the year ended December 31, 1996, approximately 95% and 76% of the Company's revenue was derived from health information systems and services. Substantially all of the Company revenue through December 31, 1995 was derived from health information systems and services. The only significant revenue derived from the Company's CarteSmart System represented revenue from one customer, IBN, and the contract with such customer is substantially complete. As of June 30, 1997, the Company did not have any backlog for its CarteSmart System, and no assurance can be given that the Company will have any other significant customers for such services. Revenue from IBN was approximately $95,000, or 2.9% of revenue, for the six months ended June 30, 1997 and $1.9 million, or 22.0% of revenue, for the year ended December 31, 1996. The agreement with IBN relates to a CarteSmart license and the implementation by IBN of a system, which includes such software, for financial institutions in the former Soviet Union. Except for the revenue from IBN, substantially all of the Company's revenue has been derived from its health information systems and related services. In order to generate any revenues from its CarteSmart System, the Company must be successful in licensing its system. Any CarteSmart revenue which is generated is expected to consist principally of license fees, which are based on the number of cards issued, and consulting and maintenance revenues relating to the CarteSmart Systems being installed. Thus, in order for the Company to generate significant revenues from its CarteSmart System, it must develop a substantial base of smart card users. The failure of the Company to generate revenues at a level in excess of its ongoing expenses may force the Company to reduce or cease operations. The Company is also subject to the risks normally associated with a new business enterprise, including unforeseeable expenses, delays and complications. No assurance can be given that the Company can or will ever operate profitably.

        3.  Substantial  capital  requirements of the Company.  Since January 1,
1996, the Company's principal source of funds has been its initial public offering in August 1996 and the exercise of warrants, which generated net proceeds of approximately $5.4 million, of which approximately $2.1 million was used to pay loans, including approximately $750,000 to pay the Company's indebtedness due to SISC, $96,000 to redeem preferred stock and $250,000 to pay a fee to an affiliate of a director. The Company has an accounts receivable financing with an asset-based lender. Borrowings under this facility were $703,000 at June 30, 1997 and $895,000 at September 1, 1997. The Company can borrow up to 80% of eligible receivables, and it pays interest at the annual rate of prime plus 8 1/2% and a fee equal to .625% of the amount of the invoice. Pursuant to the agreement, the minimum monthly interest payment is $10,000. The credit limit under this facility was $750,000 prior to August 1, 1997, at which time the credit limit was increased to $1.25 million. The borrowings at June 30, 1997 and September 1, 1997 were $703,000 and $895,000, respectively. At such dates the maximum availability under the credit line, based on the borrowing formula, was $750,000 and $895,000, respectively.

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



Unless the Company is able to generate more eligible receivables, it will not be able to increase its borrowings. The Company's obligations under this facility are guaranteed by Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company. In addition, Mr. Anthony F. Grisanti, chief financial officer of the Company, has issued his limited guaranty to the lender.

        Pursuant to employment agreements with four officers, the Company is paying 1997 base salaries of $459,000. In addition, the Company has an agreement to pay Trinity, a wholly-owned subsidiary of Consolidated, consulting fees of $180,000 per annum. The Company has an oral agreement with SMI Corporation ("SMI"), of which Mr. Storm R. Morgan, a director of the Company, is sole stockholder and an officer and director, pursuant to which the Company pays SMI $9,000 per month, on a month-to-month basis, for which SMI provides the services of Mr. Morgan on an as-needed basis. Mr. Morgan is not required to devote any minimum amount of time to the business of the Company. See "Management" and "Certain Transactions." The aggregate annual payments under such agreements at the present rates of compensation are $747,000. In addition, the Company has agreements with other key employees pursuant to which it pays annual salaries of approximately $352,000.

        In connection with the services rendered for IBN, the Company engaged a software consulting firm to provide certain services. The Company owes such firm approximately $250,000, and has agreed to pay such amount in monthly installments in increasing amounts over a ten-month period commencing June 1997. The Company has agreed to pay $100,000 from the proceeds from the exercise of the Warrants on account of its obligations to such firm.

        To the extent that the Company does not generate sufficient cash flow from operations to pay its contractual obligations, proceeds from the exercise of the Warrants may be used for such purposes. See "Use of Proceeds."

        The Company cannot predict the extent to which Warrants will be exercised. If all of the Warrants are exercised during the Special Exercise Period, the Company will receive net proceeds of approximately $2.5 million. The Company believes that such proceeds will provide it with sufficient cash to meet its current operating requirements through June 1998. However, if significantly less than all of the Warrants are exercised, the Company anticipates that it will require significant additional funds prior to such time, and no assurance can be given as to the availability or terms of any required funding.

        4. Limited use of CarteSmart software; need to customize software. As of June 30, 1997, except for the IBN contract, which generated revenue through June 30, 1997 of $2.4 million and is substantially complete, a pilot program with an initial version of the CarteSmart System in Europe in 1993 and a recent pilot project in San Diego County, California, the CarteSmart System has not been used by customers for any significant period of time. A pilot program is designed to prove the technology without any commitment by the contracting party to the full implementation of the program. As of June 30, 1997, the Company had no backlog for its CarteSmart System, and no assurance can be given that the Company will be successful in its efforts to market such system. The failure of the Company to have an established user base for the CarteSmart System may adversely affect its ability to market the CarteSmart System. The ability of the Company to operate its CarteSmart business profitably over an extended period of time is dependent upon a number of factors not within the control of the Company, including the performance of the cards and card readers and the hardware used, all of which are purchased by the users of the CarteSmart System from independent sources. Since the Company does not sell smart cards or smart card readers as part of its products and services, the Company must rely upon others to provide hardware which meets the Company's specifications. No assurance can be given that the Company's software will function during actual operations in the manner contemplated by the Company or that it will operate free from maintenance or other performance problems for sustained periods of time.

        Although the Company's CarteSmart System software has general application, its limited experience reflects a need to customize the software to meet the specific needs of the client. Although the customization need not be significant, each user has its unique requirements that must be met. These requirements may include the need to enable the CarteSmart System to interface with the client's existing systems to the development of a range of software products to meet needs which are not presently being served. Although the Company believes that its CarteSmart software can be readily adapted to meet the needs of its clients, no assurance can be given as to the ability of the Company to meet specific client requirements. Furthermore, the costs of customization may be significant, and, to the extent the Company has fixed price contracts, there can be no assurance that the Company will be able to generate profits from its CarteSmart agreements.

        5. Effect of technological advances; possible obsolescence. Users of software systems such as the Company's CarteSmart System and its health information systems require software which enables the storage, retrieval and
processing  of  very  large   quantities   of  data  and  demand   instantaneous
communications among the various data bases. Thus, the Company's business is designed to take advantage of recent advances in software, computer and communications technology. Such technology has been developing at rapid rates in recent years and the future of the Company may be dependent upon its ability to have access to and to develop or obtain rights to products utilizing such technology. It is possible that new technology may develop in a manner which may make the Company's software obsolete. The failure of the Company to obtain access to such technology could have a material adverse effect upon the Company's future development.

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



        6. Litigation and potential claim. In March 1997, an action was commenced against the Company and certain of its officers, directors and stockholders by Onecard Health Services Corporation in the Supreme Court of the State of New York, County of New York. The named defendants include, in addition to the Company, Messrs. Lewis S. Schiller, chief executive officer and a director of the Company; Leonard M. Luttinger, vice president -- smart card operations and a director of the Company; Thomas L. Evans, who was formerly vice president of the Company, Consolidated and certain of its subsidiaries, and other stockholders of the Company and other individuals who were or may have been officers or directors of Onecard but who have no affiliation with the Company or Consolidated. Mr. Luttinger and Mr. Evans were employees of Onecard prior to the formation of the Company. Mr. Schiller was not an employee or director of, consultant to, or otherwise affiliated with, Onecard. The complaint makes broad claims respecting alleged misappropriation of Onecard's trade secrets, corporate assets and corporate opportunities, breach of fiduciary relationship, unfair competition, fraud, breach of trust and other similar allegations, apparently arising at the time of, or in connection with, the organization of the Company in September 1992. The complaint seeks injunctive relief and damages, including punitive damages, of $130 million. The Company believes that the action is without merit, and it will vigorously defend the action. The Company's view that the complaint is without merit is based on the difference in the technology used in the Onecard software and the Company's CarteSmart software and the type of computer network on which the software operates. The Company has filed an answer denying all of the plaintiffs' allegations and has asserted affirmative defenses. The Company has demanded that the plaintiff particularize the broad allegations of the complaint and the produce documents referred to in the complaint. No assurance can be given as to the ultimate disposition of the action, and an adverse decision may have a material adverse effect upon the business of the Company.

               In June 1994, SISC, through a subsidiary, acquired the assets of Old CSM. A portion of the purchase price consisted of shares of Consolidated common stock, which were issued to Old CSM, a wholly-owned subsidiary of ACT. The Company has been advised by ACT that certain of its security holders have expressed concern about the current market price of the Consolidated common stock which was issued to Old CSM as part of the purchase price for Old CSM's assets as a result of a substantial decline in the price of such common stock since the assets of Old CSM were acquired by Holdings in June 1994. No formal or informal claim has been made against Consolidated, SISC or the Company and the Company does not believe that it has any liability arising out of any such concern or related claim. However, no assurance can be given that the Company, SISC, Consolidated or their officers and directors will not be subject to liability or that such liability will not be material.

        7. Dependence upon contracts with government agencies. The Company's health information systems are marketed principally to specialized care facilities, many of which are operated by government entities and include entitlement programs. During the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, approximately 32%, 31%, and 54%, respectively, of the Company's revenues was generated from contracts with government agencies. The Company's largest customer for the year ended December 31, 1996 was IBN, which generated revenue of approximately $1.9 million, or 22% of revenue. The Company's largest customer for 1995 was the State of Colorado, which accounted for approximately $1.4 million, or 18.5% of revenue. CSM's largest customer for 1994 was Cuyahoga County, Ohio, which accounted for 5.5% of its revenue. No other customers accounted for 10% or more of the Company's or CSM's revenues in any of such periods. Contracts with government agencies generally include provisions which permit the contracting agency to cancel the contract at its convenience.

        8. Competition. The Company markets health information software and services and licenses software in the health and human services market. Its customers in such market include entitlement programs, managed care organizations, specialty care facilities and other major computer users which have a need for access over a distributed data network. The Company has recently commenced marketing and developing software products for the financial services and education markets. The software industry in general is highly competitive. In addition, with technological developments in the communications industry, it is possible that communications as well as computer and software companies may offer similar or comparable services to those offered by the Company. Although the Company believes that it can provide its clients with software to enable them to perform their services more effectively, other companies, including major computer and communications companies, have the staff and resources to develop competitive systems, and users, such as insurance and financial services companies, have the ability to develop software systems in-house. In the health care field various companies offer and promote smart card programs by which a person can have his or her medical records stored, and software vendors and insurance companies have developed software to enable a physician or other medical care provider to have direct access to the insurer's computer and other software designed to enable a physician to maintain patient health and/or medication records. The Company believes the health insurance industry is developing switching software to be used in transmitting claims from health care providers to the insurers, and it may also develop the software to process such claims, which would compete with certain functions of the CarteSmart System. Major systems and consulting vendors, such as Unisys Corporation ("Unisys"), AT&T Corp. and Andersen Worldwide, have provided smart card based solutions to their clients and they offer other software systems in the industries to which the Company is marketing its products and services. Furthermore, the joint venture among Visa, MasterCard and certain major banks relating to the development of a smart card based system and the entry of American Express in the smart card business may have an adverse effect upon the ability of the Company to market smart card products to the financial services industry. No assurance can be given that the Company will be able to compete successfully with such competitors.

        The health information systems business, in which the Company has derived substantially all of its revenue through December 31, 1995, is highly competitive, and is serviced by a number of major companies and a larger number of smaller companies, many of

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



which are better capitalized, better known and have better marketing staffs than the Company, and no assurance can be given that the Company will be able to compete effectively with such companies. Major vendors of health information systems include Shared Medical Systems Corp. and HBO Corp., although the Company believes that such companies market their products to segments of the heath care field other than the behavioral field. The Company believes that price competition is a significant factor in its ability to market its health information systems and services. In marketing its products and services to the financial services industry, the Company competes with numerous software vendors as well as major banks, credit card issuers and other financial services companies which have the resources to develop competing products. Competition for the education market includes not only major software developers but credit card issuers and telecommunications companies that can market their products not only to the institutions but to the students as well. See "Business --Competition."

        9. Dependence on management. The Company's business is largely dependent upon its senior executive officers, Messrs. James L. Conway, president, Leonard
M. Luttinger, vice president, and John F. Phillips, vice president -- marketing of the Company and president of CSM. The Company has employment agreements with Messrs. Conway, Luttinger, Phillips and Anthony F. Grisanti. Mr. Grisanti is chief financial officer of the Company, respectively. The loss of service of key management personnel or other key employees would have a material adverse effect upon the Company's business and prospects. Furthermore, the market for qualified personnel is highly competitive, the Company will compete with some of the major computer, communications and software companies as well as major corporations hiring in-house staff in seeking to hire such employees, and no assurance can be given as to the ability of the Company to employ such persons. The Company anticipates that it will continue to be largely dependent upon the services of its senior executive officers. Pursuant to the underwriting agreement relating to the Company's initial public offering, the Company has agreed to use its best efforts to obtain key man life insurance in the amount of $1,000,000 on the lives of each of Messrs. Conway and Luttinger; however, such insurance has not yet been obtained.

        10. Lack of patent protection. The Company has no patent protection for its proprietary software, including the CarteSmart System. Although the Company has signed non-disclosure agreements with its employees and others to whom it discloses proprietary information, no assurance can be given that such protection will be sufficient. The unauthorized use or disclosure of the Company's proprietary software and other proprietary information may have a materially adverse effect upon its business. Furthermore, although the Company's software was developed independent of any work performed by its employees for former employers, an action has been commenced against the Company, certain of its officers and others. The complaint makes broad claims respecting alleged misappropriation of Onecard's trade secrets, corporate assets and corporate opportunities, breach of fiduciary relationship, unfair competition, fraud, breach of trust and other similar allegations, apparently arising at the time of, or in connection with, the organization of the Company in September 1992. The complaint seeks injunctive relief and damages, including punitive damages, of $130 million. The Company believes that the action is without merit, and it will vigorously defend the action. In addition, the Company believes that there is a difference in the technology used in the Onecard software and the Company's CarteSmart software and in the type of computer network on which the software operates. An adverse decision in the Onecard litigation could have a material adverse effect upon the Company's business and financial condition. See "Risk Factors 6. -- Litigation and Potential Claim."

        11.  Effect  of  government   regulations   of  health  care   industry.
Substantially all of the Company's revenue has been derived from its health information systems, including the CarteSmart interface. The Federal and state governments have adopted numerous regulations relating to the health care industry, including regulations relating to the payments to health care providers for various services. The adoption of new regulations can have a significant effect upon the operations of health care providers and insurance companies, and the effect of future regulations by governments and payment practices by government agencies or health insurers cannot be predicted. To the extent that the health care industry evolves with more government sponsored programs and fewer privately run organizations, the Company's business may be adversely affected. Furthermore, to the extent that each state changes its own regulations in the health care field, it may be necessary for the Company to modify its health information systems which are in operation to meet any new record-keeping or other requirements imposed by changes in regulations, and no assurance can be given that the Company will be able to generate revenues sufficient to cover the costs of developing the modifications. In addition, reductions in funding for entitlement programs may adversely affect the market for the Company's health information systems and services.

        12. Conflicts of interest; proceeds to benefit affiliates. Mr. Lewis S. Schiller, chairman of the board and a director of the Company, is the chairman of the board of a number of other corporations, including Consolidated and other companies owned or controlled by Consolidated. As a result of holding such positions, Mr. Schiller may be in a position to determine the terms and conditions of transactions between the Company and Consolidated, SISC and their affiliates. In addition, Mr. Norman J. Hoskin, a director of the Company, is a director of Consolidated and Trans Global. As of August 31, 1997, SISC, the largest stockholder of the Company, owned approximately 45.9% of the outstanding Common Stock of the Company and Mr. Schiller owned approximately 1.4% of the Common Stock. As a result, SISC may have the ability to elect all of the directors of the Company. In addition, Mr. Schiller is chief executive officer of the Company, SISC and Consolidated. Mr. Schiller devotes only a limited amount of his time to the business of the Company. Mr. Schiller does not have an employment agreement with the Company; however, the Company has an agreement with Trinity, a wholly-owned subsidiary of Consolidated, pursuant to which the Company pays Trinity fees of $15,000 per month for the three-year period commencing September 1996. See "Certain Transactions."

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        As of June  30,  1997  and  September  1,  1997,  the  Company  owed its asset-based lender approximately $703,000 and $895,000 under an accounts receivable financing arrangement. The Company's obligations to the asset-based lender are guaranteed by Mr. Lewis S. Schiller, chief executive officer of the Company. In addition, Mr. Anthony F. Grisanti, chief financial officer of the Company, has issued his limited guaranty to the lender. The limited guaranty, which was required by the lender as a condition to making the loan, applies in the event that the lender incurs losses as a result of an account receivable not being a bona fide receivable or the Company failing promptly to pay over to the asset-based lender the proceeds from receivables which are received by the Company. The Company does not believe that any of its receivables are not bona fide.

        The Company has an oral agreement with SMI pursuant to which the Company paid SMI approximately $620,000 during 1996 and currently pays SMI $9,000 per month, for which SMI provides the services of Mr. Morgan on an as-needed basis. During 1996, SMI also provided the services of up to six other individuals who performed management-level or other key services to the Company on a full-time basis.

        Pursuant to employment, consulting and other agreements with officers and other related parties, the total annualized defined payments to such persons are $747,000. To the extent that the Company does not generate cash flow from operations sufficient to enable it to make such payments from cash flow, a portion of the proceeds of this Offering allocated to working capital may be used for such purposes. See "Use of Proceeds."

        The Series D Preferred Stock, which is owned by SISC, is redeemable at the option of the Company for $1,000 per share commencing October 1, 1998, except that, prior to October 1, 1998, the Company may redeem shares of Series D Preferred Stock from 50% of the net proceeds from the sale by the Company of its equity securities, including the issuance of shares of Common Stock issued upon exercise of the Warrants. However, the Company has agreed not to apply any proceeds from the exercise of Warrants during the Special Exercise Period to redeem the Series D Preferred Stock.

        Mr. Schiller's employment agreement with Consolidated also provides that, in the event of a merger or other sale by the Company of its business, he is entitled to receive 20% of the gross profit, as defined, from any sale. Ms. Grazyna B. Wnuk, secretary and a director of Consolidated, has an employment agreement with Consolidated which provided that, in the event of such a transaction, she is entitled to 1% of such gross profit. To the extent that any such payments are made by the Company, the amount payable to the stockholders will be reduced. As of the date of this Prospectus, the Company has not conducted any formal or informal negotiations or discussions with respect to any such transaction. See "Certain Transactions."

        13. Continued control by SISC and management. At August 31, 1997, 47.4% of the outstanding shares of Common Stock were owned by SISC (45.9%) and Mr. Lewis S. Schiller (1.5%), chief executive officer of the Company and of SISC and 50.0% of such shares were owned by the Company's officers and directors and their affiliates, including SISC. Mr. Schiller, as the chief executive officer of Consolidated and SISC, has the right to vote the shares owned by SISC. If the shares owned by DLB, which is controlled by Mr. Schiller's wife, are included, the percentage would be 53.5%. If the 1,793,750 shares of Common Stock are issued upon exercise of the outstanding Warrants, SISC and Mr. Schiller would own 37.5% of the Common Stock, all officers and directors as a group would own 39.3%, and all officers and directors and DLB would own 42.3 %. In addition, SISC holds Series B Warrants to purchase 15,000 shares of Common Stock at $2.00 per share and 550,000 shares of Common Stock at $4.00 per share, and the other officers and directors of the Company also hold Series B Warrants. Accordingly, SISC and Mr. Schiller, who is the chief executive officer of SISC, will continue to be able to elect all of the directors and will thus be able to continue to control the Company. See "Certain Transactions" and "Principal Stockholders."

        14. Broad discretion as to use of proceeds; potential unspecified acquisitions and change in use of proceeds. Substantially all of the net proceeds from the issuance of Common Stock upon exercise of the Warrants are allocated to working capital and other corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of such net proceeds. Purchasers of the Common Stock issued upon exercise of the Warrants will be entrusting their funds to the Company's management, upon whose judgment the investors must depend, with only limited information concerning management's specific intentions. The Company may enter into joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreements, which the Company believes would further the Company's growth and development. No assurance can be given as that any such agreements will result in additional revenue or net income for the Company. See "Use of Proceeds" and "Business -- Potential Business Agreements."

        Notwithstanding its plan to develop its business as described in this Prospectus, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by businesses, as well as changes in the economic climate or changes in government regulations, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the Board of Directors. Accordingly, in the event that the Company determines that it is unable to develop a profitable business as described in this Prospectus, the Company may engage in other, unrelated businesses and use a portion of the proceeds from the sale of Common Stock upon exercise of the Warrants for such purpose. However, the Company has no such intention at this time. No assurance can be given that any such businesses can or will be profitably operated.

                                               - 10 -
57046

        15. Arbitrary offering price and terms. The terms of the Warrants during the Special Exercise Period have been determined by negotiations between the Company and the Underwriter, and do not necessarily bear any relation to the results of the Company's operations or its financial condition or any other indicia of value.

        16. Possible restrictions on market-making activities in Company's securities. The Underwriter has advised the Company that it makes and intends to continue to make a market in the Company's securities. Regulation M under the Exchange Act, may prohibit the Underwriter from engaging in any market-making activities with regard to the Company's securities for the period of up to nine business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation, activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation.

        As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. In addition, under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Security Holders' securities may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable "cooling off" period (at least two and possibly nine business days) prior to the commencement of such distribution. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities.

        The Underwriter holds Underwriter's Options to purchase 56,250 Units, each Unit consisting of two shares of Common Stock and one Warrant and has purchased or may purchase 500,000 shares of Common Stock and 250,000 Warrants from four stockholders. If the Underwriter exercise the Underwriter's Option or distributes any of such securities, the ability of the Underwriter to act as a market maker may be affected. See "Selling Security Holders."

        17. Possible delisting from The Nasdaq System and market illiquidity. The Common Stock and Warrants are presently included in The Nasdaq SmallCap Market. The continued listing of the Common Stock and Warrants on The Nasdaq SmallCap Market is subject to the Company meeting the Nasdaq maintenance requirements, pursuant to which the Company must, among other conditions, either maintain net tangible assets (i.e., total assets less liabilities and goodwill) of $2 million, or a market capitalization of $35 million or net income of $500,000 for two of the last three years. The Company will also be required to meet certain corporate governance requirements. If the Company is unable to satisfy Nasdaq's requirements for continued listing, the Common Stock and Warrants may be delisted from The Nasdaq SmallCap Market. In such event, trading,  if any,  in such  securities  would  thereafter  be  conducted  in the
over-the-counter   market  in  the  so-called  "pink  sheets"  or  the  Nasdaq's
"Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

        A significant number of the shares of Common Stock and Warrants were sold to customers of the Underwriter in the Company's initial public offering and customers of the Underwriter may own a significant number of shares of Common Stock and Warrants. Such customers may engage in the sale or purchase of the securities through or with the Underwriter. Although they have no obligation to do so, the Underwriter presently makes a market in the Common Stock and Warrants. The Underwriter may be a dominating influence in the trading of such securities. The prices and the liquidity of the securities may be significantly affected by the degree, if any, of the participation of the Underwriter in such market.

        There is not an active market for the Warrants. During the period from January 1 to September 5, 1997, there has been little, if any reported trading in the Warrants, and no assurance can be given that any active trading market in the Warrants will develop. See "Market for Common Stock and Warrants; Dividends."

        18. Risks of low-priced stocks; penny stock regulations. If the Company's securities were delisted from The Nasdaq SmallCap Market (See "Risk Factors -- 17. Possible delisting of securities from The Nasdaq System and market illiquidity") they may become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's Common Stock and Warrants and may affect the ability of purchasers in this Offering to sell any of the Common Stock or Warrants acquired pursuant to this Prospectus in the secondary market.

        The Commission's regulations define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to the Company's Common Stock, Units and Warrants if the Common Stock is listed on The Nasdaq SmallCap Market and has certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions.

                                               - 11 -
57046

If the Company's Common Stock or Warrants were subject to the rules on penny stocks, the market liquidity for the Common Stock or Warrants could be severely adversely affected.

        19. Potential adverse effect of redemption of Warrants. The Warrants may be redeemed, with the consent of the Underwriter, at a redemption price of $.05 per Warrant upon not more than 60 nor less than 30 days' notice if the closing price of the Common Stock is at least $9.00, subject to adjustment, during the 20 consecutive trading days ending within ten days of the date of the Warrants are called for redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. The Company will not call the Warrants for redemption except pursuant to a currently effective prospectus and registration statement. See "Description of Securities -- Series A Redeemable Common Stock Purchase Warrants."

        20. No Common Stock dividends anticipated. The Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Dividends on the 1,210 shares of Series D Preferred Stock are payable at the annual rate of $72,600 in equal semi-annual installments on April 1 and October 1 of each year commencing October 1, 1996. Dividends on the Series D Preferred Stock may be paid either in cash or in shares of Common Stock. The dividends payable on October 1, 1996 and April 1, 1997 were paid through the issuance of 12,802 shares of Common Stock. See "Description of Securities."

        21. Dilution. A purchaser of Common Stock upon exercise of the Warrants during the Special Exercise Period will experience immediate and substantial dilution of $1.42 , or 95%, from the $1.50 per share exercise price of the Common Stock issued upon such exercise, based upon the exercise of all of the 896,875 outstanding Warrants. If less than all of the outstanding Warrants are exercised, the dilution would be greater. See "Dilution."

        22. Shares eligible for future sale. All of the presently issued and outstanding shares of Common Stock were either registered pursuant to Securities Act or issued as "restricted securities" pursuant to an exemption from registration and may be sold pursuant to Rule 144 of the Commission under the Securities Act. In connection with the Company's initial public offering, the holders of substantially all of the outstanding shares of Common Stock which had been issued prior to such offering, have agreed not to sell any of their shares (other than shares acquired in the public market) until August 13, 1998, without the consent of the Underwriter. SISC and the Company's officers, directors and key employees have agreed that, if the Company receives at least $1,000,000 from the exercise of the Warrants, they will not sell any of their shares (other than shares acquired in the public market) until August 13, 1999, without the consent of the Underwriter, except that, commencing August 13, 1998, certain officers, directors and key employees may sell 639,300 shares of Common Stock.

        23. Shares issuable pursuant to warrants, options and Preferred Stock; registration rights. The Company may issue stock grants or options to purchase up to an aggregate 511,000 shares of Common Stock pursuant to its 1993 Long-Term Incentive Plan, of which 487,256 shares are subject to outstanding options. The Company has issued Series B Warrants to purchase 877,500 shares of Common Stock at an exercise price of $2.00 per share and 1,895,625 shares of Common Stock at an exercise price of $4.00 per share. During the term of such options and warrants, the holders will have the opportunity to profit from a rise in the market price of the Common Stock, and their exercise may dilute the book value per share of the Common Stock. The Company has provided certain piggyback registration rights to the holders of options to purchase 151,920 shares of Common Stock granted by SISC in connection with the acquisition of CSM. However, the holders of such stock and Series B Warrants have agreed not to sell the Common Stock issuable upon such conversion or exercise until August 13, 1998 without the prior approval of the Underwriter. The holders of Series B Warrants have demand and piggyback registration rights commencing August 13, 1998 or earlier with the consent of the Underwriter. The Company will bear the cost of preparing such registration statements but will not receive any proceeds from the sale of shares of Common Stock pursuant thereto other than payment of the exercise price with respect to the warrants issued by the Company. The existence of these registration rights, as well as the sale of shares of Common Stock pursuant to registration statements which the Company may be required to prepare, may have a depressive effect on the price of the Common Stock in the open market. In addition, the existence of such warrants and options and the registration rights referred to above may adversely affect the terms on which the Company can obtain additional equity financing. The holders of warrants are likely to exercise them at a time when the Company would otherwise be able to obtain capital on terms more favorable than those provided by the warrants.

        24. Potential adverse impact of Preferred Stock on rights of holders of Common Stock. The Company's certificate of incorporation authorizes the issuance of so-called "blank check" preferred stock with the board of directors having the right to determine the designations, rights, preferences and privileges of the holders of one or more series of Preferred Stock. Accordingly, the board of directors is empowered, without stockholder approval, to issue Preferred Stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of Common Stock. The Preferred Stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control of the Company. The possible impact on takeover attempts could adversely affect the price of the Company Stock.

                                               - 12 -
57046

Although the Company has no present intention to issue any additional shares of Preferred Stock or to create any additional series of Preferred Stock, the Company may issue such shares in the future. Furthermore, the issuance of Preferred Stock in a manner which dilutes the voting rights of the holders of Common Stock may adversely affect the listing of the Common Stock on The Nasdaq SmallCap Market.

        25. Forward-looking statements. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or in documents incorporated by reference in this Prospectus.


                                               DILUTION

        The net tangible book value of the Company's Common Stock at June 30, 1997 was approximately $(.15) per share. All share and per share information included in this Prospectus has been restated to reflect a 2,000-for-one Common Stock recapitalization effective August 1993, a .576-for-one reverse split effective in October 1993 and a three-for-four reverse split effective in February 1996. Net tangible book value represents the amount of the Company's tangible assets reduced by the amount of its liabilities and the liquidation preference of the Series D Preferred Stock. Without taking into effect any change in net tangible book value of the Company after June 30, 1997 other than as a result of the sale of the 1,793,750 shares of Common Stock upon exercise of the 896,875 outstanding Warrants during the Special Exercise Period, after deducting fees and other estimated expenses of the Offering, the Company's net tangible book value as of June 30, 1997 would have been approximately $ per share. This amount represents an immediate increase in net tangible book value per share of approximately $ to the present stockholders and an immediate dilution (the difference between the offering price of the shares and the net tangible book value per share after the Offering) per share of approximately $ to the purchasers of the Common Stock.

        The following table illustrates the dilution of one share of Common Stock as of June 30, 1997:


Offering price per share of Common Stock                                               $1.50
Net tangible book value per share at June 30, 1997                        $(.27)
Increase per share  attributable  to sale of the Units offered  hereby      .35
Pro forma net tangible book value per share after Offering                               .08
Dilution to public investors                                                           $1.42
======================================================================    ==========   =========


                            MARKET FOR COMMON STOCK AND WARRANTS; DIVIDENDS

        The Company's Common Stock and Warrants have been traded on The Nasdaq SmallCap Market since the Company's initial public offering on August 13, 1996 under the symbols "NTST" and "NTSTW," respectively. The high and low sales prices for the Company's Common Stock and Warrants since August 14, 1996, as reported by Nasdaq, are as follows:


                                        Common Stock               Warrants
                                       High        Low         High        Low
1996
  Third Quarter (from August 14)      $13.25       $9.00       $7.50      $3.00
  Fourth Quarter                       13.25        3.00        7.00       1.00
1997
  First Quarter                         6.00        2.62        1.87        .62
  Second Quarter                        6.62        3.00        2.00        .94
  Third Quarter (through September 12)  4.12        2.00        1.501       .751
-------------------------------------  -----------------       -----------------

1       There has been no regular market for the Warrants.  During the third quarter of 1997, through September 8, trading on the warrants was only reported on five days.

        The reported closing prices for the Common Stock on September 12, 1997 was $4.125 and $1.375, respectively. The closing price for the Warrants on September 5, 1997 was $.75. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

        As of June 30, 1997, the Company believes that there were approximately 347 record holders of the Common Stock.


                                               - 13 -
57046

        The Company has paid no dividends on its Common Stock since inception, and does not expect to pay any dividends for the foreseeable future. See "Description of Securities -- Series D Preferred Stock" in connection with dividends payable with respect to the Series D Preferred Stock.


                                            USE OF PROCEEDS

        The Company intends to utilize any net proceeds received from the exercise of the Warrants for working capital and other corporate purposes. Since there is no assurance that any Warrants will be exercised, the net proceeds could range from zero to approximately $2.5 million.

        In connection with the services rendered for IBN, the Company owes a software consulting firm approximately $250,000, which it has agreed to pay in monthly installments in increasing amounts over a ten-month period commencing June 1997. The Company has agreed to pay $100,000 from the proceeds from the exercise of the Warrants on account of its obligations to such firm.

        None of the net proceeds from the exercise of the Warrants are allocated to pay obligations to any officers, directors or principal stockholders or their affiliates. The Company has employment agreements with four executive officers of the Company pursuant to which it is paying base salaries during 1997 at the aggregate annual rate of $459,000. In addition, the Company has an agreement with Trinity pursuant to which the Company pays Trinity $180,000 per year and an oral agreement with SMI pursuant to which it pays SMI compensation of $9,000 per month for the services, on an as-needed basis, of Mr. Storm R. Morgan, a director of the Company. The aggregate annual payments under such agreements and arrangements at the present rates of compensation are $747,000. The Company also has employment agreements with four other key employees pursuant to which it pays annual compensation at the annual rate of $352,000. The total payments under such agreements are at the current annual rate of approximately $1.1 million.

        In the event that the Company does not generate sufficient cash flow from operations to pay its contractual obligations, a portion the proceeds from the exercise of the Warrants may be used to make such payments. See "Certain Transactions."

        Management will have broad discretion to determine the use the proceeds of this Offering. In the event that the Company determines that it is unable to develop a profitable business as described in this Prospectus, the Company may use the proceeds from this Offering to engage in other unrelated businesses, although it has no such intention at this time.

        The Company believes that, if all of the outstanding Warrants are exercised during the Special Exercise Period, the Company will have sufficient funds to satisfy the Company's presently estimated cash requirements for the twelve months beginning September 1, 1997. However, it is possible that conditions may arise as a result of which the Company may require additional capital prior to the expiration of such one-year period even if all of the outstanding Warrants are exercised. Furthermore, unless a significant portion of the Warrants are exercised during the Special Exercise Period, the Company anticipates that it will require additional funds in the near future. No assurance can be given that the Company will be able to obtain any or adequate funds when required or that any funds available to it will be on reasonable terms. The failure to obtain necessary funds could result in the reduction or cessation of operations by the Company.

        The Company may use a portion of the proceeds from the exercise of the Warrants in connection with joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreement, which management deems necessary or desirable in connection with the development of the Company's business and related activities. Although the Company has, in the past, engaged in negotiations with respect to such a transaction, it has not entered into any letters of intent or agreements with respect to any such arrangements or transactions. See "Business -- Potential Business Agreements."



                                               - 14 -
57046

                                            CAPITALIZATION

        The following table sets forth the capitalization of the Company as of June 30, 1997 and as adjusted to reflect the exercise of 896,875 Warrants during the Special Exercise Period. No assurance can be given that any or a significant portion of the Warrants will be exercised.


                                                                                June 30, 1997
                                                                           (Dollars in thousands)


                                                                                  Actual             As Adjusted
Short-term debt:
    Note payable -- asset-based lender1                                              $703                 $703
    Capital lease obligations -- current maturities2                                   22                   22
    Due to related party3                                                              72                   72
                                                                                     ----                 ----
                                                                                     $797                 $797
                                                                                     ====                 ====
Long-term debt:
      Capital lease obligations -- long-term portion2                                $ 10                 $ 10
Stockholders' equity:
    Preferred Stock, par value $.01 per share,  3,000,000 shares authorized,  of which:
      3,000  shares   authorized  and  1,210  shares  issued,   outstanding  and
      designated at Series D 6% Redeemable  Cumulative  Preferred Stock,  with a liquidation preference of $1,210,000 and certain optional redemption
      rights4                                                                          --                   --
    Additional paid-in capital -- Preferred Stock                                   1,210                1,210
    Common  Stock,  par value  $.01 per  share,  15,000,000  shares  authorized,
    6,811,005 shares issued and outstanding and 8,604,755 outstanding as
    adjusted5                                                                          68                   86
    Additional paid-in capital -- Common Stock                                     14,972               17,494
    Accumulated deficit                                                           (13,075)             (13,075)
                                                                                  --------             --------
Stockholders' equity                                                                3,175                5,715
                                                                                  --------             --------
Total capitalization                                                             $  3,185              $ 5,725
                                                                                  ========              =======
--------------------------------------------


1 Represents secured notes due to an asset-based lender, which are guaranteed by officers of the Company. See Note 8 of Notes to Consolidated Financial Statements.

2       See Note 11 of Notes to Consolidated Financial Statements.

3       Represents money advanced by SISC and its affiliates.

4 The liquidation preference of the Series D Preferred Stock is $1.00 per share. The redemption price is $1,000 per share, or an aggregate of $1,210,000. See "Description of Securities -- Series D Preferred Stock."

5 Does not include an aggregate of 2,864,750 shares of Common Stock reserved as follows: (a) 2,773,125 shares issuable upon exercise of the Series B Warrants, (b) 511,000 shares issuable upon the grant of options, rights or other equity-based incentives provided pursuant to the Company's 1993 Long-Term Incentive Plan. In addition, there are reserved (i) 1,793,750 shares issuable upon exercise of the outstanding Warrants, which are treated as outstanding on an as-adjusted basis, (ii) 112,500 shares of Common Stock issuable upon exercise of the Underwriter's Options and (iii) 112,500 shares of Common Stock issuable upon exercise of the Warrants issuable upon exercise of the Underwriter's Options. See "Management -- Long Term Incentive Plan," "Certain Transactions," "Description of Securities."

        See "Business -- Property" and Notes 9 and 11 of Notes to Consolidated Financial Statements for information concerning the Company's long-term lease obligations.


                                               - 15 -
57046

                                         SELECTED FINANCIAL DATA
                                 (In thousands, except per share amounts)

        Set forth below is selected financial data with respect to the Company for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995, 1994 and 1993 and the period from inception (September 9, 1992) to December 31, 1992. The selected financial data has been derived from the financial statements which appear elsewhere in this Prospectus. The unaudited financial data for the interim periods reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of operating results for the entire year. This data should be read in conjunction with the financial statements of the Company and the related notes which are included elsewhere in this Prospectus.

Statement of Operations Data 1:


                         Six Months Ended June 30,                   Year Ended December 31,September 9, 1992
                         -------------------------       -----------------------------------         -
                                                                                            (Inception) to
                                                                                            December 31, 1992
                                  1997        1996      1996      1995       1994       1993
                                  ----        ----      ----      ----       ----       ----
Revenue                         $3,313      $4,936    $8,541    $7,382     $2,924       $ 57           $  --
Net loss                        (1,240)     (2,236)   (6,579)   (2,850)    (1,751)      (433)           (133)
Net loss per share of
Common Stock                      (.18)       (.46)    (1.28)     (.59)      (.36)      (.09)           (.03)
Weighted average number of
shares outstanding               6,800       4,822     5,149     4,822      4,822      4,763           4,763
------------------------       --------     -------    -------   ------     ------    --------        -------

Balance Sheet Data:


                                                                December 31,
                                       June 30, 1997        1996         1995         1994
                                       -------------        ----         ----         ----
Working capital (deficiency)               $ (1,079)     $   477     $(2,562)      $(4,037)
Total assets                                   7,573       8,251        6,390         7,193
Total liabilities                              4,397       3,836        5,887         6,342
Redeemable Preferred Stock                        --          --           96            96
Accumulated deficit                         (13,075)    (11,726)      (5,147)       (2,297)
Stockholders' equity1                          3,175       4,415          407           755
----------------------------------          ---------   ---------     --------     ---------


1       Includes the operations of CSM since July 1, 1994.

2 Stockholders' equity includes $1,210 allocable to the additional paid in capital of the Series D Preferred Stock.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                            RESULTS OF OPERATION

Results of Operations

Six Months Ended June 30, 1997 and 1996

        The Company's revenue for the six months ended June 30, 1997 (the "June 1997 period") was $3.3 million, a decrease of $1.6 million, or 33% from the revenue for the six months ended June 30, 1996 (the "June 1996 period") which was $4.9 million. Approximately $1.5 million of this decrease was the result of a decline in revenue from IBN, which was $1.6 million in the June 1996 period and $95,000 in the June 1997 period. IBN represented the Company's most significant customer in the June 1996 period, accounting for approximately 32.3% of revenue for the period. As of June 30, 1997, the contract was substantially complete. The Company is no longer providing professional services to IBN. The Company intends to expand its marketing effort for its CarteSmart System, however, at June 30, 1997, the Company did not have any significant contracts for the CarteSmart System. The remainder of the decrease in revenue for the June 1997 period was attributable to a modest decline in revenue from the Company's health information systems divisions.


                                               - 16 -
57046

        Revenue from the Company's health information systems continued to represent the Company's principal source of revenue in June 1997 period, accounting for $3.1 million, or 95% of revenue. The largest component of revenue in the June 1997 period was data center (service bureau) revenue which decreased approximately 2% to $1.0 million in the June 1997. The turnkey systems revenue decreased to $812,000 in the June 1997 period from $829,000 in the June 1996 period, reflecting a decrease of 1%. Maintenance revenue increased to $666,000 in the June 1997 period from $573,000 in the June 1996 period, reflecting an increase of 16%. License revenue decreased to $145,000 in the June 1997 period from $240,000 in the June 1996 period, a decrease of 40%. License revenue is generated as part of a sale of a turnkey system pursuant to a contract or purchase order that includes development of a turnkey system and maintenance. Third party hardware and software revenue decreased to $489,000 in the June 1997 period from $663,000 in the June 1996 period, reflecting a decrease of 26%. Sales of third party hardware and software are made only in connection with the sales of turnkey systems. Although the decrease in revenue from health information systems reflected reduced new business during the June period, the Company has experienced an increase in new order backlog during the second quarter. However, no assurance can be given that the increase in new orders will generate any increase in revenue.

        Revenue from contracts from government agencies represented 32% of revenue for June 1997 period. The Company believes that contracts with government agencies, including entitlement programs, will continue to represent an important part of the Company's business.

        Gross profit decreased to $422,000 in the June 1997 period from $1.3 million in the June 1996 period, a 68% decrease. The decrease in the gross profit was substantially the result of the reduction in revenue from the IBN contract as well as a decrease in the health information systems license revenue. The gross margin decreased from 26.7% in the June 1996 period to 12.7% for the June 1997 period. The decrease in gross margin resulted from continuing costs relating to the IBN contract, including consulting costs, which were in excess of the revenue level derived from such agreement.

        Selling, general and administrative expenses were $1.3 million in the June 1997 period, an increase of 41% from the $934,000 in the June 1996 period. This increase was the result of an increase in personnel and salaries in the sales and marketing and administrative areas as well as an increase in other direct sales expenses and insurance. Increased compensation to officers and directors accounted for approximately $46,000 of the increase in selling, general and administrative expenses.

        During the June 1996 period, the Company incurred non cash compensation charges of $2.2 million arising out of the issuance by the Company of warrants and options having exercise prices which were less than the market value of the Common Stock at the date of approval by the board of directors. No such charges were incurred during the June 1997 period.

        In the June 1997 period the Company recognized its 50% share of its loss in its joint venture corporation with respect to the development of CCAC Software, which was purchased in 1996. The Company's share of such loss was $104,000 for the June 1997 period as compared to $100,000 for the June 1996 period.

        Interest expense was $151,000 in the June 1997 period, a decrease of $124,000, or 45%, from the $275,000 in the June 1996 period. This is a result of a decrease in the average borrowings during the June 1997 period. The most significant component of the interest expense on an ongoing basis is the interest payable to the Company's asset-based lender. The Company pays interest on such loan at a rate equal to the greater of 18% per annum or prime plus 8% plus a fee of 1% of the face amount of the invoice. Effective August 1, 1997, the Company's agreement with its asset-based lender was revised to reduce the interest rate to prime plus 8 1/2% plus a fee of .625% of the face amount of the invoice, with a minimum monthly interest payment of $10,000.

        Related party administrative expense was $90,000 in the June 1997 period, an increase of $81,000 from the $9,000 in the June 1996 period. This increase was the result of an agreement with The Trinity Group, a subsidiary of Consolidated, to provide general business, management and financial consulting services for a monthly fee of $15,000.

        The Company did not incur any research and development costs in the June 1997 or 1996 periods.

        As a result of the foregoing factors, the Company incurred a net loss of $1.2 million, or $.18 per share, in June 1997 period, as compared with a net loss of $2.2 million, or $.46 per share, in June 1996 period.


Years Ended December 31, 1996 and 1995

        The Company's revenue for 1996 was $8.5 million, an increase of $1.1 million, or 15% from the revenue for 1995 which was $7.4 million. Approximately $1.6 million of the increase in revenue was generated pursuant to the Company's agreement with IBN. IBN represented the Company's most significant customer for 1996, accounting for approximately 22% of revenue. Furthermore, through December 31, 1996, IBN has generated revenue of $2.4 million, or approximately 89.6% of the Company's total revenue from the CarteSmart systems during the two years ended December 31, 1996 and 1995 on a combined basis. The revenue generated to date

                                               - 17 -
57046
includes approximately $419,000 of guaranteed royalties. The Company intends to expand its marketing effort for its CarteSmart System, however, at December 31, 1996, the Company did not have any significant contracts for the CarteSmart system.

        Revenue from the Company's health information systems continued to represent the Company's principal source of revenue in 1996, accounting for $6.5 million or 76% of revenue. However, as a result of the increase of revenue from CarteSmart systems, principally from IBN, revenue from health information systems and services declined as a percentage of total revenue. Except for revenue from the IBN contract, the largest component of revenue in 1996 was data center (service bureau) revenue which increased to $2,207,000 in 1996 from $1.7 million in 1995, reflecting an increase of 27%. The turnkey systems revenue decreased to $1.7 million in 1996 from $1.8 million in 1995, reflecting a decrease of 6%. Maintenance revenue increased to $1.2 million in 1996 from $1.1 million in 1995, reflecting a 11% increase. Revenue from third party hardware and software decreased to $1.1 million in 1996 from $2.1 million in 1995, a decrease of 48%. Sales of third party hardware and software are made only in connection with the sales of turnkey systems. License revenue increased to $329,000 in 1996 from $162,000 in 1995. License revenue is generated as part of a sale of a turnkey system pursuant to a contract or purchase order that includes development of a turnkey system and maintenance. The Company believes that the increase in 1996 installations should enable the Company to increase the maintenance revenue in future periods.

        Revenue from contracts from government agencies represented 31% of revenue for 1996 . The Company believes that such contracts will continue to represent an important part of its business, particularly its health information systems business. In 1996, contracts from government agencies accounted for approximately 40% of its revenue from health information systems.

        Gross profit decreased to $1.3 million in 1996 from $1.8 million in 1995, a 24% decrease. The decrease in the gross profit was substantially the result of costs associated with the completion of the IBN contract.

        Selling, general and administrative expenses were $1.9 million in 1996, a decrease of 24% from the $2.5 million in 1995. The decline was substantially the result of a one time charge in 1995 of a write off deferred public offering costs in the amount of $460,000 as well as a reduction in executive compensation and a reduction in staff. In addition, during 1995, the Company expensed approximately $313,000 of capitalized software development costs relating to an earlier version of the CarteSmart System, which amount is included in selling, general and administrative expenses for the year..

        During 1996, the Company incurred non cash compensation charges of $3.5 million arising out of the issuance by the Company of warrants and options having exercise prices which were less than the market value of the Common Stock at the date of approval by the board of directors. During 1996, the Company issued 500,000 common shares to certain noteholders and 25,000 common shares to the Company's asset based lender. As a result of such issuance, the Company incurred a financing cost charge to operations of approximately $1.7 million.

        In 1996, the Company incurred $278,000 for research and development relating to the development of applications for the CarteSmart System in the financial services industry. The results of such effort were employed in the work on the IBN agreement. The Company also incurred $279,000 in capitalized software development relating to such product. The research and development expenses in 1996 reflected a decrease of $421,000, or 60.2%, from 1995, during which the Company incurred research and development expenses of $699,000, relating principally to the CarteSmart System and development of a graphical interface for the Company's health information systems.

        In 1996, the Company recognized its 50% share of its loss in its joint venture corporation with respect to the purchase of the CCAC Software. The amount of such loss was $264,000.

        Interest expense was $473,000 in 1996, a decrease of $81,000, or 15% from the interest expense in 1995. The most significant component of the interest expense on an ongoing basis is the interest payable to the Company's asset-based lender, which it pays interest equal to the greater of 18% per annum or prime plus 8% plus a fee of 1% of the face amount of the invoice.

        As a result of the foregoing factors, the Company incurred a net loss of $6.6 million, or $1.29 per share in 1996 as compared with a net loss of $2.9 million, or $.73 per share in 1995.

Years Ended December 31, 1995 and 1994

        The results of the Company's operations for the year ended December 31, 1995 are not comparable with the results of operations for 1994 since the acquisition of CSM was effective July 1, 1994, and the results of operations for 1994 include the CSM business only from such date.

        The Company's revenue for 1995 was $7.4 million, representing an increase of 152% from the revenue of the Company for 1994 of $2.9 million. The increase reflected the inclusion of CSM's operation for only the last six months of the year. Revenue from health information systems and services accounted for $6.8 million, or 91.5% of total revenue for 1995 and more than 99% of pro forma

                                               - 18 -
57046
combined revenue of the Company and CSM for 1994. CarteSmart Systems revenue accounted for the balance of the revenue for the periods. In 1994, the Company generated CarteSmart Systems revenue of $90,000 from the pilot project in San Diego County. In 1995, revenue from CarteSmart technology was $631,000.

        The largest component of revenue for 1995 was $2.0 million from the sale of third party hardware and software, as compared with $519,000 for 1994. Such revenue represented 26.7% and 17.7% of revenue for 1995 and 1994, respectively. A significant portion of revenue in 1995 represented the sale of hardware ($842,000) and software and related services ($524,000) pursuant to a purchase order from the State of Colorado for its Department of Human Services. Revenue from services related to turnkey systems and data center revenue accounted for $1.8 million and $1.7 million, or 24.1% and 23.6% of revenue, respectively, for 1995, as compared with $664,000 and $884,000, or 22.7% and 30.2% of revenue, respectively, for 1994. Maintenance revenue was $1.1 million and $500,000 in 1995 and 1994, respectively, representing 14.9% and 17% of revenue, respectively. The Company believes that the increase in installations at December 31, 1995 from the prior year should enable the Company to increase the maintenance revenue in future periods. Revenue from CarteSmart Systems increased to $631,000 in 1995, representing 8.6% of revenue, from $90,000 in 1994, representing 3.1% of revenue. The CarteSmart System revenue reflected revenue from IBN ($481,000), VCU ($118,000) and the San Diego pilot program ($31,000) in 1995 and the San Diego project ($90,000) in 1994. The overall increase in revenue reflects the inclusion of CarteSmart Systems revenue combined with the revenue from the Colorado agreement.

        Both the increase in revenue and the change in revenue mix reflected increased revenue resulting from an enhanced marketing effort following the June 1994 acquisition of CSM. During the second half of 1994, the Company received significant purchase orders from the State of Colorado for its Department of Human Services and the State of Oklahoma. The Colorado order covered the purchase of the Company's health information system, including software, consulting services and hardware, at a total purchase price of approximately $1.2 million. Of the purchase price, approximately $700,000 represented the purchase price of the software and consulting services, and the balance represents the cost of the hardware. In July 1994, the Company received a purchase order from a state agency of the State of Oklahoma for a health information system which includes the graphical interface. The order called for the installation of the system in ten hospitals for a purchase price of approximately $430,000. The Company is continuing to market its health information systems to entitlement programs. It believes that the inclusion of the graphical and smart card functions, which were implemented during the second half of 1994 and the first half of 1995, will assist it in marketing its products to entitlement programs. It also believes that the successful pilot project for the smart card interface in San Diego provides the Company with an important tool in marketing this function to both new and existing clients. The Company is commencing a marketing effort for its CarteSmart System directed at the financial services industry and educational institutions. However, in the industries to which the Company is marketing its products, there is typically a long selling cycle, as a result of which the Company must continue to support its marketing effort for a significant period before any revenue is realized.

        Gross profit increased to $1.8 million in 1995 from $390,000 in 1994, an increase of 352%, which reflected an increase in the gross margin to 23.9% in 1995 from 13.3% in 1994. The increase in gross profit resulted from both the improved gross margin and the inclusion of twelve months of CSM operations in 1995 and six months of such operations in 1994. The improved margin reflects the significant increase in CarteSmart revenue, on which the Company realized a higher margin than on its health information systems and services. However, the amortization of capitalized software costs of $419,000 during 1995 is reflected as a cost of revenue, which offset the higher margin for the CarteSmart System. During 1995, the Company changed its CarteSmart System from a DOS-based system to a Windows-based system. The capitalized costs related to the DOS-based system. As a result, at December 31, 1995, the Company wrote off the unamortized software development costs, which increased cost of revenue. In addition, the Company expensed the development of the Windows-based system, which was charged to research and development. The gross profit for 1995 benefitted from the gross margin for maintenance services. During 1995, the gross profit from maintenance services increased to $356,000 from $52,000 in 1994, reflecting an increase in the gross margin from such services to 32.4% for 1995 from 10.4% for 1994. The increase in margin resulted from increased services performed on a time and materials basis as well as a reduction in staff as the Company was able to perform the same services with a smaller staff.

        Selling, general and administrative expenses were $2.5 million and $1.5 million for 1995 and 1994, respectively, representing a 65.0% increase. In 1994, selling, general and administrative expenses included approximately $236,000 of compensation expense arising out of the issuance of Consolidated common stock to former officers of CSM and the grant by SISC to such persons of options to purchase shares of the Company's Common Stock which were owned by SISC. However, in 1995, selling, general and administrative expenses included a $200,000 increase in annualized expenses resulting from an increase in the marketing staff, a $100,000 increase in the level of compensation for the Company's and CSM's officers following the June 1994 acquisition of CSM, $150,000 in legal expenses, a portion of which related to the acquisition of CSM, and $313,000 of the amortization of customer lists resulting from the CSM acquisition. Commencing July 1, 1994, general and administrative expenses reflects the amortization of customer lists resulting from the CSM acquisition.

        Research and development was $699,000 and $367,000 for 1995 and 1994, respectively, representing a 90.4% increase. The increase reflects research and development for smart card and related products and the graphical interface for the Company's health information systems.

                                               - 19 -
57046

        During 1995, the Company incurred financing costs of $863,000, representing the write-off of deferred financing costs relating to a proposed initial public offering which had been scheduled for early 1995, but which had been canceled. No such expenses were incurred in 1994.

        Interest expense was $554,000 and $260,000 for 1995 and 1994, reflecting a 113% increase. The increased interest reflects (i) financing costs of $208,000 reflecting interest and fees at higher borrowing levels pursuant to the Company's agreement with its asset-based lender and (ii) interest at 10% on an increased average level of borrowings from SISC. The most significant component of the interest on an ongoing basis is the interest payable to the Company's asset-based lender, on which it pays interest equal to the greater of 18% per annum or prime plus 8% plus a fee of 1% of the face amount of the invoice. The debt restructure whereby at September 30, 1995, SISC exchanged more than $2 million in debt for shares of Series D Preferred Stock and the subsequent exchange by SISC of a portion of such preferred stock for Common Stock will have the effect of reducing the interest payable by the Company, which reduction will be offset to some extent by dividends payable to SISC with respect to the Series D Preferred Stock. However, the $72,700 annual dividends payable on the 1,210 shares of Series D Preferred Stock will be significantly less than the interest paid on the debt.

        As a result of the foregoing factors, the Company sustained losses of $2.9 million, or $.59 per share, for 1995, as compared with a loss of $1.8 million, or $.36 per share. If certain additional compensation expenses were incurred during the year, the pro forma loss would have been $3.5 million, or $.73 per share.

        In addition, at December 31, 1995 and 1994, the estimated profit included in cost and estimated profit in excess of interim billings and interim billings in excess of cost and estimated profit decreased substantially from approximately $1.4 million to approximately $500,000. This decrease reflected a reduction in the number of contracts that have billing schedules which differ from revenue recognition. As a result of a reduced number of such contracts at December 31, 1995, the estimated profits from such contracts declined.


Liquidity and Capital Resources

        Since January 1, 1996, the Company's principal source of funds has been its initial public offering in August 1996 and the August 1996 exercise of warrants, which generated net proceeds of approximately $5.4 million, of which approximately $2.1 million was used to pay loans, including approximately $750,000 to pay the Company's indebtedness due to SISC, $96,000 to redeem preferred stock and $250,000 to pay a fee to an affiliate of a director.

        Except for its initial public offering and the issuance of stock upon exercise of warrants, the Company's principal source of funds, other than revenue, is an accounts receivable financing agreement with an asset based lender whereby it may borrow up to 80% of eligible accounts receivable up to a maximum of $750,000. As of June 30, 1997 and September 1, 1997, the outstanding borrowings under this facility were $703,000 and $895,000, respectively. Based on the borrowing formula, the maximum available was $750,000 at June 30, 1997 and $895,000 at September 1, 1997. Effective August 1, 1997, the Company's agreement with its asset-based lender was revised to increase the credit limit to $1.25 million and to reduce the interest rate to prime plus 8 1/2% (with a minimum monthly interest payment of $10,000) plus a fee of .625% of the face amount of the invoice. Because the Company's availability under its borrowing formula is based on eligible accounts receivable, unless the Company is able to generate more eligible receivables, it will not be able to increase its borrowings.

        The Company had a working capital deficit of $1.1 million at June 30, 1997, as compared to working capital of $477,000 at December 31, 1996. The $1.6 million decrease in working capital from December 31, 1996 to June 30, 1997 was substantially due to the net loss incurred for during the June 1997 period as well as the Company's investment in capitalized software. The Company also invested an additional $148,000 in its CCAC joint venture during the June 1997 period. The Company's cash balances were $22,000 at June 30, 1997 as compared to $998,000 at December 31, 1996.

        At June 30, 1997, accounts receivable and costs and estimated profits in excess of interim billings were approximately $3.2 million, representing approximately 174 days of revenue based on annualizing the revenue for the June 1997 period, although no assurance can be given that revenue will continue at the same level as the June 1997 period. Accounts receivable at June 30, 1997 increased by $147,000 from $2.3 million at December 31, 1996 to $2.4 million at June 30, 1997. At June 30, 1997, IBN accounted for 15% of the total gross accounts receivable balance. A significant percentage of such accounts receivable from IBN at June 30, 1997 had been outstanding for more than nine months. One other customer accounted for 16% of the total gross accounts receivable balance. However, cash received from this customer in July 1997 reduced the account receivable balance to less than 10% of the Company's accounts receivable. No other customer accounted for more than 10% of the accounts receivable at June 30, 1997.

        The Company is currently seeking to raise additional working capital. In the event that the Company does not raise sufficient capital from the sale of the shares of Common Stock upon exercise of the Warrants, it will require significant additional capital from

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other  sources.  No  assurance  can be given as to the ability of the Company to obtain additional working capital and failure to obtain additional working capital could have a material adverse affect on the Company and its financial condition.


                                                 BUSINESS

Background

        The Company was organized in September 1992 to develop systems that operate in a distributed network environment using a range of technologies. A network system is a computer system that provides multiple users with access to a common data base. A network system can be a local system, such as a local area network or LAN, which operates within a single office or facility, or a network system which provides simultaneous access to a common data base by different users or different classes of users at multiple locations.

        There are typically three parties in the Company's network system -- the sponsor, which is the party that maintains the data base, such as a managed care organization or financial institution, the users, who are the individuals who use the system, and may be the subscribers of a managed care organization or the bank card or credit card holders of a financial network, and the service providers, who are those who provide goods or services to the users, such as physicians, pharmacies, banks and merchants who provide goods, services or funds to bank card or credit card holders.

        The Company's principal services are its health information systems, which are marketed principally to specialized care facilities, many of which are operated by government entities and include entitlement programs. Users typically purchase one of the health information systems, in the form of a perpetual license to use the system, as well as contract services, maintenance and third party hardware and software which the Company offers pursuant to arrangements with the hardware and software vendors. The contract services include project management, training, consulting and software development services, which are provided either on a time and materials basis or pursuant to a fixed-price contract. The software development services may require the Company to adapt one of its health information systems to meet the specific requirements of the customer.

        The Company has developed proprietary network technology utilizing smart cards which it markets in the health care, financial and education fields as the CarteSmart System. A smart card is a plastic card about the size of a standard credit card which contains a single embedded microprocessor chip with both data storage and computing capabilities. The smart card software provides access to the information stored in the chip, the ability to update stored information and includes security elements to restrict unauthorized access to or modification of certain information stored on the card utilizing a smart card reader system. The smart card reader system and the software provides the ability to include information on both the smart card and the organization's computer system. The Company also offers network applications which use telecommunications rather than smart cards to obtain access to and manage data.

        The Company's principal source of revenue is its health information systems and related services which are marketed by CSM. For the six months ended June 30, 1997 and the year ended December 31, 1996, approximately 95% and 76% of revenue was derived from health information systems and services. Substantially all of the Company revenue through December 31, 1995 was derived from health information systems and services. The only significant revenue derived from the Company's CarteSmart System represented revenue from one customer, IBN, and the contract with IBN is substantially complete. As of June 30, 1997, the Company did not have any significant backlog for its CarteSmart System.


Health Information Systems and Services

        The Company, through its human services division, offers its customers a range of health information systems which were developed. Users typically purchase one of the health information systems, in the form of a perpetual license to use the system, as well as contract services, maintenance and third party hardware and software which the Company offers pursuant to arrangements with the hardware and software vendors. The contract services include project management, training, consulting and software development services, which are provided either on a time and materials basis or pursuant to a fixed-price contract. The software development services may require the Company to adapt one of its health information systems to meet the specific requirements of the customer.

        Although the health information systems constituted the basis of the Company's business, revenue from the license of such systems has not represented a major component of its revenues. The price for a license for health information systems can range from $25,000 to $250,000. Through June 30, 1997, the price of all licenses issued by the Company has been in the lower portion of the price range. The license payment reflects principally the number of users, and, accordingly, a state agency which requires a large number of installations would be charged a higher license fee than an agency that operated only one or two installations. During the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, the Company installed health information systems with six, six and eleven customers, respectively. Revenue from the licensing of such systems represented approximately $145,000, $329,000 and

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$162,000, in the six months ended June 30, 1997 and the years ended December 31,
1996 and 1995, respectively, accounting for approximately 4.4%, 3.9% and 2.2% of revenue for such periods.

        The Company offers software systems which are designed to meet the requirements of providers of long-term specialty care treatment. Certain of its systems were developed to meet the requirements of Federally funded target cities projects and is installed in Baltimore, Los Angeles, Atlanta and Cuyahoga County (Cleveland), Ohio.

        A customer's purchase order may also include third party hardware or software. For the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, revenue from hardware and third party software accounted for approximately $489,000, $1.1 million and $2.1 million, representing 14.8%, 13.0% and 29.1%, respectively, of revenues in such periods.

        In addition to its health information systems and related services, the Company offers specialty care facilities a data center, at which its personnel perform data entry and data processing and produce operations reports. These services are typically provided to smaller substance-abuse clinics. During the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, the Company's service bureau operation generated revenue of approximately $1.0 million, $2.2 million and $1.7 million, respectively, representing approximately 30.8%, 25.8% and 23.6%, of the Company's revenues for such periods. The largest user of the service bureau is the State of New York Office of Alcohol and Substance Abuse Services, which uses the Company's service bureau to maintain its statewide database of methadone users, however, such customer accounted for less than 4% of the Company's revenues in such periods. The Company intends to augment the marketing effort for the service bureau, although no assurance can be given that such operations will continue to be profitable.

         Maintenance services have generated increasing revenue and are becoming a more significant portion of the Company's business. Since purchasers of health information system licenses typically purchase maintenance service, maintenance revenue increases as new customers obtain licenses for its health information services. Under its maintenance contracts, which are executed on an annual basis, the Company maintains its software and provides certain upgrades. Its obligations under the maintenance contract may require the Company to make any modifications necessary to meet new Federal reporting requirements. The Company does not maintain the hardware and third party software sold to its customers.


The CarteSmart System

        The Company's CarteSmart System software was designed to operate on industry-standard computer networks and "smart cards." A smart card is a plastic card the size of a standard credit card which contains an embedded microprocessor chip. The card has data storage and computing capabilities, and the smart card software includes security elements to restrict unauthorized access to or modification of certain information contained on the card. A smart card may also include a magnetic stripe to allow it to be used in networks that do not include smart card functionality. The smart cards are designed to be issued only by the sponsor organization, such as a managed care organization, specialty care facility, administrator of an entitlement program or other similar organization, a university or a bank or credit card organization.

        The CarteSmart software consists of components which allow the Company to develop network applications for sponsors with less effort that would be required if those network applications were developed from scratch. The CarteSmart software consists of an Application Program Interface ("API") and an API Generator which allows fast customization of the API for specific network applications. The API is a set of software modules that provide the common functions required to support a computer network using smart cards. By using the API, the Company or a sponsor may develop network systems more quickly than if all of the software necessary to implement the network were custom written for a particular network application. The API Generator is a tool developed by the Company that is designed to allow the Company or a network sponsor to develop a custom API for a particular network and reduce the effort required to build network systems.

        The CarteSmart System is designed to operate on file servers and personal computers which utilize the DOS, Windows 3.1, Windows 95, Windows NT or UNIX operating systems, depending upon the application. The software used in the smart card can be used or adapted for use in most commercially available smart cards. Smart cards generally meet international standards and are considered commodity products, although each manufacturer has its own software to interface with a computer. Accordingly, the Company believes that a manufacturer would provide any necessary assistance in order to market its cards.

        Although the Company's CarteSmart System software has general application, its limited experience reflects a need to customize the software to meet the specific needs of the client. Although the customization need not be significant, each user has its unique requirements that must be met. These requirements may include the need to enable the CarteSmart System to interface with the client's existing systems to the development of a range of software products to meet needs which are not presently being served.


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        The Company's  initial  applications  were designed to meet the needs of managed care organizations and entitlement programs, and the Company developed a smart card interface to its health management systems. The smart card stores only a limited amount of information, and is intended to reflect current medical conditions and not a record of medical treatment from birth. When the storage capacity of the card, which is equivalent to approximately ten typed pages, is reached, items are deleted on a chronological basis, with the earliest items being deleted first, although there is an override procedure by which certain crucial medical information, such as allergies and chronic conditions, can be retained, regardless of the date when the patient was diagnosed or treated for the condition. The card can also include information on each prescription which the patient is taking. A smart card is different from a magnetic stripe card in that it has an updatable data storage capacity, which a magnetic stripe card does not.

        To date, the Company has not generated any significant revenue from the license of its CarteSmart software other than pursuant to its agreement with IBN. The Company is marketing its CarteSmart System to entitlement programs and managed care organizations; however, as of June 30, 1997, except for a pilot project in San Diego County, California, the Company has not entered into any agreements with any such organizations, and no assurance can be given that the Company will enter into any such agreements.

        During 1995, the Company commenced marketing its CarteSmart based products to markets other than the health care field. In July 1995, the Company entered into an agreement pursuant to which it installed a magnetic stripe identification system which uses CarteSmart technology to provide for the centralized issuance of a single card to all persons allowed access to the university and its services. The card contains the individual's name, photo, signature and unique card identification number, which defines the holder's entitlement to food service and library services. Approximately 20,000 students are using the system. A magnetic card differs from a smart card since it does not have an independent updatable data storage capability.

        The Company believes that a major market for its smart card technology is the financial services industry, including banks and credit card issuers. The Company's only significant customer for its CarteSmart System was IBN, and no assurance can be given that the Company will have any other significant customers for such services. The agreement with IBN relates to a CarteSmart license and the implementation by IBN of a system, which includes such software, for financial institutions in the former Soviet Union. Revenue from IBN was approximately $95,000, or 2.9% of revenue for the six months ended June 30, 1997 and $1.9 million, or 22.0% of revenue, for the year ended December 31, 1996. As of June 30, 1997, the agreement with IBN was substantially completed, and the Company does not anticipate that it will render any additional professional services pursuant to the IBN agreement. No assurance can be given that the Company will derive any significant revenue from IBN. The system delivered to IBN includes IST/Share Financial Transaction System software of Oasis Technologies, Inc. ("Oasis") and other third party software which the Company is integrating with its CarteSmart software to complete the IBN system. Mr. Storm
R. Morgan, a director of the Company, is senior vice president of, and has an equity interest in, Oasis.

        In developing the CarteSmart System for the financial services industry, the Company is using networking technologies that use telecommunications networks as well as smart cards. In addition, the Company, through a subsidiary, purchased the CCAC Software, which processes retail plastic card transactions and merchant transactions. The purchase price was $650,000, of which $325,000 was paid by the Company and the remaining $325,000 was paid by Oasis or its affiliates. The CCAC Software is designed to perform functions required by credit card issuers, including applications processing and tracking, credit evaluations, credit authorization and the printing of statements. See "Business -- Product Development."

Markets and Marketing

        Although the market for smart card systems includes numerous applications where a secure distributed data base processing system is important, the Company's initial marketing efforts were directed to the health and human services market, including managed care organizations and entitlement programs. In the United States alone, the Company believes that there are presently more than 75 million persons who participate in managed care programs, which are sponsored by almost 600 organizations or health insurers. Because of the relationship between the organization and the participating medical care providers and patients, the organization can institute a smart card system without the need for the Company to conduct a separate marketing effort directed at the medical care providers. Although independent health insurers which do not operate a managed care organization may, in the future, be a market for a smart card system, because the relationship between the insurer and the medical care provider is different from that of the managed care organization and its participating medical care providers, the Company is not treating independent insurance companies as a market for the CarteSmart System, and no assurance can be given that it will ever become a market for the system.

        The market for the Company's health information systems and related services is comprised of various providers of specialty care involving long-term treatment of a repetitive nature rather than short-term critical care, such as medical and surgical hospitals or clinics. The Company believes that there are approximately 15,000 providers of such treatment programs in the United States, including public and private hospitals, private and community-based residential facilities and Federal, state and local governmental agencies. Of these facilities, approximately 200 are customers of the Company.


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        The Company believes that the acquisition of the CSM business and assets complements its CarteSmart business and personnel. Following the acquisition, the Company developed the graphical and smart card interface to the CSM health information system and commenced a marketing effort directed to the Company's customer base.

        The Company's health information systems are marketed principally to specialized care facilities, many of which are operated by government entities and include entitlement programs. During the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, approximately 33%, 31% and 54%, respectively, of the Company's revenue was generated from contracts with government agencies. Contracts with government agencies generally include provisions which permit the contracting agency to cancel the contract at its convenience.

        No customer accounted for 10% of the Company's revenue for the six months ended June 30, 1997. For the year ended December 31, 1996, one customer, IBN, accounted for more than 10% of the Company's revenue. IBN accounted for revenue of approximately $1.9 million, representing 22.0% of revenue for the year.

        For the year ended December 31, 1995, one customer accounted for more than 10% of the Company's revenue. The State of Colorado generated revenue of approximately $1.4 million, representing 18.5% of revenue for the year.

        The Company believes that the CarteSmart software has applications beyond the health and human services market and is seeking to market the software to educational institutions and in the financial services industry. See "Business -- The CarteSmart System." In April 1995, the Company entered into a joint marketing agreement with Oasis, pursuant to which each company markets the software of the other company. Oasis, an independent software developer, has developed and markets a transaction processing system, known as IST/Share, designed for high volume users in the financial services industry. Mr. Storm R. Morgan, a director of and consultant to the Company, is an officer of, and has an equity interest in, Oasis. The Company believes that its agreement with Oasis will enhance its ability to market and introduce its product to the financial services industry where Oasis has an existing client base.
Through June 30, 1997, no revenue has been generated as a result of this agreement.

        The Company may enter into negotiations with other companies which have business, product lines or products which are compatible with the Company's business objectives. However, no assurance can be given as to the ability of the Company to enter into any agreement with such a company or that any agreement will result in licenses of the CarteSmart System. See "Business -- Potential Business Agreements."

        At December 31, 1996 and 1995, the Company had a backlog of orders, including ongoing maintenance and data center contracts, in the aggregate amount of $3.7 million and $4.2 million, respectively. Substantially all of the December 31, 1996 backlog is expected to be filled during 1997. Substantially all of the December 31, 1995 backlog was filled during 1996. All of the backlog at both dates relates to health information sales and services.

        The Company's sales force is comprised of three full-time sales representatives, as well as Mr. Leonard M. Luttinger, vice president, John F. Phillips, vice president - marketing, and Storm R. Morgan, who provides advisory services on an as-needed basis through SMI. In addition, Mr. Luttinger and other members of the Company's technical staff are available to assist in market support, especially for proposals which contemplate the use of smart card transaction processing networks.

Product Development

        During 1996, the Company incurred $278,000 for research and development relating to the development of applications for the CarteSmart System in the financial services industry. The results of such effort were employed in the work on the IBN agreement. The Company also incurred $279,000 in capitalized software development relating to such product. During 1995 and 1994, the Company incurred research and development expenses of $699,000 and $367,000, relating principally to the CarteSmart System and development of a graphical interface for the Company's health information systems. The Company is continuing the development and enhancement of the CarteSmart System, and six of its employees are engaged in such activities. The Company intends to develop a product based on both the CCAC Software and its own technologies, including the CarteSmart System, and to develop a network support tool for the financial services industry. The proposed enhancements include an increased language capability so that it can be multilingual, an interface with the Company's CarteSmart System and an interface with Oasis' IST/Share, which is a transaction processing system for high volume users in the financial services industry.


Competition

        The Company is in the business of licensing software to entitlement programs and managed care organizations, specialty care institutions and other major computer users who have a need for access to a distributed data network, and marketing health information systems software to specialty care organizations. The software industry in general is highly competitive. In addition, with technological

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developments in the communications  industry, it is possible that communications as well as computer and software companies may offer similar or comparable services. Although the Company believes that it can provide a health care facility or managed care organization with software to enable it to perform its services more effectively, other companies, including major computer and communications companies have the staff and resources to develop competitive systems, and users, such as insurance companies, have the ability to develop software systems in house. Because of the large subscriber base participating in the major managed care organizations, the inability of the Company to license any such organizations could have a materially adverse effect upon its business. Furthermore, various companies have offered smart cards programs, by which a person can have his medical records stored, and software vendors and insurance companies have developed software to enable a physician or other medical care provider to have direct access to the insurer's computer and other software designed to maintain patient health and/or medication records. The market is very cost sensitive. In marketing systems such as the CarteSmart System, the Company must be able to demonstrate the ability of the network sponsor to provide enhanced services at lower effective cost. Major systems and consulting vendors, such as Unisys, AT&T Corp. and Andersen Worldwide may offer packages which include smart cards and other network services. No assurance can be given that the Company will be able to compete successfully with such competitors. The Company believes the health insurance industry is developing switching software to be used in transmitting claims from health care providers to the insurers, and insurers or managed care organizations may also develop or license or purchase from others the software to process such claims, which would compete with certain functions of the CarteSmart System. The health information systems business is highly competitive, and is serviced by a number of major companies and a larger number of smaller companies, many of which are better capitalized, better known and have better marketing staffs than the Company, and no assurance can be given that the Company will be able to compete effectively with such companies. Major vendors of health information systems include Shared Medical Systems Corp. and HBO Corp., although the Company believes that such companies market their products to segments of the heath care field other than the behavioral field. The Company believes that price competition is a significant factor in its ability to market its health information systems and services.

        The Company also faces intense competition as it seeks to enter the education and financial services markets. Competition for the education market includes not only major and minor software developers, but credit card issuers and telecommunications companies. In marketing its CarteSmart-based products to educational institutions, the Company can focus on the benefits to the university of providing an all-purpose card to ease administration and reduce costs. Major credit card issuers and communications companies, such as American Express, AT&T and MCI, can offer similar services by permitting the university to link their cards with the university's services. Such organizations can also use these marketing efforts as a part of their overall corporate marketing strategy to familiarize the students with their particular cards and services in hopes of attracting the students as a long-term user of their cards and services. As part of a marketing plan, rather than a profit center, such card issuers may be able to offer the universities services similar to the Company, but at a lower cost to the university. In this context, it is possible that, unless the Company can enter into a marketing arrangement with a major card issuer or telecommunications company, the Company may not be able to compete successfully in marketing its CarteSmart products to educational institutions.

        The financial services industry is served by numerous software vendors. In addition, major banks, credit card issuers and other financial services companies have the resources to develop networking software in house. At present, most financial institutions use magnetic stripe cards rather than smart cards. The Company believes that its CarteSmart System together with the CCAC Software and its joint marketing agreement with Oasis, which presently serves the financial services industry, will assist the Company in selling and licensing its products and services in the financial services industry. However, to the extent that smart cards become more important in the financial services industry, more companies in the financial services industry, as well as the major computer and software companies, all of whom are better known and substantially better capitalized than the Company, and numerous smaller software developers, are expected to play an increasingly active role in developing and marketing smart card based products. No assurance can be given as to the ability of the Company to compete in this industry. Furthermore, the joint venture among Visa, MasterCard and certain major banks relating to the development of a smart card based system and the entry of American Express in the smart card business may have an adverse effect upon the ability of the Company to market smart card products to the financial services industry. No assurance can be given that the Company will be able to compete successfully with such competitors.

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Government Regulations

        The Federal and state governments have adopted numerous regulations relating to the health care industry, including regulations relating to the payments to health care providers for various services. The adoption of new regulations can have a significant effect upon the operations of health care providers and insurance companies. Although the Company's business is aimed at meeting certain of the problems resulting from government regulations and from efforts to reduce the cost of health care, the effect of future regulations by governments and payment practices by government agencies or health insurers, including reductions in the funding for or scope of entitlement programs, cannot be predicted. Any change in the structure of health care in the United States can have a material effect on companies providing services, including those providing software. Although the Company believes that one likely direction which may result from the current study of the health care industry would be an increased trend to managed care programs, which is the market to which the Company is seeking to license its CarteSmart System, no assurance can be given that the Company's business will benefit from any changes in the industry structure. Even if the industry does evolve toward more health care being provided by managed care organizations, it is possible that there will be substantial concentration in a few very large organizations, which may seek to develop their own software or obtain software from other sources. To the extent that the health care industry evolves with greater government sponsored programs and less privately run organizations, the Company's business may be adversely affected. Furthermore, to the extent that each state changes its own regulations in the health care field, it may be necessary for the Company to modify its health information systems to meet any new record-keeping or other requirements imposed by changes in regulations, and no assurance can be given that the Company will be able to generate revenues sufficient to cover the costs of developing the modifications.

        A substantial percentage of CSM's business has been with government agencies, including specialized care facilities operated by, or under contract with, government agencies. See "Business -- Markets and Marketing." The decision on the part of a government agency to enter into a contract is dependent upon a number of factors, including economic and budgetary problems affecting the local area, and government procurement regulations, which may include the need for approval by more than one agency before a contract is signed. In addition, contracts with government agencies generally include provisions which permit the contracting agency to cancel the contract at its convenience.


Intellectual Property Rights

        The CarteSmart System is a proprietary system developed by the Company, and its health information system software is proprietary software developed by CSM. The Company has no patent rights for the CarteSmart System or health information system software, but it relies upon non-disclosure and secrecy agreements with its employees and third parties to whom the Company discloses information. No assurance can be given that the Company will be able to protect its proprietary rights to its system or that any third party will not claim rights in the system. Disclosure of the codes used in the CarteSmart System or in any proprietary product, whether or not in violation of a non-disclosure agreement, could have a materially adverse affect upon the Company, even if the Company is successful in obtaining injunctive relief, and no assurance can be given that the Company will be able to obtain injunctive relief. Furthermore, the Company may not be able to enforce its rights in the CarteSmart System in certain foreign countries.

        Prior to joining the Company, Messrs. Leonard M. Luttinger, vice president of the Company, and Thomas L. Evans, who was formerly a vice president of the Company, were employed by Onecard Corporation, a subsidiary or affiliate of Onecard, a corporation which was engaged in the development of smart card technology. The Company developed its CarteSmart technology independent of Onecard, and no Onecard technology was incorporated in the CarteSmart technology. See "Business -- Litigation" for information with respect to an action commenced by Onecard against the Company, Consolidated and certain of the Company's officers.


Source of Supply

        Since the Company does not provide any of the hardware or the smart cards, it is the responsibility of the licensee to obtain the hardware, smart cards and other supplies. The Company's software operates on computer hardware and smart cards manufactured by a number of suppliers.


Potential Business Agreements

        Following completion of this Offering, the Company may enter into joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreements, which the Company believes would further the Company's growth and development. In negotiating such agreements or arrangements, the Company anticipates that such agreements would be based upon the manner in which the Company's business can be expanded, the extent to which either the Company's technology can be introduced or developed in fields not then being addressed by the Company or the extent to which additional channels can be developed for the Company's products and technology. The Company's joint venture with Oasis and its affiliates to purchase and develop the CCAC

                                               - 26 -
57046

Software and its joint marketing agreement with Oasis are other examples of such agreements. Although the Company is engaged in negotiations and performing its due diligence investigations with respect to a potential acquisition, the Company has not entered into any letters of intent or agreements with respect to any such arrangements or transactions. Furthermore, no assurance can be given that any agreement which the Company enters into will generate any revenue to the Company. To the extent that the Company enters into an agreement with an affiliated party, the terms and conditions of such agreement will be on terms at least as favorable to the Company as those the Company could achieve in negotiations at arm's length with an independent third party. If any such agreement is with an affiliated party, the Company will seek the approval of a majority of the directors who have no affiliation with the other party.


Employees

        As of July 31, 1997, the Company had 75 employees, including four executive, six marketing and marketing support, 58 technical and seven clerical and administrative employees. The Company's employees are not represented by a labor union, and the Company believes that its employee relations are good.


Litigation

        In March 1997, an action was commenced against the Company and certain of its officers, directors and stockholders by Onecard Health Services Corporation in the Supreme Court of the State of New York, County of New York. The named defendants include, in addition to the Company, Messrs. Lewis S. Schiller, chief executive officer and a director of the Company, Leonard M. Luttinger, vice president and a director of the Company, Thomas L. Evans, who was a vice president of the Company, Consolidated and certain of its subsidiaries, and other stockholders of the Company and other individuals who were or may have been officers or directors of Onecard but who have no affiliation with the Company or Consolidated. Mr. Luttinger and Mr. Evans were employees of Onecard prior to the formation of the Company. Mr. Schiller was not an employee or director of, consultant to, or otherwise affiliated with, Onecard. The complaint makes broad claims respecting alleged misappropriation of Onecard's trade secrets, corporate assets and corporate opportunities, breach of fiduciary relationship, unfair competition, fraud, breach of trust and other similar allegations, apparently arising at the time of, or in connection with, the organization of the Company in September 1992. The complaint seeks injunctive relief and damages, including punitive damages, of $130 million. The Company believes that the action is without merit, and it will vigorously defend the action. The Company has filed an answer denying all of the plaintiffs' allegations and has asserted affirmative defenses. In addition, the Company believes that there is a difference in the technology used in the Onecard software and the Company's CarteSmart software and in the type of computer network on which the software operates. The Company has demanded that the plaintiff particularize the broad allegations of the complaint and the produce documents referred to in the complaint. No assurance can be given as to the ultimate disposition of the action, and an adverse decision may have a material adverse effect upon the business of the Company.


Property

        The Company's executive offices and facilities are located in approximately 18,000 square feet of space at 146 Nassau Avenue, Islip, New York, pursuant to a lease which terminates on February 28, 1999, at a minimum annual rental of $250,000. This lease provides for fixed annual increases ranging from 4% to 5%. The Company also leases approximately 1,800 square feet of office space in La Jolla, California pursuant to a lease which terminates on March 31, 1999, at a minimum annual rental of $31,000, subject to fixed annual increases of 4%. The Company occupies, on a month-to-month basis, an aggregate of approximately 1,500 square feet of office space in Wethersfield, Connecticut at a monthly rental of $2,000 and has signed a lease for approximately 1,750 square feet of office space in Tolland, Connecticut at an annual rental of approximately $21,000. Occupancy in the Tolland office is scheduled for November 1997.

        The Company believes that its space is adequate for its immediate needs and that, if additional space is required, it would be readily available on commercially reasonable terms.



                                               - 27 -
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



                                                MANAGEMENT

Directors and Executive Officers

        The directors and executive officers of the Company are as follows:
Name                               Age             Position
Lewis S. Schiller                  66             Chairman of the Board, Chief
                                                  Executive Officer and Director
James L. Conway                    49             President and Director
Leonard M. Luttinger               48             Vice President and Director
Anthony F. Grisanti                47             Chief Financial Officer,
                                                  Treasurer and Secretary
John F. Phillips                   57             Vice President -- Marketing
                                                  and Director
Norman J. Hoskin                   61             Director
Storm R. Morgan                    31             Director

        Mr. Lewis S. Schiller has been chairman of the board and a director of the Company since its organization in September 1992. Mr. Schiller is chairman of the board and chief executive officer of Consolidated, SISC and Holdings and is chief executive officer and/or chairman of Consolidated's operating subsidiaries, whose operations include, in addition to the Company, magnetic resonance imaging centers, telecommunications and various manufacturing operations. Mr. Schiller has held such positions for more than the past five years. Mr. Schiller is also chairman of the board, chief executive officer and a director of Trans Global Services, Inc., a contract engineering company which is a public subsidiary of SISC. Mr. Schiller devotes only a portion of his time to the business of the Company.

        Mr. James L. Conway has been president and a director of the Company since January 1996. Since 1993, he has been president of S-Tech Corporation ("S-Tech"), a wholly-owned subsidiary of Consolidated which manufactures specialty vending equipment for postal, telecommunication and other industries. From 1990 to 1993, he was a consultant to General Aero Products Corp. ("General Aero"), a Long Island based defense manufacturing firm as debtor in possession of General Aero following its filing under Chapter 11 of the Federal Bankruptcy Act in 1989. Mr. Conway devotes approximately 80% to 90% of his time to the business of the Company.

        Mr. Leonard M. Luttinger has been a director of the Company since its organization in September 1992 and was president from September 1992 until January 1996, when he became chief operating officer. In October 1996, he became vice president of the Smartcard Division. From March 1991 to September 1992, Mr. Luttinger was vice president of smart card systems for Onecard, a corporation engaged in the development of smart-card technology. From June 1966 to February 1991, he was employed at Unisys, a computer corporation, and its predecessor Burroughs Corporation, in various capacities, including manager of semiconductor and memory products and manager of scientific systems.

        Mr. Anthony F. Grisanti has been treasurer of the Company since June 1994, secretary since February 1995 and chief financial officer since January 1996. He was chief financial officer of CSM and ACT for more than five years prior thereto.

        Mr. John F. Phillips has been a director of the Company and vice president of CSM since June 1994, when CSM was acquired. He also served as vice chairman and vice president -- marketing of the Company from June 1994 to January 1996. He was a senior executive officer and director of CSM and ACT for more than five years prior to June 1994. From January 1993 to June 1994, he was chairman of the Board of CSM and ACT. From 1986 until December 1992, he was president of CSM and ACT. Mr. Phillips is a director of ACT.

        Mr. Norman J. Hoskin has been a director of the Company since July 1997. He is chairman of Atlantic Capital Group, a financial advisory services company, a position he has held for more than the past five years. He is also chairman of the board and a director of Tapistron International, Inc., a high tech manufacturer of carpeting, and is a director of Consolidated and Trans Global. Mr. Hoskin is also a director of Aqua Care Systems, Inc., a water media filtration and remediation company, and Spintek Gaming, Inc., a manufacturer of gaming equipment.

        Mr. Storm R. Morgan has been a director of the Company since
January 1996. Mr. Morgan is also senior vice president of Oasis, a position he has held since 1991, and an officer and director of SMI, a position he has held since 1989.

        Mr. Schiller devotes a significant portion of his time to the business of Consolidated and its other subsidiaries. He anticipates that he will devote such amount of his time to the business of the Company as is necessary; however, Mr. Schiller does not expect to devote more than 10% of his time to the business of the Company.


                                               - 28 -
57046

        Messrs. Phillips and Grisanti resigned as officers of ACT and Old CSM in June 1994, at the time of the sale by Old CSM of its assets. Although Mr. Phillips continues to serve as a director of ACT, he anticipates that such service will not require any significant amount of his business time and effort.

        The Company's Certificate of Incorporation includes certain provisions, permitted under Delaware law, which provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for certain conduct prohibited by law. The Certificate of Incorporation also contains broad indemnification provisions. These provisions do not affect the liability of any director under Federal or applicable state securities laws.

        The Board of Directors does not have any executive, nominating or audit committees.


Remuneration

        Set forth below is information concerning the Company's chief executive officer and the only officers who received or accrued compensation in excess of $100,000 during the years ended December 31, 1996, 1995 and 1994. Information with respect to Mr.
Phillips reflects, for 1994, the combined compensation received from the Company and Old CSM.


                                      Annual Compensation               Long-Term Compensation (Awards)
Name and Principal Position       Year       Salary      Bonus and    Restricted Stock      Options, SARs
                                                        Commission     Awards (Dollars)       (Number)
Lewis S. Schiller, CEO            1996       --1          --                 --                166,6672
                                  1995       --1          --                 --                   --
                                  1994       --1          --                 --                   --
Leonard M. Luttinger,             1996     $ 62,500      $67,262             --                156,2502
President                         1995      125,000        --                --                 26,768
                                  1994      113,390       24,000             --                 15,0003
John F. Phillips, chairman of     1996      100,000       33,906             --                 27,000
the board of CSM, vice            1995      123,900        --                --                 38,768
chairman and vice president -     1994      108,416        --                --4                15,0003
marketing
----------------------------     -----     ---------     --------           -----              ----------

1 Mr. Schiller received no compensation from the Company. Effective December 31, 1994, Consolidated changed its fiscal year to the calendar year from the twelve months ended July 31. During the years ended December 31, 1996 and 1995, the period from August 1, 1994 to December 31, 1994 and the fiscal year ended July 31, 1994, the total compensation paid or accrued by Consolidated to Mr. Schiller was $340,000, $250,000, $94,000 and $181,451, respectively.

2 Represents Series B Warrants issued in February and July 1996. The Series B Warrants issued in July 1996 were issued pursuant to the warrant exchange. See "Certain Transactions."

2 In December 1994, the Company issued options to purchase 15,000 shares of Common Stock at $5.33 per share to each of Messrs. Luttinger and Phillips pursuant to the Company's 1993 Long-Term Incentive Plan. In January 1995, these options were canceled and new options were granted with an exercise price of $.232 per share, which was determined by the Board of Directors to be the fair market value per share on such date, to Messrs. Luttinger (8,058 shares) and Phillips (20,058 shares).
        See "Management -- Long-Term Incentive Plan."

3 Represents the value of 17,752 shares of Common Stock transferred to Mr. Luttinger by SISC.


4 In June 1994, in connection with the acquisition of Old CSM, SISC (a) granted Mr. Phillips an option to purchase 66,000 shares of the Company's Common Stock owned by SISC at $.232 per share for the five year period commencing June 1994 and (b) transferred 40,000 shares of Consolidated common stock to Mr. Phillips.

        In June 1994, at the closing of the acquisition of CSM, the Company entered into five-year employment agreements with Messrs. Leonard M. Luttinger, John F. Phillips and Anthony F. Grisanti, which provide for annual base salaries of $125,000, $125,000 and $80,000, respectively. The agreement with Mr.
Luttinger replaced a prior agreement and increased his compensation. The agreements provide for an annual cost of living adjustment, an automobile allowance and a bonus of 4% of income before income taxes

                                               - 29 -
57046
for Messrs. Luttinger and Phillips and 2% of income before income taxes for Mr. Grisanti. The maximum bonus is 300% of salary for Messrs. Luttinger and Phillips and 200% of salary for Mr. Grisanti. For 1996, Messrs. Luttinger and Phillips agreed to reduced base salaries of $62,500 and $100,000, respectively, with certain incentives if certain targets are attained. For 1997, Mr. Phillips agreed to a reduced base salary of $109,000 plus commissions. In August 1996, the Company entered into an agreement with Mr. James L. Conway pursuant to which it pays him an annual salary of $125,000, subject to a cost of living adjustment an automobile allowance and a bonus of 5% of income before income taxes up to a maximum of 300% of his salary. Prior to August 1996, Mr. Conway received a salary of $52,000 per year. The aggregate annual base salaries for 1997 under these agreements is $459,000. In addition, the Company has an agreement with Trinity pursuant to which the Company will pay Trinity $180,000 per year during the three-year period commencing September 1996. See "Certain Transactions."

        The annual salary payable by Consolidated to Mr. Schiller pursuant to his employment agreement with Consolidated was $250,000, subject to a cost of living increase, prior to September 1, 1996. Effective September 1, 1996, Mr. Schiller's annual salary from Consolidated was increased to $500,000. In addition, Mr. Schiller receives incentive compensation from Consolidated based on the results of Consolidated's operations and owns 10% of Consolidated's or SISC's equity interest in each of their operating subsidiaries and investments. Pursuant to such agreement, Mr. Schiller received 10% of SISC's equity interest in the Company and other subsidiaries of SISC. In addition, Mr. Schiller is entitled to 20% of SISC's gross profit in the event of any sale of any of its subsidiaries.

        In January 1996, Mr. Storm R. Morgan was elected a director of the Company. At the time of his election, he was an advisor of the Company. During 1996, the Company operated under an oral agreement pursuant to which the Company paid to SMI, of which Mr. Morgan is the sole stockholder, an officer and director, $619,700 for services provided by Mr. Morgan from on an as-needed basis and for up to six persons who served in management-level or other key positions for the Company on a full-time basis. These individuals provided marketing, support and technical services to the Company. Mr. Morgan was not required to devote any minimum amount of time to the business of the Company. In 1996, the Company also paid SMI commissions of $11,750 and paid SMI a $250,000 fee for services related to the Company's agreement with IBN. See "Certain Transactions."

        The following table sets forth information concerning options granted during the year ended December 31, 1995 to the officers named in the compensation table under "Management -- Remuneration." No SARs were granted. See "Certain Transactions" for information concerning the issuance of Series B Warrants to such persons. All of such options and Series B Warrants were granted prior to the Company's initial public offering.

                                     Option Grants in Last Fiscal Year


                                                    Percent of Total
                                  Number of Shares   Options Granted
                                  Underlying         to Employees in   Exercise Price
        Name                      Options Granted    Fiscal Year1      Per Share         Expiration Date
Lewis S. Schiller                    66,6672              5.9%           $2.00             12/31/99
                                    100,0002              8.8%            4.00             12/31/99
Leonard M. Luttinger                 25,0002              2.2%            2.00             12/31/99
                                    131,2502             11.5%            4.00             12/31/99
John F. Phillips                     27,000               2.4%            2.00              4/01/01
--------------------------------    ---------------     ------------     -------------     ----------

1 The percentage is based upon the total number of stock options granted (129,500) and Series B Warrants issued (1,008,334) to individuals who, at the time of issuance, were officers, directors or employees of the Company.

2       Represents Series B Warrants.

        In July 1996, the Company effected a warrant exchange with the holders of the Series B Warrants. Pursuant to the warrant exchange, (a) the holders of Series B Warrants having a $2.00 exercise price exchanged one third of such warrants for Series B Warrants to purchase, at an exercise price of $4.00 per share, 150% of the number of shares of Common Stock issuable upon exercise of the Series B Warrants that were exchanged, and (b) the exercise price of the Series B Warrants having a $5.00 exercise price was reduced to $4.00. At the time of the warrant exchange Mr. Schiller owned Series B Warrants (which had been either issued to him by the Company or transferred to him by SISC) to purchase 100,000 shares of Common Stock at $2.00 per share and 50,000 shares of Common Stock at $5.00 per share. Pursuant to the warrant exchange, Mr. Schiller received Series B Warrants to purchase 66,667 shares of Common Stock at $2.00 per share and 100,000 shares of Common Stock at $4.00 per share. Pursuant to the warrant exchange, Mr. Luttinger exchanged Series B Warrants to purchase 37,500 shares of Common Stock at $2.00 per share and 112,500 shares of Common Stock at $5.00 per share for Series B Warrants to purchase 25,000 shares of Common Stock at $2.00 per share and 131,250 shares of Common Stock at $4.00 per share. See "Certain Transactions -- Issuance of Warrants."


                                               - 30 -
57046

        The following table sets forth information concerning the exercise of options during the year ended December 31, 1995 and the year-end value of options held by the officers named in the compensation table under "Management -- Remuneration."

                    Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value


                                                                      Number of
                                                                      Securities         Value of
                                                                      Underlying         Unexercised In-
                                                                      Unexercised        the-Money
                                                                      Options at Fiscal  Options at Fiscal
                                                                      Year End           Year End1

                                  Shares Acquired      Value          Exercisable/       Exercisable/
        Name                      Upon Exercise       Realized        Unexercisable      Unexercisable
Lewis S. Schiller                     --                  --            166,667/            $91,667/
                                                                             --                  --
Leonard M. Luttinger                  --                  --             17,412/             53,669/
                                                                          9,354              28,343
John F. Phillips                      --                  --             29,412/             91,385/
                                                                         22,854              46,905
--------------------------         ---------------    ---------       -------------      -------------

1 The determination of "in the money" options at December 31, 1996, is based on the closing price of the Common Stock on the Nasdaq SmallCap Market on December 31, 1996, which was $3.375.

        See "Certain Transactions" for information relating to the repricing of certain Series B Warrants.


Long-Term Incentive Plan

        In July 1993, the Company adopted, by action of the board of directors and stockholders, the 1993 Long-Term Incentive Plan (the "Plan"). The Plan was amended in October 1993, April 1994, October 1994 and February 1996. The Plan does not have an expiration date. Set forth below is a summary of the Plan, but this summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part.

        The Plan is authorized to grant options or other equity-based incentives for 511,000 shares of the Common Stock. If shares subject to an option under the Plan cease to be subject to such option, or if shares awarded under the Plan are forfeited, or otherwise terminated without a payment being made to the participant in the form of stock, such shares will again be available for future distribution under the Plan.

        Awards under the Plan may be made to key employees, including officers of and consultants to the Company, its subsidiaries and affiliates, but may not be granted to any director unless the director is also an employee of or consultant to the Company or any subsidiaries or affiliates. The Plan imposes no limit on the number of officers and other key employees to whom awards may be made; however, no person shall be entitled to receive in any fiscal year awards which would entitle such person to acquire more than 3% of the number of shares of Common Stock outstanding on the date of grant.

        The Plan is to be administered by a committee of no less than three disinterested directors to be appointed by the board (the "Committee"). No member or alternate member of the Committee shall be eligible to receive options or stock under the Plan (except as to the automatic grant of options to directors) or under any plan of the Company or any of its affiliates. The Committee has broad discretion in determining the persons to whom stock options or other awards are to be granted, the terms and conditions of the award, including the type of award, the exercise price and term and the restrictions and forfeiture conditions. If no Committee is appointed, the functions of the committee shall be performed by the board of directors. At present no Committee has been appointed.

        The Committee will have the authority to grant the following types of awards under the Plan: incentive or non-qualified stock options; stock appreciation rights; restricted stock; deferred stock; stock purchase rights and/or other stock-based awards. The Plan is designed to provide the Committee with broad discretion to grant incentive stock-based rights.

        In January 1995, the Board granted stock options to purchase an aggregate of 252,804 shares of Common Stock at $.232 per share, and in December 1995, the Board granted stock options to purchase an aggregate of 104,952 shares of Common Stock at $.345 per share. Such exercise prices were determined by the Board to be the fair market value per share on the date of grant. The options

                                               - 31 -
57046
become exercisable as to 50% of the shares on the first and second anniversaries of the date of grant. In connection with certain of the January 1995 option grants, the Board canceled previously granted options to purchase 206,250 shares at an exercise price of $5.33 per share which were granted in 1994.


                                           CERTAIN TRANSACTIONS

Loan and Equity Transactions

        During the period between the Company's organization in September 1992 and September 30, 1995, the Company borrowed approximately $2.9 million and $97,000 from SISC and DLB, respectively. These loans bear interest at 10% per annum. In April 1994, SISC purchased from DLB the note representing the Company's obligations to DLB and DLB's Series B Preferred Stock. At such time, SISC also purchased $54,000 note from an unrelated party. The largest amounts owed by the Company at any one time to SISC during 1995 was approximately $3.0 million, which was outstanding on September 30, 1995. At September 30, 1995:

               (a) SISC accepted 2,210 shares of Series D Preferred Stock, which have a redemption price of $1,000 per share, or an aggregate of $2,210,000 in exchange for cancellation of the Company's indebtedness in the principal amount of $2.2 million. The Series D Preferred Stock is not voting and there are limitations on the redemption of such shares. See "Description of Securities -- Series D Preferred Stock." The Company issued a $750,000 promissory note to SISC in respect of the balance of its indebtedness to SISC.
The note was paid in August 1996.

               (b) The Company issued 1,125,000 shares of Common Stock to Holdings in consideration of the cancellation by SISC of accrued interest at September 30, 1995 of $388,000, reflecting a price of $.345 per share.

        In January 1996, SISC exchanged 1,000 shares of Series D Preferred Stock for 1,125,000 shares of Common Stock. As a result of this exchange, the aggregate redemption price of the Series D Preferred Stock was reduced to $1.2 million. SISC holds 1,210 shares of Series D Preferred Stock, which provides for an annual dividends in the aggregate amount of $72,600. Such dividend may be paid in cash or in shares of Common Stock. The Company issued 5,542 and 7,260 shares of Common Stock in payment of dividends of $72,600 and $36,300 which were due on October 1, 1996 and April 1, 1997, respectively. SISC transferred an aggregate of 1,280 shares of such Common Stock to Mr. Lewis S. Schiller pursuant to Mr. Schiller's employment agreement with Consolidated.

        During 1994 and 1995, ACT lent the Company $58,000 and $109,000, respectively. The outstanding balance on December 31, 1995 and 1994 were $167,000 and $58,000, respectively, representing the largest amounts owed during such years. ACT has lent money to the Company during 1996. The largest amount due ACT was $256,000, which was paid from the proceeds of the Company's initial public offering in August 1996. Mr. John F. Phillips, a director of the Company, is a director of ACT, and ACT is the parent of Old CSM.

        The Company believes that the transactions described above are fair and reasonable to the Company and were made on terms that are not less favorable to the Company than could have been obtained from non-affiliated third parties, if such third parties were available, and it intends that transactions with related parties will be on an arms-length basis.

        At the time of the Company's initial public offering in August 1996, there were outstanding 80 shares of Series B Preferred Stock, which had a redemption price of $1,200 per share. Such shares were owned by SISC, which owned 40 shares, Mr. E. Gerald Kay, who was at the time a director of the Company, who owned 20 shares, and one non-affiliated person who owned 20 shares. All of the shares of Series B Preferred Stock were redeemed from the proceeds of the Company's initial public offering. Pursuant to such redemption, SISC and Mr. Kay received $48,000 and $24,000, respectively.


Issuance of Warrants

        In February 1996, the Company issued an aggregate of 3,573,125 Outstanding Warrants, of which 1,677,500 are exercisable at $2.00 per share and 1,895,625 are exercisable at $4.00 per share. These warrants were issued in connection with services rendered, which, in the case of SISC, included the guarantee of certain of the Company's promissory notes. The fair value of the Common Stock on the date of board approval was $3.20 per share, and the Company incurred a compensation expense of $2.1 million as a result of the issuance of Series B Warrants at $2.00 per share. See Notes 11 and 14 of Notes to Consolidated Financial Statements. The Outstanding Warrants expire on December 31, 1999. The Series B Warrants, which, with respect to SISC and SMACS, replaced the warrants previously granted at a higher price, were issued in February 1996 to the following persons:


                                               - 32 -
57046

        Name                                  $2 Warrants           $5 Warrants
        ----                                  -----------            -----------
SISC                                          1,968,750                      --
Lewis S. Schiller                                 --                     52,500
Storm R. Morgan                                 225,000                      --
James L. Conway                                 112,500                 112,500
Leonard M. Luttinger                             37,500                 112,500
Thomas L. Evans                                   --                     37,500
SMACS Holdings, Inc.                             37,500                 187,500
Bridge Ventures, Inc.                           135,000                 135,000
                                              ---------                 -------
Total                                         2,516,250                 637,500
                                              =========                 =======
--------------------------------------------- --------------          ----------

        SISC has transferred Series B Warrants to purchase 700,417 shares of Common Stock to Mr. Lewis S. Schiller (206,250 warrants), James Conway (25,000 warrants), E. Gerald Kay, who was, at the time, a director of the Company (100,000 warrants), two officers and one director of Consolidated (156,667 warrants), SMI (62,500 warrants) and two other individuals who are not affiliated with the Company (150,000 warrants). Mr. Schiller has an employment agreement with Consolidated pursuant to which he has 10% of Consolidated's or SISC's or their subsidiaries' interest in equity securities owned by them. The transfer of the Series B Warrants to Mr. Schiller was made pursuant to such employment agreement and for other services to SISC. In February 1996, Mr. Schiller transferred to DLB 133,500 shares of Common Stock and Series B Warrants to purchase 106,250 shares of Common Stock at $2.00 per share in satisfaction of certain of his obligations to DLB or its stockholder. DLB and Mr. Schiller have transferred 15,000 shares and 35,000 shares, respectively, of Common Stock to each of the Schillers' three adult children and one person who is an officer and director of Consolidated. Mr. Schiller and DLB disclaim any beneficial interest in the shares owned by the Schillers' adult children.

        Bridge Ventures, Inc. ("Bridge") transferred Series B Warrants to purchase 67,500 shares of Common Stock at $2.00 per share and 67,500 shares of Common Stock at $5.00 per share to Saggi Capital Corp. ("Saggi"), and SMACS transferred Series B Warrants to purchase 18,750 shares of Common Stock at $2.00 per share and 93,750 shares of Common Stock at $5.00 per share to Saggi. As a result of such transfers, Saggi held Outstanding Warrants to purchase 86,250 shares of Common Stock at $2.00 and 161,250 shares of Common Stock at $5.00 per share.

        In July 1996, pursuant to a warrant exchange, (a) the holders of Series B Warrants having a $2.00 exercise price exchanged one third of such warrants for Series B Warrants to purchase, at an exercise price of $4.00 per share, 150% of the number of shares of Common Stock issuable upon exercise of the Series B Warrants that were exchanged, and (b) the exercise price of the Series B
Warrants having a $5.00 exercise price was reduced to $4.00. Prior to the warrant exchange, there were Series B Warrants to purchase 2,516,250 shares of Common Stock at $2.00 per share and Series B Warrants to purchase 637,500 shares of Common Stock at $5.00 per share outstanding. As a result of the warrant exchange, there were Series B Warrants to purchase 1,677,500 shares of Common Stock at $2.00 per share and 1,895,625 shares of Common Stock at $4.00 per share.

        The IPO Registration Statement also includes the 800,000 Series B Warrants with an exercise price of $2.00 per share. In August 1996, SISC, Bridge and Saggi sold Series B Warrants to purchase 750,000 shares, 25,000 shares and 25,000 shares, respectively, pursuant to such registration statement, and such Series B Warrants were exercised in August 1996.


Other Related Party Transactions

        The Company has an agreement with Trinity pursuant to which the Company will pay Trinity a monthly fee of $15,000 for a three-year term commencing on August 1, 1996 for general business, management and financial consulting services. Neither Mr. Lewis S. Schiller, chairman of the board of the Company, Consolidated, SISC and Trinity, nor any other employee of Consolidated, SISC or Trinity receives any compensation from the Company for services rendered by him, and the fee reflects compensation for services rendered and to be rendered by Trinity to the Company. Trinity's business is providing management and related services, including services relating to the structure or restructure of an organization, for companies which are affiliated with Consolidated as well as non-affiliated entities.

        Pursuant to an employment agreement between Mr. Schiller and Consolidated, Mr. Schiller has the right to 10% of SISC's equity position in its subsidiaries, including the Company, for 110% of SISC's cost. Pursuant to this agreement, Mr. Schiller acquired from SISC an aggregate of 460,509 shares of Common Stock. Mr. Schiller's employment agreement with Consolidated also provides that, in the event of a merger or other sale by the Company of its business, he is entitled to receive 20% of the gross profit, as defined, from any sale. Ms. Grazyna B. Wnuk, secretary and a director of Consolidated, has an employment agreement with Consolidated which provides that, in the event of such a transaction, she is entitled to 1% of such gross profit. To the extent that any such payments are made by the Company, the amount payable to the stockholders will be reduced. As of the date of this Prospectus, the Company has not conducted any formal or informal negotiations or discussions with respect to any such transaction.

                                               - 33 -
57046

        In January 1996, the Company issued 11,250 shares of Common Stock to Mr. Thomas L. Evans, who was then vice president of the Company, for services rendered by him. The fair value of such shares was treated as compensation to Mr. Evans in 1995.

        In January 1996, Mr. Storm R. Morgan was elected as a director of the Company. At the time of his election, he was a consultant to the Company. The Company does not pay compensation to Mr. Morgan. The Company had an oral agreement with SMI, of which Mr. Morgan is sole stockholder, an officer and a director, pursuant to which the Company pays SMI an aggregate of $619,700 during 1996. Such compensation related to the services performed by Mr. Morgan on a part time basis and by up to six other individuals who performed services at a management level or other key position for the Company on a full-time basis. Effective in February 1997, the Company has an oral agreement pursuant to which it pays SMI $9,000 per month, for which SMI will provide to the Company the services of Mr. Morgan on an as-needed basis. Mr. Morgan is not required to devote any minimum amount of time to the business of the Company. In addition, during 1996, the Company paid SMI a fee of $250,000 for services relating to the Company's agreement with IBN. SMI has experience in the development, marketing and sales of advanced electronic financial transaction processing systems for point of sale applications, including automated teller machines.

        Mr. Morgan is also senior vice president of, and holds an equity interest in, Oasis. The Company has a joint marketing agreement with Oasis pursuant to which each company markets the products of the other for which it receives a commission. The Company and Oasis and its affiliates formed a joint venture to develop the CCAC Software. The joint venture is engaged in the development of enhancements to the CCAC Software to enable it to interface with Oasis' IST/Share as well as the Company's own CarteSmart System software. The cost of the development of the CCAC Software is shared equally by Oasis and the Company. Each party has the right to market the CCAC Software, and the proceeds from any sales, after deducting a sales commission payable to the party which makes the sale and any operating expenses, is shared equally by the Company and Oasis. The purchase price of the CCAC Software was $650,000, of which $325,000 was paid by each of the Company and Oasis.

        In connection with the Company's accounts receivable financing, Messrs. Schiller and Luttinger guaranteed the Company's obligations to the lender and Messrs. Edward D. Bright and Anthony F. Grisanti, vice president of CSM and secretary and chief financial officer of the Company, respectively, issued their guaranty which is limited to the losses or liability resulting from certain irregularities by the Company in the submission of invoices for advances and the failure to pay over the proceeds from accounts to the lender. The Company knows of no such irregularities. The advances under this facility was $703,000 at June 30, 1997. Effective August 1, 1997, the maximum borrowings, subject to the borrowing formula, was increased from $750,000 to $1,200,000, the interest rate was reduced and the guarantees of Messrs. Luttinger and Bright were eliminated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        As of June 30, 1996, SISC transferred 25,000 shares and 75,000 shares of Common Stock to Messrs. James L. Conway, president of the Company, and Storm R. Morgan, a director of the Company. Such shares were transferred in respect of services rendered by such individuals to affiliates of Consolidated other than the Company.

        The Company has performed consulting services for certain of Consolidated's affiliated companies. Such services, which have not been substantial and consist of technical support, programming and systems analysis, are rendered on an arms-length basis.

        It is the Company's policy that all future transactions with affiliates are to be on terms no less favorable than could be obtained from an unaffiliated third party and must be approved by a majority of the directors, including a majority of disinterested idrectors.

                              PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of August 31, 1997 and as adjusted to give effect to the sale of the 1,793,750 shares of Common Stock issuable upon exercise of the 896,875 outstanding Warrants during the Special Exercise Period, the number and percentage of shares of outstanding Common Stock owned by each person owning at least 5% of the Company's Common Stock, each director owning stock and all directors and officers as a group, based upon information provided by such persons:

                                   Amount and Nature
        Name and                   of Beneficial                       Percent of Ownership
        Address1                   Ownership2                    Outstanding          As Adjusted

Lewis S. Schiller3                   3,962,459                      52.5%                 42.4%
160 Broadway
New York, NY 10038

SIS Capital Corp.4                   3,693,512                      50.1%                 40.3%
160 Broadway
New York, NY 10038

DLB, Inc.5                             361,536                       5.2%                  4.1%
One Butler Road

                                               - 34 -
57046




Scarsdale, New York 10583

Storm R. Morgan6                       307,000                       4.3%                  3.5%

James L. Conway7                       293,750                       4.2%                  3.3%

Leonard M. Luttinger8                  231,662                       3.3%                  2.6%

John F. Phillips9                      108,912                       1.6%                  1.3%

All Directors and Officers           4,861,548                      58.5%                 48.1%
as a group (six individuals
owning stock, warrants or options)3, 6, 7, 8, 9, 10


1 Unless otherwise indicated, the address of each person is c/o Netsmart Technologies, Inc., 146 Nassau Avenue, Islip, New York 11751.

2 Unless otherwise indicated, each person named has the sole voting and sole investment power and has direct beneficial ownership of the shares.

3 Includes (a) 101,280 shares of Common Stock owned by Mr. Schiller, (b) 167,667 shares of Common Stock issuable upon exercise of Series B Warrants held by Mr. Schiller which are exercisable at $2.00 per share (67,000 shares) and $4.00 per share (100,000 shares), (c) 3,128,512 shares of Common Stock owned by SISC, of which Mr. Schiller is the chief executive officer and has the power to vote the shares, and (d) 565,000 shares of Common Stock issuable upon exercise of Series B Warrants owned by SISC. Includes 151,920 shares of Common Stock owned by SISC, subject to options granted by SISC in connection with the acquisition of CSM. See "Certain Transactions." Shares owned by Mr. Schiller do not include securities owned by DLB, which is owned by Mr. Schiller's wife and with respect to which Mr. Schiller disclaims beneficial interest. At June 30, 1997, DLB owned 237,577 shares of Common Stock and Series B Warrants to purchase 123,959 shares of Common Stock. If the shares owned by DLB were included with Mr. Schiller's shares, the number of shares of Common Stock beneficially owned by Mr. Schiller at June 30, 1997 would be 4,312,473, or 56.2% of the outstanding shares of Common Stock at such date, and 45.6% as adjusted.

4 Represents (a) 3,128,512 shares of Common Stock owned by SISC and (b) 565,000 shares of Common Stock issuable upon exercise of Series B Warrants owned by SISC which are exercisable at $2.00 per share (15,000 shares) and $4.00 per share (550,000 shares). The shares owned by SISC include 151,920 shares of Common Stock which are subject to options granted by SISC in connection with the acquisition of CSM to one director/officer of the Company, one officer of the Company and one officer of CSM.

5 Includes 123,959 shares of Common Stock issuable upon exercise of Series B Warrants owned by DLB which are exercisable at $2.00 per share (70,833 shares) and $4.00 per share (53,126 shares).

6 Includes 262,500 shares of Common Stock issuable upon exercise of Series B Warrants owned by Mr. Morgan which are exercisable at $2.00 per share (150,000 shares) and $4.00 per share (112,500 shares).

7 Includes 268,750 shares of Common Stock issuable upon exercise of Series B Warrants owned by Mr. Conway, which are exercisable at $2.00 per share (100,000 shares) and $4.00 per share (168,750 shares).

8 Includes (a) 156,250 shares of Common Stock issuable upon exercise of Series B Warrants owned by Mr. Luttinger, which are exercisable at $2.00 per share (25,000 shares) and $4.00 per share (112,500 shares) and (b) 17,412 shares of Common Stock issuable upon the exercise of options held by Mr. Luttinger.


9 Represents (a) 66,000 shares of Common Stock issuable upon exercise of an option granted by SISC to Mr. Phillips and (b) 42,912 shares of Common Stock issuable upon exercise of outstanding options held by Mr. Phillips.

10 Information with respect to all officers and directors as a group also includes 35,287 shares of Common Stock issuable upon exercise of options held by another officer.



                                               - 35 -
57046

                                         SELLING SECURITY HOLDERS

Sales of Securities by the Underwriter

Underwriter's Options

        In connection with Company's initial public offering, the Company issued Underwriter's Options to purchase from the Company, for $11.60 per Unit, up to 56,250 Units to the Underwriter. Each Unit consists of two shares of Common Stock and one Warrant. The Underwriter's Options are exercisable for a four-year period commencing August 13, 1997. In the event that the Underwriter's Options are exercised after the redemption (but before the expiration) of the Warrants, the Warrants underlying the Underwriter's Options are immediately redeemable by the Company. If the Warrants expire prior to the exercise of the Underwriter's Options, upon exercise of the Underwriter's Options, the Company will issue two shares of Common Stock and no Warrants. If any Underwriter's Options are transferred, such Underwriter's Options must be immediately exercised and, if not so exercised, will terminate. The Underwriter's Options contain anti-dilution provisions providing for adjustment under certain circumstances similar to those applicable to the Warrants. The holders of the Underwriter's Options have no voting, dividend or other rights as stockholders of the Company with respect to securities underlying the Underwriter's Options.

        The Company has agreed during the term of the Underwriter's Options and for two years thereafter to give advance notice to the holders of the Underwriter's Options or underlying securities of its intention to file a registration statement, and, in such case, the holders of the Underwriter's Options and underlying securities shall have the right to require the Company to include the underlying securities in such registration statement at the Company's expense. At the demand of the holders of a majority of holders of the Underwriter's Options and underlying Common Stock, including Common Stock issued or issuable upon exercise of the Warrants issuable upon exercise of the Underwriter's Options, during the term of the Underwriter's Options, the Company will also be required to file one such registration statement at the Company's expense. In addition, the Company has agreed to cooperate with the holders of the Underwriter's Options in filing a registration at the expense of the holders of the Underwriter's Options or underlying securities.

        In the event that the Underwriter's Option and the underlying Warrants are exercised, the holders of the Underwriter's Options may sell their securities directly to purchasers, through broker-dealers acting as agents for such holders, including the Underwriter, or to broker-dealers who may purchase securities as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the holders of the Underwriter's Options and/or the purchasers from whom such broker-dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). To the extent that any such securities are acquired by the Underwriter for its own account, it may sell such securities as principal to customers of such firm or to market-makers in the securities.

Securities Purchased from Security Holders

        Prior to the Company's initial public offering, the Company borrowed $500,000 from four accredited investors, to whom it issued its promissory notes due January 31, 1997 or earlier upon completion of the Company's initial public offering. The notes were paid in August 1996, upon completion of the Company's initial public offering. At such time, the Company issued to the noteholders an aggregate of 500,000 shares of Common Stock and 250,000 Warrants. Such shares of Common Stock and Warrants were registered in the registration statement relating to the Company's initial public offering. Set forth below is information concerning the noteholders:


              Name                        Number of Shares1   Number of Warrants
           360 Central Corporation        300,000                   150,000
           12382 Baywind Court
           Boca Raton, FL 33428
           Charles S. Junger              100,000                    50,000
           42 West 39th St.
           New York, NY 10018
           Steven Capizzi                  50,000                    25,000
           20 English Woods
           Rochester, NY 14626
           Kenneth Lipson                  50,000                    25,000
           251 28th Avenue
           San Francisco, CA 94121
           ------------------------------ --------                  --------

1 Does not include shares of Common Stock issuable upon exercise of the Warrants.


                                               - 36 -
57046

        The Underwriter has purchased the 300,000 shares of Common Stock and 150,000 Warrants from 360 Central Corporation, and it may purchase additional shares of Common Stock and/or Warrants from the other persons named above in negotiated transactions. The Underwriter has placed the securities it purchased and will place any additional securities it purchases in an investment account. The Underwriter may, from time to time, sell such securities either to its customers or others on negotiated terms and/or sell such securities in open market transactions. To the extent that the Underwriter is acting as a market maker in the Common Stock or Warrants, it may sell such securities in such capacity.


Sales by Related Parties

        Mr. James L. Conway, president and a director of the Company, and Mr. Storm Morgan, a director of the Company, may sell pursuant to this Prospectus, Series B Warrants to purchase 43,100 shares and 31,100 shares of Common Stock, respectively, or the shares of Common Stock issuable upon exercise of such Series B Warrants commencing August 13, 1998, or earlier with the consent of the Underwriter. In addition, Messrs. Conway and Morgan own 25,000 shares and 44,500 shares of Common Stock, respectively, which they may sell pursuant to Rule 144 of the Commission under the Securities Act commencing August 13, 1998, or earlier with the consent of the Underwriter.

        The Series B Warrants have an exercise price of $2.00 per share, expire on December 31, 1999 and are not redeemable. Prior to August 13, 1998, the shares of Common Stock issuable upon exercise of the Series B Warrants may not be sold without the consent of the Underwriter. There is no public market for, and there is not expected to be any public market for, the Series B Warrants. The Series B Warrants provide that, in the event that they are sold or otherwise transferred pursuant to an effective registration statement, they expire 90 days from the date of transfer. As a result, any purchaser of Series B Warrants must, within a short period, either exercise the Series B Warrants or permit them to expire unexercised.

        Set forth below is information as to the stock ownership of Messrs. Conway and Morgan as of August 25, 1997 and as adjusted for the shares of Common Stock which may be sold by them pursuant to this Prospectus or pursuant to Rule 144, commencing August 13, 1998, or earlier with the consent of the Underwriter. The percentages as adjusted do not give any effect to any shares of Common Stock which may be issued by the Company upon exercise of the Warrants.


                                 Amount and Nature  Shares
       Name and                  of Beneficial      Being                  Percent of Ownership
        Address1                 Ownership          Offered2     Outstanding      As Adjusted5

James L. Conway                    293,7503          68,100          4.2%         3.2%

Storm Morgan                       307,0004          50,000          4.3%         3.6%

1 The address of each such person is c/o Netsmart Technologies, Inc., 146 Nassau Avenue, Islip, New York 11751.

2       Includes  shares of Common  Stock  issuable  upon  exercise  or Series B
        Warrants being sold pursuant to this Prospectus (43,100 shares by Mr. Conway and 31,100 shares by Mr. Morgan) and shares of Common Stock being sold pursuant to Rule 144 of the Commission (25,000 shares by Mr. Conway and 44,500 shares by Mr. Morgan). Messrs. Conway and Morgan have advised the Company that they anticipate that they will sell the shares which may be sold pursuant to Rule 144 prior to selling shares issuable upon exercise of the Series B Warrants.

3 Includes 268,750 shares of Common Stock issuable upon exercise of Series B Warrants owned by Mr. Conway, which are exercisable at $2.00 per share (100,000 shares) and $4.00 per share (168,750 shares).

4 Includes 262,500 shares of Common Stock issuable upon exercise of Series B Warrants owned by Mr. Morgan which are exercisable at $2.00 per share (150,000 shares) and $4.00 per share (112,500 shares).

5 If all of the Outstanding Warrants were exercised during the Special Exercise Period, the as adjusted percentages for Messrs. Conway and Morgan would be 2.6% and 2.9%, respectively.

        The Company will not receive any proceeds from the sale of shares of Common Stock by Messrs. Conway or Morgan other than the $2.00 per share exercise price of the Series B Warrants to the extent that any of such warrants are exercised.

        Messrs. Conway and Morgan have advised the Company that any transfer of the Series B Warrants will be either a sale in transactions at negotiated prices or by gift. They have advised the Company with respect to the underlying shares of Common Stock,

                                               - 37 -
57046
that such sale may be effected from time to time in transactions (which may include block transactions) by or for their accounts on The Nasdaq SmallCap Market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices or in negotiated transactions, a combination of such methods of sale or otherwise, and securities may be transferred by gift.

        Messrs. Conway and Morgan may effect such transactions by selling their securities directly to purchasers, through broker-dealers, which may include the Underwriter, acting as their agents or to broker-dealers, which may include the Underwriter, who may purchase shares as principals and thereafter sell the securities from time to time on The Nasdaq SmallCap Market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from them and/or the purchasers from whom such broker-dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). Neither Mr. Conway nor Mr. Morgan has any understanding or agreement with any broker-dealer with respect to any sale of the securities which may be sold by them.


Restrictions on Market Making Activities by the Underwriter

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Underwriter's Options or underlying securities or other securities of the issuer, including a distribution of securities purchased from stockholders, may not simultaneously engage in market-making activities with respect to any securities of the Company during the applicable "cooling-off" period (at least two and possibly nine business days) prior to the commencement of such distribution. Accordingly, in the event the Underwriter is engaged in a distribution of such securities, it will not be able to make a market in the Company's Common Stock or Warrants during the applicable restrictive period. In addition, the holders of the Underwriter's Options and other selling security holders, including Messrs. Conway and Morgan, will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by such holders.

        The holders of the Underwriter's Options and broker-dealers, if any, acting in connection with such sales, and the Underwriter, in selling shares securities purchased from stockholders, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discount and commissions under the Securities Act.


                                         DESCRIPTION OF SECURITIES

Capital Stock

        The Company is authorized to issue 3,000,000 shares of Preferred Stock, par value $.01 per share, and 15,000,000 shares of Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may declare from funds legally available. In the event of liquidation, each outstanding share entitles its holder to participate ratably in the assets remaining after payment of liabilities. There are presently 6,811,005 shares of Common Stock outstanding, and, if all of the 1,793,750 shares of Common Stock are issued upon exercise of the Warrants during the Special Exercise Period, there will be 8,604,755 shares of Common Stock outstanding.

        Stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities of the Company, and there are no redemption or sinking fund provisions with regard to the Common Stock. All outstanding shares of Common Stock are, and those issuable pursuant to this Prospectus or upon exercise of the Warrants will be when issued as provided in this Prospectus, validly issued, fully paid, and nonassessable. Stockholders do not have cumulative voting rights.

        The Company's Board of Directors is authorized to issue, from time to time and without further stockholder action, up to 3,000,000 shares of preferred stock in one or more distinct series. The Board of Directors is authorized to fix the following rights and preferences, among others, for each series: (i) the rate of dividends and whether such dividends shall be cumulative; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of voluntary or involuntary liquidation;
(iv) whether or not a sinking fund shall be provided for the redemption or purchase of shares; (v) the terms and conditions on which shares may be converted; and (vi) whether, and in what proportion to any other series or class, a series shall have voting rights other than required by law, and, if voting rights are granted, the number of voting rights per share. Except as set forth in this Prospectus, the Company has no plans, agreements or understandings with respect to the designation of any series or the issuance of any shares of preferred stock.


                                               - 38 -
57046

        There is one series of Preferred Stock which is authorized -- the Series D Preferred Stock. Set forth below is information concerning each the Series D Preferred Stock.

Series D Preferred Stock

        The Series D Preferred Stock consists of a maximum of 3,000 shares, of which 1,120 shares are issued and outstanding and owned by SISC. The holders of the Series D Preferred Stock are entitled to receive, out of funds of the Company legally available for payment, quarterly dividends at the annual rate of $60 per share. Dividends are cumulative and accrue from the date of issuance, which was October 1, 1995. Dividends are payable semiannually on the first day of April and October, with the first dividend payment date being the first of such dates to occur after the Company receives the proceeds of this Offering. The holders of the Series D Preferred Stock have no voting rights, other than as required by applicable law.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made on any security of the Company, if any, which ranks senior to the Series D Preferred Stock, holders of shares of Series D Preferred Stock will be entitled to receive from the assets of the Company $1.00 per share plus accrued and unpaid dividends to the payment date, before any payment or distribution is made to holders of shares of Common Stock or any other series or class of stock hereafter issued which ranks junior as to liquidation rights to the Series D Preferred Stock. The Series D Preferred Stock is on a parity with the Series A and B Preferred Stock as to dividends and upon liquidation or dissolution of the Company.

        The Series D Preferred Stock is redeemable at the option of the Company for $1,000 per share commencing October 1, 1998, except that, prior to October 1, 1998, the Company may redeem shares of Series D Preferred Stock from 50% of the net proceeds from the sale by the Company of its equity securities, including the issuance of convertible securities and shares of Common Stock issued upon exercise of warrants or options. However, the Company has agreed not to apply any proceeds from the exercise of Warrants during the Special Exercise Period to redeem the Series D Preferred Stock. The Company is not required to provide for the redemption of any shares of Series D Preferred Stock through the operation of a sinking fund. Any action to redeem the Series D Preferred Stock shall be taken by the Board of Directors, with any person who is a holder or an officer, director or principal stockholder of a holder of Series D Preferred Stock not participating in the vote. The Series D Preferred Stock may also be transferred to the Company to exercise Series B Warrants, with each share of Series D Preferred Stock valued at $1,000 for such purpose.


Series A Redeemable Common Stock Purchase Warrants

        The holder of each Warrant is entitled, upon payment of the exercise price of $4.50 per share, to purchase one share of Common Stock. Unless previously redeemed, the Warrants are exercisable during the two-year period commencing one year from the date of this Prospectus. Holders of the Warrants will only be able to exercise the Warrants if (a) a current prospectus under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect, and (b) such securities are qualified for sale or exemption from qualification under the applicable securities laws of the states in which the various holders of Warrants reside.

        During the Special Exercise Period, which is the 90 day period commencing on the date of this Prospectus and ending at 5:30 P.M., New York City time, on , 1997, the Company will amend the terms of the Warrants, including any Warrants issued pursuant to the Underwriter's Options. Under these amended terms, if any Warrants are exercised during the Special Exercise Period, the holders may purchase two shares of Common Stock for $3.00 , resulting in an exercise price of $1.50 per share. The Company has the right, in its discretion, to extend the Special Exercise Period on one or more occasions for up to 30 days in the aggregate. Upon the expiration of the Special Exercise Period, the exercise price and terms will revert to their original terms.

        The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to 5:00 p.m. New York City time on the expiration date of the Warrants or, if the Warrants are called for redemption, the day prior to the redemption date (as explained above) at the offices of American Stock Transfer & Trust Company, the Company's warrant agent (the "Warrant Agent"), with the form of "Election to Purchase" on the reverse side of the certificate(s) filled out and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised.

        The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events.

        The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a stockholder of the Company unless and until the holder exercises the Warrants.

        The Company may, with the consent of the Underwriter, call the Warrants for redemption, on not more than 60 nor less than 30 days' written notice, at a price of $.05 per Warrant, if the closing price per share of the Common Stock is at least $9.00, subject to

                                               - 39 -
57046
adjustment, for at least 20 consecutive trading days ending within ten days of the date on which the Warrants are called for redemption. Holders of Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants must be redeemed if any are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class, postage prepaid, within five business days (or such longer period to which the Underwriter may consent) after the Warrants are called for redemption, but no earlier than the sixtieth nor later than the thirtieth day before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption. The Warrants can only be redeemed if, on the date the Warrants are called for redemption, there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants.


Series B Common Stock Purchase Warrants

        As of the date of this Prospectus, there were Series B Warrants to purchase 877,500 shares of Common Stock at $2.00 per share and 1,895,625 shares of Common Stock at $4.00 per share. See "Certain Transactions" for information with respect to the issuance of such Series B Warrants.

        The Series B Warrants may be exercised until December 31, 1999. The holders of the Series B Warrants have demand and piggyback registration rights with respect to stock issuable upon issuance of the Series B Warrants commencing August 13, 1998 or earlier with the consent of the Underwriter and the managing underwriter of the subsequent offering. The Company has no right to redeem the Series B Warrants. In the event that the Series B Warrants are transferred pursuant to an effective registration statement, the Series B Warrants automatically terminate 90 days after the date of transfer, provided that the registration statement remains current and effective during such period. In such event, the transferee must either exercise the Series B Warrant or permit it to expire unexercised.

        The Series B Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events.

        The holders of the Series B Warrants have been given the opportunity to profit from a rise in the market for the shares of the Company's Common Stock at a nominal cost per share, with a resulting dilution in the interests of stockholders. The holders of the Series B Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital, if then needed, by a new equity offering on terms more favorable than those provided by the Series B Warrants. Such facts may adversely affect the terms on which the Company could obtain additional financing.


Dividend Policy

        Except for the obligation of the Company to pay dividends with respect to the Series D Preferred Stock, the Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and accordingly does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Description of Securities" for information concerning dividends payable with respect to the Series D Preferred Stock.


Shares Eligible for Future Sale

        All of the presently issued and outstanding shares of Common Stock were either registered pursuant to Securities Act or issued as "restricted securities" pursuant to an exemption from registration and may be sold pursuant to Rule 144 of the Commission under the Securities Act. In connection with the Company's initial public offering, the holders of substantially all of the outstanding shares of Common Stock which had been issued prior to such offering, have agreed not to sell any of their shares (other than shares acquired in the public market) until August 13, 1998, without the consent of the Underwriter. SISC and the Company's officers, directors and key employees have agreed that, if the Company receives at least $1,000,000 from the exercise of the Warrants, they will not sell any of their shares (other than shares acquired in the public market) until August 13, 1999, without the consent of the Underwriter, except that, commencing August 13, 1998, certain officers, directors and key employees may sell 639,300 shares of Common Stock.



                                               - 40 -
57046

Transfer Agent and Warrant Agent

        The transfer agent for the Common Stock and Warrant Agent for the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.


                                               LEGAL MATTERS

        Esanu Katsky Korins & Siger, 605 Third Avenue, New York, New York 10158, counsel for the Company, have given their opinion as to the authorization and valid issuance of the shares of Common Stock issuable upon exercise of the Warrants and the Units issuable pursuant to the Underwriter's Options.


                                                  EXPERTS

        The financial statements of the Company included in this Prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, as stated in their report appearing herein, and are included in reliance on their report given on the authority of that firm as experts in accounting and auditing.


                                          ADDITIONAL INFORMATION

        A Registration Statement on Form S-1 relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in such Registration Statement. For further information with respect to the Company and to the securities offered hereby, reference is made to such Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


                                               - 41 -
57046

                                     INDEX TO FINANCIAL STATEMENTS

                                                                 Page


Report of Independent Certified Public Accountants               F-3
Balance Sheets                                                   F-4
Statements of Operations                                         F-6
Statements of Stockholders' Equity                               F-8
Statements of Cash Flows                                         F-9
Notes to Financial Statements                                    F-12


                                                F-1
57046

                                 [This page intentionally left blank]

                                                F-2
57046

                                     INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Netsmart Technologies, Inc.
  New York, New York


               We have audited the accompanying  consolidated  balance sheets of
Netsmart Technologies, Inc. [formerly CSMC Corporation] and its subsidiary as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Netsmart Technologies, Inc. and its subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.








                                                   MOORE STEPHENS, P. C.
                                                   Certified Public Accountants.

Cranford, New Jersey March 6, 1997, except as to Note 5, for which the date is April 8, 1997

                                                F-3
57046


NETSMART TECHNOLOGIES, INC.
----------------------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------------------------


                                                          June 30,            December 31,
                                                          --------            ------------
                                                           1 9 9 7         1 9 9 6         1 9 9 5
                                                           -------         -------         -------
                                                         [Unaudited]
Assets:
Current Assets:
 Cash and Cash Equivalents                            $      22,395   $    998,317    $          --
  Accounts Receivable - Net                               2,431,572      2,284,450        2,112,000
  Costs and Estimated Profits in Excess of
    Interim Billings                                        778,014        931,786          415,000
  Other Current Assets                                       77,146         82,205           14,000
                                                      -------------   ------------    -------------

  Total Current Assets                                    3,309,127      4,296,758        2,541,000
                                                      -------------   ------------    -------------

  Property and Equipment - Net                              390,537        382,586          347,000
                                                      -------------   ------------    -------------

Other Assets:
  Software Development Costs                                665,652        250,920               --
  Investment in Joint Venture at Equity                     164,669        120,546               --
  Customer Lists                                          2,972,814      3,128,814        3,442,000
  Other Assets                                               69,723         71,105           60,000
                                                       -------------   ------------   -------------

  Total Other Assets                                       3,872,858      3,571,385        3,502,000
                                                       -------------   ------------    -------------

  Total Assets                                         $   7,572,522   $  8,250,729    $   6,390,000
                                                       =============   ============    =============




See Notes to Financial Statements.

                                                F-4
57046


NETSMART TECHNOLOGIES, INC.
----------------------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------------------------

                                                          June 30,            December 31,
                                                          --------            ------------
                                                           1 9 9 7         1 9 9 6         1 9 9 5
                                                           -------         -------         -------
                                                         [Unaudited]
Liabilities and Stockholders' Equity:
Current Liabilities:
  Cash Overdraft                                       $          --   $         --    $      95,000
  Notes Payable - Bank                                            --             --           79,000
  Notes Payable - Other                                      703,111        590,031        1,003,000
  Capitalized Lease Obligations                               21,951         41,449          169,000
  Accounts Payable                                         1,485,602        983,156        1,186,000
  Accrued Expenses                                           886,252        991,075        1,323,000
  Interim Billings in Excess of Costs and Estimated
    Profits                                                1,150,306      1,102,105          940,000
  Due to Related Parties                                      71,780         23,542          167,000
  Deferred Revenue                                            68,641         88,420          141,000
                                                       -------------   ------------    -------------

  Total Current Liabilities                                4,387,643      3,819,778        5,103,000
                                                       -------------   ------------    -------------

Capitalized Lease Obligations                                  9,761         15,945           34,000
                                                       -------------   ------------    -------------

Subordinated Debt - Related Party                                 --             --          750,000
                                                       -------------   ------------    -------------

Commitments and Contingencies                                     --             --               --
                                                       -------------   ------------    -------------

Redeemable Preferred Stock:
  Series B 6% Redeemable Preferred Stock; 80 Shares
  Authorized, Issued and Outstanding at
  December 31, 1995 [Liquidation Preference
  and Redemption Price of $96,000]                                --             --           96,000
                                                       -------------   ------------    -------------

Stockholders' Equity:
  Preferred Stock, $.01 Par Value; Authorized 3,000,000
    Shares; Authorized, Issued and Outstanding:

    Series A 4% Convertible Redeemable Preferred Stock-
      $.01 Par Value 400 Shares Authorized, Issued and
      Outstanding at December 31, 1995 [Liquidation
      Preference of $40,000]                                      --             --               --

    Series D 6%  Redeemable  Preferred  Stock  - $.01
      Par  Value  3,000  Shares Authorized,  1,210,
      1,210 and 2,210 Issued and  Outstanding
      [Liquidation Preference of $1,210,000,
      $1,210,000 and $2,210,000 at June 30, 1997,
      December 31, 1996 and 1995, Respectively]                   12             12               --

  Additional Paid-in Capital - Preferred Stock
    [$40,000 Series A at December 31, 1995;  $1,209,509
    - Series  D at June  30,  1997  and  December  31,
    1996  $2,210,000 - Series D at December 31, 1995]      1,209,509      1,209,509        2,250,000

  Common  Stock - $.01 Par  Value;  Authorized
    15,000,000  Shares;  Issued  and Outstanding
    6,811,005 Shares at June 30, 1997, 6,798,203 Shares
    at December 31, 1996, and 3,011,253 Shares at
    December 31, 1995                                         68,110         67,982           30,000

  Additional Paid-in Capital - Common Stock               14,972,100     14,863,328        3,274,000

  Accumulated Deficit                                    (13,074,613)   (11,725,825)      (5,147,000)
                                                       -------------   ------------    -------------

  Total Stockholders' Equity                               3,175,118      4,415,006          407,000
                                                       -------------   ------------    -------------

  Total Liabilities and Stockholders' Equity           $   7,572,522   $  8,250,729    $   6,390,000
                                                       =============   ============    =============
See Notes to Financial Statements.

                                                F-5
57046


NETSMART TECHNOLOGIES, INC.
----------------------------------------------------------------------------------------------


STATEMENTS OF OPERATIONS
----------------------------------------------------------------------------------------------


                                        Six months ended               Y e a r s  e n d e d
                                            June 30,                  D e c e m b e r   3 1,
                                       1 9 9 7     1 9 9 6      1 9 9 6       1 9 9 5     1 9 9 4
                                       -------     -------      -------       -------     -------
                                   [Consolidated][Consolidated][Consolidated][Consolidated][Combined]
                                     [Unaudited] [Unaudited]
Revenues:
  Software and Related Systems
    and Services:
    General                        $1,627,826  $  3,325,479  $ 5,108,095  $  4,541,000  $ 1,539,000
    Maintenance Contract Services     665,941       572,832    1,225,709     1,099,000      501,000
                                   ----------  ------------  -----------  ------------  -----------

  Total Software and Related
    Systems and Services            2,293,767     3,898,311    6,333,804     5,640,000    2,040,000

  Data Center Services              1,019,286     1,037,247    2,207,155     1,742,000      884,000
                                   ----------  ------------  -----------  ------------  -----------

  Total Revenues                    3,313,053     4,935,558    8,540,959     7,382,000    2,924,000
                                   ----------  ------------  -----------  ------------  -----------

Cost of Revenues:
  Software and Related Systems and
    Services:
    General                         1,670,506     2,768,293    5,114,882     3,986,000    1,669,000
    Maintenance Contract Services     480,989       285,275      595,366       743,000      449,000
                                   ----------  ------------  -----------  ------------  -----------

  Total Software and Related
    Systems and Services            2,151,495     3,053,568    5,710,248     4,729,000    2,118,000

  Data Center Services                739,276       569,817    1,220,368       889,000      416,000
                                   ----------  ------------  -----------  ------------  -----------

  Total Cost of Revenues            2,890,771     3,623,385    6,930,616     5,618,000    2,534,000
                                   ----------  ------------  -----------  ------------  -----------

  Gross Profit                        422,282     1,312,173    1,610,343     1,764,000      390,000

Provision for Doubtful Accounts            --            --      260,000         8,000           --

Selling, General and
  Administrative Expenses           1,317,297       933,985    1,661,854     2,472,000    1,495,000

Related Party Administrative
  Expenses                             90,000         9,000       69,000        18,000       19,000

Stock Based Compensation                   --            --    3,492,300              --           --

Warrants and Options Granted               --     2,230,069           --            --           --

Research and Development                   --            --      278,000       699,000      367,000
                                   ----------  ------------  -----------  ------------  -----------

  Loss from Operations -
    Forward                        $ (985,015) $ (1,860,881) $(4,150,811) $ (1,433,000) $(1,491,000)


See Notes to Financial Statements.

                                                F-6
57046


NETSMART TECHNOLOGIES, INC.
----------------------------------------------------------------------------------------------


STATEMENTS OF OPERATIONS
----------------------------------------------------------------------------------------------


                                       Three months ended              Y e a r s  e n d e d
                                            March 31,                 D e c e m b e r   3 1,
                                       1 9 9 7     1 9 9 6      1 9 9 6       1 9 9 5     1 9 9 4
                                       -------     -------      -------       -------     -------
                                   [Consolidated][Consolidated][Consolidated][Consolidated][Combined]
                                     [Unaudited] [Unaudited]

  Loss from Operations -
    Forwarded                     $  (985,015) $ (1,860,881) $(4,150,811) $ (1,433,000) $(1,491,000)

Financing Costs                            --            --    1,692,000       863,000           --

Interest Expense                      150,534       275,102      472,548       355,000       71,000

Equity in Net Loss of Joint
  Venture                             104,339       100,000      264,085            --           --

Related Party Interest Expense             --            --           --       199,000      189,000
                                  -----------  ------------  -----------  ------------  -----------

  Net Loss                        $(1,239,888) $ (2,235,983) $(6,579,444) $ (2,850,000) $(1,751,000)
                                  ===========  ============  ===========  ============  ===========

  Loss Per Share                  $      (.18) $       (.46) $     (1.28) $       (.59) $      (.36)
                                  ===========  ============  ===========  ============  ===========

  Number of Shares of
    Common Stock                    6,800,032     4,821,528    5,149,253     4,821,528    4,821,528
                                  ===========  ============  ===========  ============  ===========




See Notes to Financial Statements.

                                                F-7
57046


NETSMART TECHNOLOGIES, INC.
----------------------------------------------------------------------------------------------


STATEMENTS OF STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------



                                       Series A   Series D       Additional   Common Stock       Additional
                                       Pfd Stock  Pfd Stock       Paid-in    $.01 Par Value       Paid-in
                                         at .01     at .01        Capital      Authorized         Capital                  Total
                                       Par Value  Par Value      Preferred   15,000,000 Shares    Common   Accumulated Stockholders'
                                      Shrs   Amt  Shrs   Amt       Stock     Shares   Amount       Stock       Deficit    Equity

Balance - December 31, 1993         400   $--     --  $  --   $    40,000  1,050,003 $11,000  $    46,000  $ (546,000)$ (449,000)

Allocated Related Party
Administrative Expenses                --    --     --     --            --         --      --       19,000          --
  19,000
Combination with CSM                   --    --     --     --            --         --      --    2,936,000          --  2,936,000
Net Loss                               --    --     --     --            --         --      --           --  (1,751,000)(1,751,000)
                                      ---   --- ------  -----     ---------  --------- -------   ---------- ----------- ----------

  Balance - December 31, 1994
   [Combined]                         400    --     --     --        40,000  1,050,003  11,000    3,001,000  (2,297,000)   755,000

Allocated Related Party
Administrative Expenses                --    --     --     --            --         --      --       18,000          --
  18,000
Common Stock Issued to Affiliate       --    --     --     --            --    825,000   8,000       (8,000)         --         --
Common Stock and Preferred Stock
Issued to Affiliate                    --    --  2,210     --     2,210,000  1,125,000  11,000      241,000          --  2,462,000
Common Stock Issued to Officer for
 Services                              --    --     --     --            --     11,250      --       22,000          --     22,000
Net Loss                               --    --     --     --            --         --      --           --  (2,850,000)(2,850,000)
                                      ---   ---  -----  -----     ---------  --------- -------   ---------- -----------  ----------

  Balance - December 31, 1995
   [Consolidated]                     400    --  2,210     --     2,250,000  3,011,253  30,000    3,274,000  (5,147,000)   407,000

Common Stock Issued in Exchange for
 Series D and Series A Preferred
 Stock                               (400)   (4)(1,000)   (10)   (1,039,996) 1,168,200  11,681    1,028,329          --         --
Reclassification                       --     4     --     22          (495)        --     113          (42)        619        221
Allocated Related Party
Administrative Expenses                --    --     --     --            --         --      --        9,000          --
  9,000
Compensation from the Issuance of
Common Stock Warrants                  --    --     --     --            --         --      --    3,492,300          --  3,492,300
Common Stock Issued - Initial Public
Offering                               --    --     --     --            --  1,293,750  12,938    5,162,063          --  5,175,001
Common Stock Issued - Exercise of
Warrants                               --    --     --     --            --    800,000   8,000    1,592,000          --  1,600,000
Common Stock Issued - Financing Costs  --    --     --     --            --    525,000   5,250    1,674,750          --  1,680,000
Costs Associated with Issuance of
 Stock                                                                              --      --   (1,369,072)         -- (1,369,072)
Net Loss                               --    --     --     --            --         --      --          --   (6,579,444)(6,579,444)
                                      ---------------------------------------------------------------------------------------------

  Balance - December 31, 1996
[Consolidated]                         --    --   1,210    12     1,209,509  6,798,203  67,982   14,863,328 (11,725,825) 4,415,006

Preferred Stock Dividend               --    --      --    --            --     12,802     128      108,772    (108,900)        --
Net Loss                               --    --      --    --            --         --      --           --  (1,239,888)(1,239,888)
                                      ---   ---  ------ -----     ---------   --------- ------- ----------- -----------  ----------

  Balance - June 30, 1997
   [Consolidated]
   [Unaudited]                         --    $--     1,210  $12   $1,209,509  6,811,005 $68,110  $14,972,100$(13,074,613)$3,175,118
                                    =====    ===  ========  ===    =========  ========= =======  ======================= ==========

See Notes to Financial Statements.

                                                F-8
57046


NETSMART TECHNOLOGIES, INC.
----------------------------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------

                                                      Six months ended                Y e a r s  e n d e d
                                                          June 30,                    D e c e m b e r   3 1,
                                                    1 9 9 7      1 9 9 6       1 9 9 6       1 9 9 5        1 9 9 4
                                                    -------      -------       -------       -------       -------
                                                 [Consolidated][Consolidated][Consolidated][Consolidated][Combined]
                                                   [Unaudited]   [Unaudited]
Operating Activities:
  Net Loss                                        $(1,239,888) $ (2,235,983) $(6,579,444) $ (2,850,000) $(1,751,000)
                                                  -----------  ------------  -----------  ------------  -----------
  Adjustments to Reconcile Net Loss to
   Net Cash [Used  for] Provided by
   Operating Activities:
   Depreciation and Amortization                      278,401       220,096      486,566       872,000      470,000
   Administrative Expenses                                 --         9,000        9,000        18,000       19,000
   Additional Compensation Related to the
     issuance of Equity Instruments                        --            --    3,492,300        22,000      236,000
   Financing Expenses related to the issuance
     of Common Stock                                       --            --    1,680,000            --           --
   Write Off of Deferred Public Offering
     Costs                                                 --            --           --       460,000           --
   Warrants and Options Granted                            --     2,230,069           --            --           --
   Equity in Net Loss of Joint Venture                104,339       100,000      264,085        21,000       15,000
   Provision for Doubtful Accounts                         --            --      260,000         8,000           --

  Changes in Assets and Liabilities:
   [Increase] Decrease in:
     Accounts Receivable                             (147,122)     (643,521)    (431,478)     (388,000)    (369,000)
     Costs and Estimated Profits in
       Excess of Interim Billings                     153,772      (583,675)    (516,707)       87,000     (233,000)
     Other Current Assets                               5,059           514      (68,810)       10,000       45,000
     Other Assets                                       1,382        (2,522)     (10,502)           --       (3,000)

   Increase [Decrease] in:
     Accounts Payable                                 502,446     1,076,559     (202,620)      159,000       13,000
     Accrued Expenses                                (104,823)      131,168     (332,174)      935,000      199,000
     Interim Billings in Excess of
       Costs and Estimated Profits                     48,201       522,907      160,626      (217,000)     413,000
     Accrued Payroll Taxes and
       Related Expenses                                    --            --           --            --     (276,000)
     Due to Related Parties                            48,238       (55,265)    (143,458)      496,000    1,629,000
     Deferred Revenue                                 (19,779)     (100,782)     (52,580)      141,000           --
                                                  -----------  ------------  -----------  ------------  -----------

   Total Adjustments                                  870,114     2,904,548    4,594,248     2,624,000    2,158,000
                                                  -----------  ------------  -----------  ------------  -----------

  Net Cash - Operating Activities -
   Forward                                           (369,774)      668,565   (1,985,196)     (226,000)     407,000
                                                  -----------  ------------  -----------  ------------  -----------

Investing Activities:
  Acquisition of Property and
   Equipment                                          (83,083)      (35,020)    (181,033)     (138,000)    (122,000)
  Software Development Costs                         (462,000)     (278,800)    (278,800)           --     (177,000)
  Investment in Joint Venture                        (148,462)     (650,000)    (384,631)           --      (25,000)
  Cash Acquired in Combination
   with CSM                                                --            --           --            --       31,000
                                                  -----------  ------------  -----------  ------------  -----------

  Net Cash - Investing Activities -
   Forward                                        $  (693,545) $   (963,820) $  (844,464) $   (138,000) $  (293,000)
See Notes to Financial Statements.

                                                F-9
57046


NETSMART TECHNOLOGIES, INC.
----------------------------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------


                                           Six months ended              Y e a r s  e n d e d
                                               June 30,                 D e c e m b e r   3 1,
                                          1 9 9 7    1 9 9 6       1 9 9 6      1 9 9 5      1 9 9 4
                                          -------    -------       -------      -------      -------
                                      [Consolidated][Consolidated][Consolidated][Consolidated][Combined]
                                        [Unaudited][Unaudited]

  Net Cash - Operating Activities -
   Forwarded                          $ (369,774) $    668,565  $(1,985,196) $   (226,000) $   407,000
                                      ----------  ------------  -----------  ------------  -----------

  Net Cash - Investing Activities -
   Forwarded                            (693,545)     (963,820)    (844,464)     (138,000)    (293,000)
                                      ----------  ------------  -----------  ------------  -----------

Financing Activities:
  Proceeds from Short-Term Notes              --            --      500,000       831,000      200,000
  Payment of Short-Term Notes            113,080       540,800     (912,270)     (190,000)          --
  Payment of Bank Note Payable                --       (79,000)     (79,000)     (175,000)     (60,000)
  Payment of Short-Term Notes
   to Related Party                           --            --     (750,000)           --           --
  Payment of Capitalized Lease
   Obligations                           (25,683)       (9,448)    (145,146)      (29,000)      (8,000)
  Issuance of Common Stock                    --            --    5,175,000            --           --
  Proceeds from Warrant exercise              --            --    1,600,000            --           --
  Cash Overdraft                              --        31,583      (95,536)       56,000       37,000
  Redemption of Series B Preferred Stock      --            --      (96,000)           --           --
  Costs associated with issuance of Stock     --            --   (1,369,071)           --           --
  Deferred Public Offering Costs              --      (188,373)          --      (129,000)    (283,000)
                                      ----------  ------------  -----------  ------------  -----------

  Net Cash - Financing Activities         87,397       295,562    3,827,977       364,000     (114,000)
                                      ----------  ------------  -----------  ------------  -----------

  Net [Decrease] Increase in Cash       (975,922)          307      998,317            --           --

Cash - Beginning of Periods              998,317            --           --            --           --
                                      ----------  ------------  -----------  ------------  -----------

  Cash - End of Periods               $   22,395  $        307  $   998,317  $         --  $        --
                                      ==========  ============  ===========  ============  ===========

Supplemental Disclosure of Cash
  Flow Information:

Cash paid during the periods for:
   Interest                           $  178,357  $    193,972  $   481,856  $    349,000  $    76,000

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

During the year ended December 31, 1996, the Company had the following:

SISC exchanged 1,000 shares of Series D preferred stock for 1,125,000 shares of common stock. As a result of this exchange the aggregate redemption price of the Series D preferred stock was reduced to $1,210,000. The Series A preferred stock was converted into 43,200 shares of common stock in a transaction valued at $43,200.

Pursuant to an agreement with four accredited investors, the Company issued 250,000 units composed of two shares of common stock and one Series A Common Stock purchase warrant. The Company incurred a one time non-cash charge of $1,611,000.


See Notes to Financial Statements.

                                                F-10
57046

NETSMART TECHNOLOGIES, INC.
--------------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------




Supplemental Disclosures of Non-Cash Investing and Financing Activities [Continued]:

Pursuant to a modification of an agreement with an asset based lender the Company issued 25,000 common shares to such lender and incurred a one-time non-cash finance charge of $81,000.

The Company granted stock options to purchase an aggregate of 242,000 shares of common stock and recognized compensation expense of $154,800.

The Company granted 3,573,125 Series B Common Stock purchase warrants and 896,875 Series A Common Stock purchase warrants and recognized compensation expense of $3,337,500.

During the year ended December 31, 1995, the Company had the following:

1) $388,000 of accrued interest owed to SISC was exchanged for 1,125,000 shares of common stock.

2) $2,210,000 of SISC debt was exchanged for 2,210 shares of Series D Preferred Stock.

3)     825,000 shares of common stock were issued to Holdings as follows:

       A) 750,000 shares were issued in connection with the transfer of the Acquisition Corp. stock to CSMC.

       B) 75,000 shares were issued in respect of certain indebtedness guaranteed by Consolidated.



See Notes to Financial Statements.

                                                F-11
57046

NETSMART TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS, Sheet #1
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------



[1] Financial Statement Presentation, Organization and Nature of Operations

The financial statements as of December 31, 1996 and 1995 are presented on a consolidated basis and include Netsmart Technologies, Inc. [formerly "CSMC Corporation" and "Carte Medical Corporation"] ["Netsmart"], and its wholly-owned subsidiary, Creative Socio-Medics Corp. ["CSM"] [collectively, the "Company"]. All intercompany transactions are eliminated in consolidation.

The financial statements as of December 31, 1994, which include Netsmart and CSM commencing July 1, 1994, are presented on a combined basis because they are under common control. All intercompany transactions are eliminated in combination. The acquisition by Carte Medical Holdings, Inc. ["Holdings"], the principal stockholder of Netsmart, of CSM occurred on June 16, 1994. The operations of CSM from that date to June 30, 1994 were not substantial and are not included in the combined financial statements as of December 31, 1994. The financial statements prior to July 1, 1994 reflect the results of operations and financial position of Netsmart.

Netsmart was incorporated on September 9, 1992 to engage in the development and marketing of an integrated proprietary software system designed to run on multiple systems in a distributed network environment. Netsmart's marketing effort through December 31, 1996 was primarily directed at managed care organizations and methadone clinics and other substance abuse facilities throughout the United States. Netsmart's software operates on computer networks, including networks based on personal computers, and so-called "smart cards." A smart card is a plastic card the size of a standard credit card which combines data storage capacity and access to information along with computing capacity within a single embedded microprocessor chip contained in the card.

Netsmart is controlled by Consolidated Technology Group Ltd. ["Consolidated"], a public company, through its wholly-owned subsidiary Holdings. Prior to June 16, 1994, Netsmart's principal stockholder was SIS Capital Corp. ["SISC"], a wholly-owned subsidiary of Consolidated. Netsmart's chairman of the board is the chief executive officer of Consolidated.

In April 1994, Netsmart entered into an Agreement and Plan of Reorganization [the "Purchase Agreement"] among Consolidated, Netsmart, CSM Acquisition Corp. ["Acquisition Corp."], a wholly-owned subsidiary of Consolidated, Creative Socio-Medics ["Old CSM"], and Advanced Computer Techniques, Inc. ["ACT"], Old CSM's parent.

Pursuant to the Purchase Agreement, in June 1994, Acquisition Corp. acquired the assets and assumed liabilities of Old CSM in exchange for 800,000 shares of Consolidated's common stock and $500,000 cash which was advanced by Netsmart from a loan from SISC. The following summarizes the purchase price allocated to acquired assets at fair value:

Cash                                               $    500,000
Stock of Consolidated                                 2,700,000
                                                   ------------

  Purchase Cost                                    $  3,200,000
  -------------                                    ============

Allocated to:
  Customer Lists                                   $  3,851,000
  Accounts Receivable                                 1,363,000
  Costs and Estimated Profits in Excess of
    Billings                                            269,000
  Property and Equipment                                261,000
  Other Assets                                          213,000
  Liabilities Assumed                                (2,757,000)
                                                   ------------

  Total                                            $  3,200,000
  -----                                            ============

                                                F-12
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #2
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------



[1] Financial Statement Presentation, Organization and Nature of Operations [Continued]

The value of Consolidated stock was calculated based on the 800,000 shares of common stock given per the acquisition agreement at the fair value of $3.375 per share. The fair value was determined based on the average trading price of Consolidated common stock for a period before and after the acquisition date. The $2,700,000 is recorded as additional paid-in capital since such amount will not be reimbursed.

In June 1994, SISC formed a wholly-owned subsidiary, Holdings, and transferred its stock in Netsmart and Acquisition Corp. to Holdings. On September 30, 1995, the stock of Acquisition Corp., whose name had been changed to Creative Socio-Medics Corp. in June 1994, was transferred to the Company. At the same time, the Company issued 825,000 shares of its common stock to Holdings, of which 750,000 shares were issued in connection with the transfer of the Acquisition Corp. stock and 75,000 shares were issued in respect of certain indebtedness guaranteed by Consolidated.

At the time of the execution of the Purchase Agreement, SISC granted three officers of Old CSM, who became officers of the Company, options to purchase an aggregate of 151,920 shares of common stock at $.232 per share. The value of the options is based on a fair value of approximately $.89 per share of the Company's common stock less the exercise price of $.232 per share. The fair value was determined based on the financial condition of the Company at the time the options were granted. The shares subject to option are outstanding shares which were owned by SISC and transferred to Holdings subject to the options. The Company has granted to these individuals certain piggy back registration rights with respect to the shares of common stock issuable upon exercise of the options. The value of these options is approximately $100,000 and is treated as compensation by the Company. At the closing of the purchase of Old CSM, Consolidated transferred to such three officers an aggregate of 40,000 shares of Consolidated common stock, which were valued at approximately $136,000. The value of such shares is treated as compensation by the Company. The value of Consolidated stock was determined on a consistent basis with those shares given in the acquisition. The amounts of $100,000 and $136,000 were credited to additional paid-in capital.

The following pro forma unaudited results assumes the acquisition of CSM had occurred at the beginning of 1994:
                                                            Year ended
                                                           December 31,
                                                               1994

Net Revenues                                              $   5,050,000
                                                          =============

Net Loss                                                  $  (2,136,000)
                                                          =============

Loss Per Share                                            $        (.44)
                                                          =============

Number of Shares of Common Stock                              4,821,528
                                                          =============

[2] Summary of Significant Accounting Policies

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents totaled approximately $1,000,000 at December 31, 1996.

                                                F-13
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #3
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------



[2] Summary of Significant Accounting Policies [Continued]

Concentration of Credit Risk - The Company extends credit to customers which results in accounts receivable arising from its normal business activities. The Company does not require collateral from its customers. The Company routinely assesses the financial strength of its customers and based upon factors surrounding the credit risk of the customers believes that its accounts receivable credit risk exposure is limited. Such estimate of the financial strength of such customers may be subject to change in the near term.

The Company's health information systems are marketed to specialized care facilities, many of which are operated by government entities and include entitlement programs. During the years ended December 31, 1996, 1995 and 1994, approximately 31%, 54% and 49% of the Company's revenues were generated from contracts with government agencies.

During the year ended December 31, 1996 and 1995, one customer accounted for approximately $1,879,000 and $1,400,000 or 22% and 19% respectively of revenue. Accounts receivable of approximately $473,000 and $336,000 were due from this customer at December 31, 1996 and 1995. No one customer accounted for more than 10% of revenues in 1994.

The Company places its cash and cash equivalents with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. At December 31, 1996, cash and cash equivalent balances of $1,000,000 were held at a financial institution in excess of federally insured limits. The Company believes no significant concentration of credit risk exists with respect to these cash equivalents.

Revenue Recognition - The Company anticipates that it will recognize revenue principally from the licensing of its software, and from consulting and maintenance services rendered in connection with such licensing activities. Revenue from licensing will be recognized under the terms of the licenses, which are expected to provide for a royalty, which may be payable annually, monthly or on some other basis, based on the number of persons using smart cards pursuant to the license agreement. Consulting revenue is recognized when the services are rendered. No revenue is recognized prior to obtaining a binding commitment from the customer.

Revenues from fixed price software development contracts and revenue under license agreements which require significant modification of the software package to the customer's specifications, are recognized on the estimated percentage-of-completion method. Using the units-of-work performed method to measure progress towards completion, revisions in cost estimates and recognition of losses on these contracts are reflected in the accounting period in which the facts become known. Contract terms provide for billing schedules that differ from revenue recognition and give rise to costs and estimated profits in excess of billings, and billings in excess of costs and estimated profits. It is reasonably possible that the amount of costs and estimated profits in excess of billing and billings in excess of costs and estimated profits may be subject to change in the near term. Revenue from software package license agreements without significant vendor obligations is recognized upon delivery of the software. Information processing revenues are recognized in the period in which the service is provided. Maintenance contract revenue is recognized on a straight-line basis over the life of the respective contract. Software development revenues from time-and-materials contracts are recognized as services are performed.

Deferred revenue represents revenue billed and collected but not yet earned.

The cost of maintenance revenue, which consists solely of staff payroll, is expensed as incurred.


                                                F-14
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #4
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[2] Summary of Significant Accounting Policies [Continued]

Direct Costs - Direct costs generally represent labor costs related to licensing and consulting agreements.

Property and Equipment and Depreciation - Property and equipment is stated at cost less accumulated depreciation. Depreciation of property and equipment is computed by the straight-line method at rates adequate to allocate the cost of applicable assets over their expected useful lives. Amortization of leasehold improvements is computed using the shorter of the lease term or the expected useful life of these assets.

Estimated useful lives range from 2 to 10 years as follows:

Equipment                                            2-5 Years
Furniture and Fixtures                               5-7 Years
Leasehold Improvements                              8-10 Years

Capitalized  Software  Development  Costs - Capitalization  of computer software development costs begins upon the establishment of technological feasibility. Technological feasibility for the Company's computer software products is generally based upon achievement of a detail program design free of high risk development issues. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs requires considerable judgement by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technology.

Amortization of capitalized computer software development costs commences when the related products become available for general release to customers.
Amortization is to be provided on a product by product basis. The annual amortization shall be the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on.

During 1996, the Company assigned personnel to develop SmartCard products. As a result, the applicable portion of cost of coding and testing subsequent to the establishment of technological feasibility were capitalized as software costs with respect to the work on the SmartCard product. As a result of such product development the Company incurred $556,800 in software costs. Software costs of $278,000 prior to technological feasibility, were recorded as research and development expenses. Amortization, using the straight-line method over five years of capitalized software development costs amounted to $27,880 for the year ended December 31, 1996 and has been included in cost of revenues.

In 1995, due to a change from a DOS based operating system to a Windows based operating system, management determined that the estimated economic life of previously developed computer software had expired. This has been accounted for as a change in accounting estimate and as a result amortization increased by $210,000 in 1995. Amortization of capitalized computer software development costs amounted to $419,000 and $221,000 at December 31, 1995 and 1994, respectively. Amortization expense has been included in cost of revenues for all periods.


                                                F-15
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #5
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[2] Summary of Significant Accounting Policies [Continued]

Customer Lists - Customer lists represent a listing of customers obtained through the acquisition of CSM to which the Company can market its products. Customer lists are being amortized on the straight-line method.

In 1995, the amortization period of customer lists was changed from 20 years to 12 years. The change in the period of amortization reflects changes in technology which became important in the health care industry subsequent to the acquisition of CSM in June 1994. The development of Window-based applications, particularly Windows 95, which had not been developed at the time of the acquisition, together with the possibility of other changes in the software and communications industry, represent developments that the Company feels require a change in the amortization period to twelve years. Such change has been accounted for as a change in accounting estimate. The effect of this change was to increase amortization by $120,000 in 1995.

On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ["SFAS"] No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 established accounting standards for the impairment of long-lived assets and certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management has determined that expected future cash flows [undiscounted and without interest charges] exceed the carrying value of the intangibles at December 31, 1996 and believes that no impairment of these assets has occurred. It is at least reasonably possible that management's estimate of expected future cash flows may change in the near term. This may result in an accelerated amortization method or write-off of the customer lists.
Customer lists at December 31, 1996 and 1995 are as follows:

                                                         December 31,
                                                    1 9 9 6        1 9 9 5

Customer Lists                                    $  3,850,814  $  3,851,000
Less: Accumulated Amortization                         722,000       409,000
                                                  ------------  ------------

  Net                                             $  3,128,814  $  3,442,000
  ---                                             ============  ============

Cost Associated With Public Offerings - In 1996, the Company completed a public offering of its securities [See Note 10]. Costs of $1,370,000 associated with the offering were offset against total gross proceeds of $5,175,000. In early 1995, the Company withdrew a registration statement following the termination of a previous public offering. Costs of $460,000, associated with that offering, were expensed, and included in financing costs, in 1995.

Stock Options and Similar Equity Instruments - On January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards ["SFAS"] No. 123, "Accounting for Stock-Based Compensation", for stock options and similar equity instruments [collectively,"Options"] issued to employees, however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.




                                                F-16
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #6
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------



[2] Summary of Significant Accounting Policies [Continued]

Loss Per Share - Loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding. For purposes of computing weighted average number of shares of common stock outstanding, the Company has common stock equivalents. The common stock equivalents are assumed converted to common stock, when dilutive. During periods of operations in which losses were incurred, common stock equivalents were excluded from the weighted average number of common shares outstanding because their inclusion would be anti-dilutive. In August 1993, the Company effected a 2,000-for-one common stock recapitalization, in October 1993, the Company effected a .576-for-one reverse split in its common stock, and, in February 1996, the Company effected a three-for-four reverse split in its common stock. In January 1996, the Company issued 1,125,000 shares of common stock in exchange for 1,000 shares of Series D Preferred Stock. All share and per share information in these financial statements gives effect, retroactively, to such transactions. Dividends on preferred stock are included in the calculation of loss per share.

Investment in Joint  Venture - The Company's  investment in a joint venture [See
Note 16] is accounted for under the equity method.

Allocated Related Party Administrative Expenses - During the first six months of 1996 and all of 1995 and 1994, certain administrative services were performed for the Company by Consolidated and its subsidiaries. The fair value of such services, approximately $9,000, $18,000 and $19,000, respectively, was charged to related party and administrative expenses, and, since Consolidated will not be reimbursed for such charges, credited to additional paid-in capital [See Note 7].

Research and Development - Expenditures for research and development costs for the year ended December 31, 1996, 1995 and 1994 amounted to $278,000, $699,000 and $367,000, respectively.

[3] Accounts Receivable

Accounts receivable is shown net of allowance for doubtful accounts of $288,029, $146,263 and 137,842 at December 31, 1996, 1995 and 1994 respectively. The changes in the allowance for doubtful accounts are summarized as follows:

                                                     December 31,
                                              -------------------------
                                        1 9 9 6        1 9 9 5       1 9 9 4
                                        -------        -------       -------

Beginning Balance                     $    146,263 $    137,842   $    137,778
Provision for Doubtful Accounts            260,000       60,000         30,000
Recoveries                                      --           --             --
Charge-offs                               (118,234)     (51,579)       (29,936)
                                      ------------ ------------   ------------

  Ending Balance                      $    288,029 $    146,263   $    137,842
  --------------                      ============ ============   ============

                                                F-17
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #7
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[4] Costs and Estimated Profits in Excess of Interim Billings and Interim Billings in Excess of Costs and Estimated Profits

Costs, estimated profits, and billings on uncompleted contracts are summarized as follows:

                                                             December 31,
                                                      1 9 9 6          1 9 9 5

Costs Incurred on Uncompleted Contracts          $   3,483,918     $  2,588,000
Estimated Profits                                      652,749          491,000
                                                 -------------     ------------

Total                                                4,136,667        3,079,000
Billings to Date                                     4,306,986        3,604,000
                                                 -------------     ------------

    Net                                          $    (170,319)    $   (525,000)
    ---                                          =============     ============

Included in the accompanying balance sheet under the following captions:

Costs and estimated profits in excess of
 interim billings                                $     931,786     $    415,000
Interim billings in excess of costs and
 estimated profits                                  (1,102,105)         940,000
                                                 -------------     ------------

    Net                                          $    (170,319)    $   (525,000)
    ---                                          =============     ============

[5] Going Concern Considerations

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has sustained losses since inception and the accumulated deficit at December 31, 1996 is $11,725,825. The ability of the Company to continue as a going concern is dependent upon the success of the Company's marketing effort and its access to sufficient funding to enable it to continue operations. The Company has been funded through December 31, 1996 through loans from principal stockholders, an asset-based lender and others, and from the sale of stock [See Notes 7 and 8]. All these factors had raised substantial doubt about the ability of the Company to continue as a going concern.

Such substantial doubt has been alleviated due to the Company's ability to secure contracts, such as the agreement effective April 8, 1997 with Health System Design Corporation, which will allow the Company to provide the "Provider Management Information System" to the nearly 600 Provider Agencies in the State of Ohio. Management believes that the gross profit from this contract in 1997 will range from $567,000 to $2.3 million. The Company believes that the $567,000 gross profit can be attained with the existing staff.

There can be no assurances that management's plans to reduce operating losses by increasing revenues to fund operations will be successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.



                                                F-18
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #8
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[6] Property and Equipment

Property and equipment consist of the following:
                                                             December 31,
                                                        1 9 9 6        1 9 9 5

Equipment, Furniture and Fixtures                   $   538,634     $   674,000
Leasehold Improvements                                  164,335         164,000
                                                    -----------     -----------

Totals - At Cost                                        702,969         838,000
Less:  Accumulated Depreciation                         320,383         491,000
                                                    -----------     -----------

    Net                                             $   382,586     $   347,000
    ---                                             ===========     ===========

Depreciation expense amounted to $145,686, $140,000, and $69,000, respectively for the years ended December 31, 1996, 1995 and 1994.

[7] Related Party Transactions

[A] Issuance of Stock at Organization - In connection with the organization of the Company in September 1992, the Company issued 824,256 shares of common stock as follows: 582,072 shares of common stock to SISC, for $1,300, 112,584 shares to DLB, Inc. ["DLB"] for $6,700, and 43,200 shares of common stock for nominal consideration to each of DLB and two individuals, one of whom became a director in June 1994. DLB is controlled by the wife of the chairman of the board who is also the chairman of the board of Consolidated. The chairman of the board disclaims any beneficial interest in any securities owned by DLB.

Also in connection with the organization of the Company, the Company acquired all of the capital stock of LMT in exchange for 129,600 shares of common stock and 400 shares of Series A 4% Convertible Redeemable preferred stock, par value $.01 per share ["Series A preferred stock"]. The 400 shares of Series A preferred stock are convertible into 43,200 shares of common stock [See Note 10]. LMT was a shell corporation with no operating business. The shares of common stock issued included 60,480 to the chief operating officer of the Company and 25,920 to the vice-president of the Company. The remaining 43,200 and all of the shares of Series A preferred stock were issued to a non-related individual. The Company expensed the value of the Series A preferred stock ($40,000). The issuance of the common stock was treated as compensation valued at $.01 per share. In August 1996 the Company converted its Series A Preferred stock into 43,200 Common Shares.

[B] Loans by Related Parties - At September 30, 1995, the total indebtedness due SISC was $2,960,000 plus interest of $388,000. As of such date, (i) the interest was exchanged for 1,125,000 shares of common stock, (ii) $2,210,000 of the debt was exchanged for 2,210 shares of Series D 6% preferred stock ["Series D preferred stock"], having a liquidation price of $1.00 per share and a redemption price of $1,000 per share, and (iii) the remaining $750,000 due SISC is represented by the Company's 10% subordinated note due January 15, 1997 or earlier upon the completion of the Company's initial public offering. In conjunction with the September 30, 1995 debt restructuring, $136,000 which was previously recorded as paid-in capital, was reclassified to debt owed to SISC. The Series D preferred stock may be redeemed at the option of the Company commencing October 1, 1998, and is redeemable at any time after issuance from 50% of the proceeds of any over allotment on the Company's initial public offering or other issuance of equity securities subsequent to the completion of the Company's initial public offering.

At December 31, 1994, SISC has advanced $2,626,000 which are in the form of demand notes bearing interest at 10%. This amount includes a $97,000 note due to DLB, Inc. which was purchased by SISC in April 1994. Interest expense on these notes for the years ended December 31, 1996, 1995 and 1994 amounted to $10,125, $199,000 and $189,000, respectively.

                                                F-19
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #9
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[7] Related Party Transactions [Continued]

[B] Loans by Related Parties [Continued] - In connection with the issuance by the Company of its Interim Notes [the "Interim Notes"] in July and August 1993, SISC, in anticipation of the Company's receipt of the proceeds of such loans, advanced the Company, on a non-interest bearing basis, $79,000, which was repaid by the Company in August 1993. Such advance was used by the Company to pay the principal on a $50,000 demand note and interest of $2,000 and to pay normal operating expenses. In connection with the Interim Notes, SISC transferred to the lenders an aggregate of 15,120 shares of common stock for $.232 per share. In connection with the agreement of the holders of the Interim Notes to extend the maturity date of the notes to the earlier of September 30, 1994, or three days after the Company completes its initial public offering, SISC transferred an aggregate of 9,375 shares of common stock to such noteholders. The Company incurred a charge of $7,000 against operations for financing costs in conjunction with the issuance of stock by SISC. The Interim Notes were paid in full in 1996.

During the period from January to June 1994, SISC advanced an aggregate of $330,000 to CSM. As a result of the acquisition, such obligations are included in the principal amount of the Company's obligations to SISC, which were approximately $2.6 million at December 31, 1994. Included in the advances by SISC to the Company were $300,000 which was used to pay payroll taxes and interest and $500,000 which was used in connection with the purchase of CSM.

At December 31, 1995 and 1994, ACT [the parent of Old CSM] loaned $167,000 and $58,000 to the Company in the form of demand notes bearing interest at 10% per annum. These loans were paid in full in 1996.

In October 1993, SISC transferred shares of common stock to two officers, who received 17,460 and 18,000 shares, respectively, and to five employees, each of whom received 6,000 shares. The fair value of such shares, approximately $15,000 in the aggregate, was charged to compensation.

The Company has an agreement with Consolidated and its subsidiary The Trinity Group, Inc. ["Trinity"] pursuant to which the Company will pay Trinity a monthly fee of $15,000 for a three-year term commencing on the first day of the month in which the Company receives the proceeds from the Offering for general business, management and financial consulting services. Pursuant to this agreement, in 1996 the Company charged $60,000 to related party administrative expenses.

The Company entered into an agreement with SMI Corporation ["SMI"], pursuant to which the company would pay SMI compensation of $25,000 to $59,000 per month for which SMI would provide persons to serve in management-level or other key positions for the Company. In addition, the Company is to pay SMI 6% of the revenues generated from Smart Card and related services. The agreement would continue until December 31, 2000. The sole stockholder of SMI, Mr. Storm Morgan was elected as a director of the Company in January 1996. For the year ended December 31, 1996, the Company incurred and paid, $619,700 of compensation expense pursuant to its agreement with SMI as well as an additional $250,000 for services. In February of 1997 the Company modified the agreement whereby the monthly fees were reduced to $9,000 and all commission arrangements were canceled.

[8] Notes Payable

Bank - Notes payable to bank in the amount of $79,000, at December 31,1995 were payable on demand. The notes had a interest rate of 1-1/2% over the bank's prime rate and were collateralized by the assets of CSM. The loan was paid in full in 1996. The prime rate at December 31, 1996 was approximately 8.25%.


                                                F-20
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #10
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[8] Notes Payable [Continued]

Asset-Based Lender - In February 1995, the Company entered into an accounts receivable financing with an asset-based lender. Borrowings under this facility were $590,000 and $707,000 at December 31, 1996 and 1995 respectively. The Company can borrow up to 80% of eligible receivables, and it pays interest at the greater of 18% per annum or prime plus 8% and a fee equal to 1% of the amount of the invoice. This note is collateralized by all of the accounts and property and equipment of the Company. In addition, the Company's obligations under this facility are guaranteed by the chairman of the board and president of the Company. Also, the then chief executive officer and the treasurer of the Company have issued their limited guaranty to the lender.

In March 1996, the agreement with the asset based lender was modified to allow borrowings up to 80% of eligible receivables to a maximum of $1,000,000 for the period up to the public offering at which point the terms would revert to the agreement of a maximum borrowing of $750,000. In consideration, the Company, upon completion of the public offering paid the asset based lender a $25,000 fee and issued it 25,000 shares of the Company's common stock. The Company incurred a one time non-cash finance charge of approximately $81,000.

Investors - In 1994 and 1993, the Company borrowed $200,000 and $216,000, respectively, from accredited investors and issued its 1993 Interim Notes and December 1994 Interim Notes, respectively, to such investors. In 1994, SISC purchased an Interim Note in the amount of $54,000 from a noteholder. In 1995, the first payment of approximately $66,000 was paid on the December 1994 Interim Notes. The balance of these notes were paid in full in 1996 as well as a $12,500 extension fee to the holders of the December 1994 Interim Notes. In connection with the agreement of the holders of the 1993 Interim Notes to extend the maturity date of the notes to the earlier of September 30, 1994, or three days after the Company completes its initial public offering. SISC transferred an aggregate of 9,375 shares of common stock to such noteholders. The Company incurred a charge of $7,000 against operations for financing costs in conjunction with the issuance of stock by SISC.

In connection with the issuance of the December 1994 Interim Notes: (i) Consolidated issued the lender 85,000 shares of its stock, (ii) the Company issued to SISC outstanding warrants to purchase 300,000 shares of common stock at $2.00 per share, and (iii) the Company issued 75,000 shares of common stock to Holdings. The Company incurred charges totaling $103,000 against operations for financing costs in conjunction with the issuances of stock. Such charges were recorded as intercompany charges due to SISC and Consolidated by the Company.

Notes payable consist of the following:
                                                               December 31,
                                                         1 9 9 6       1 9 9 5
Bank - payable on demand with  interest  at 1-1/2%
  over the bank's  prime rate which was 8.5% at
  December 31, 1995.                                 $        --  $      79,000

Investors - interest at 10%.                                  --        296,000

Asset-Based Lender - payable on demand with interest
  at the greater of 18% per annum or prime plus 8%       590,031        707,000
                                                     -----------  -------------

  Totals                                             $   590,031  $   1,082,000
  ------                                             ===========  =============

The weighted average interest rate on short-term borrowings outstanding as of December 31, 1996 and 1995 amounted to approximately 22% and 17%, respectively.


                                                F-21
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #11
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[8] Notes Payable [Continued]

In January 1996, the Company borrowed $500,000 from four accredited investors. In connection with such loans, the Company issued its 8% promissory notes due January 31, 1997, which were subsequently paid from the proceeds of the Company's initial public offering. The Company also agreed to issue and register with the Securities Act one unit for each $2.00 principal amount of notes. The unit issued to the noteholders mirrored the units issued in the initial public offering which consisted of two shares of the Company's Common Stock and one Series A Redeemable Common Stock Purchase Warrant. The Company incurred a one time non-cash finance charge of $1,611,000 upon the issuance of these units.

[9] Income Taxes

The Company utilizes an asset and liability approach to determine the extent of any deferred income taxes, as described in SFAS No. 109, "Accounting for Income Taxes" of the Financial Accounting Standards Board. This method gives consideration to the future tax consequences associated with differences between financial statement and tax bases of assets and liabilities.

For financial reporting purposes at December 31, 1996, the Company has net operating loss carryforwards of $8,300,000 expiring by 2011. Pursuant to Section 382 of the Internal Revenue Code regarding substantial changes in Company ownership, utilization of these losses may be limited. Based on this and the fact that the Company has generated operating losses through December 31, 1996, the deferred tax asset of approximately $3,300,000 is offset by an allowance of $3,300,000.

A deferred tax asset of approximately $1,400,000, related to stock-based compensation awards, has been offset by a valuation allowance of $1,400,000 due to the uncertainty of its realization.

Deferred Tax Asset

Federal and State Net Operating Loss Carryforwards                $   3,300,000
Stock Based Compensation Awards                                       1,400,000
Less: Valuation Allowance                                            (4,700,000)
                                                                  -------------

  Net Deferred Tax Asset                                          $          --
  ----------------------                                          =============

The Valuation Allowance increased by $2,900,000 in 1996.

The provision for income taxes varies from the amount computed by applying statutory rates for the reasons summarized below:

Provision Based on Statutory Rates                                          34 %
State Taxes Net of Federal Benefit                                           6 %
Increase in Valuation Allowance                                            (40)%
                                                                          -----

  Total                                                                    --  %

The expiration dates of net operating loss carryforwards are as follows:

December 31,                                           Amount

    2007                                          $    113,000
    2008                                               433,000
    2009                                             1,751,000
    2010                                             2,850,000
    2011                                             3,153,000
                                                  ------------

    Total                                         $  8,300,000
    -----                                         ============

                                                F-22
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #12
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[10] Capital Stock

Capital Stock - The Company is authorized to issue 3,000,000 shares of preferred stock, par value $.01 per share, and 15,000,000 shares of common stock, par value $.01 per share. The Company's Board of Directors is authorized to issue preferred stock from time to time without stockholder action, in one or more distinct series. The Board of Directors is authorized to fix the following rights and preferences, among others, for each series: (i) the rate of dividends and whether such dividends shall be cumulative; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of voluntary or involuntary liquidation; (iv) whether or not a sinking fund shall be provided for the redemption or purchase of shares; (v) the terms and conditions on which shares may be converted; and (vi) whether, and in what proportion to any other series or class, a series shall have voting rights other than required by law. The Board of Directors has authorized the issuance of the Series A preferred stock, the Series B preferred stock and the Series D preferred Stock.

Preferred Stock - The Series A preferred stock is 4% convertible redeemable preferred stock. The stockholders are entitled to receive a $4.00 per share annual dividend when and as declared by the Board of Directors. Dividends are fully cumulative and accrue from October 1, 1992. Dividends are payable annually on March 1. The stock is redeemable at the option of the Company at any time at which the Company has consolidated net worth of at least $2,500,000 at a price of $1,000 per share plus accrued dividends. Each share of Series A preferred stock is convertible into 108 shares of common stock at the discretion of the stockholder. In the event of involuntary or voluntary liquidation, the stockholders are entitled to receive $100 per share and all accrued and unpaid dividends. As of December 31, 1995, approximately $4,000 of dividends [$10 per share] were in arrears. In August 1996 the Company converted its Series A Preferred stock into 43,200 Common Shares.

The Series B preferred stock is 6% redeemable convertible preferred stock. The stockholders are entitled to receive a $72.00 per share annual dividend when and as declared by the Board of Directors. Dividends are fully cumulative and accrue from April 1, 1993. Dividends are payable annually on March 1. The stock is redeemable at the discretion of the Company at any time at which the Company has consolidated net worth of at least $5,000,000 at a price of $1,200 per share plus accrued dividends. Each share of Series B preferred stock is convertible into 259.2 shares of common stock at the discretion of the stockholders. In the event of involuntary or voluntary liquidation, the stockholders are entitled to receive $1,200 per share and all accrued and unpaid dividends. Each holder of Series B preferred stock has the right, following the Company's initial public offering, to require the Company to redeem all of the shares of Series B preferred stock owned by such holder at a redemption price equal to $1,200 per share. As of December 31, 1995, approximately $11,000 [$138 per share] of dividends were in arrears. In August 1996 the Company redeemed its Series B Redeemable Preferred stock in the amount of $96,000.

The Series D preferred stock is 6% redeemable preferred stock. The stockholders are entitled to receive a $60.00 per share annual dividend when and as declared by the Board of Directors. Dividends are cumulative and accrue from October 1, 1995. Dividends are payable semi-annually on April 1 and October 1. The stock is redeemable at the option of the Company for $1,000 per share commencing October 1, 1998. Earlier redemption is permitted under certain circumstances. In the event of voluntary or involuntary liquidation, the stockholders are entitled to receive $1.00 per share and all accrued and unpaid dividends.

In January 1996, SISC exchanged 1,000 shares of Series D preferred stock for 1,125,000 shares of common stock. As a result of this exchange, the aggregate redemption price of the Series D preferred stock was reduced to $1,210,000.

The Series A, Series B and Series D preferred stock are nonvoting except as is required by law.



                                                F-23
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #13
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[10] Capital Stock - [Continued]

The Company has granted to the holders of the Series A preferred stock and Series B preferred stock and certain warrant holders, with respect to their warrants, certain piggyback registration rights following the Company's initial public offering, with respect to the shares of common stock issuable upon conversion or exercise of the preferred stock or warrants.

On August 19, 1996 the Company closed on a public offering whereby it sold 646,875 units at a price of $8 per unit for net proceeds of approximately $3.8 million. Each unit consisted of two shares of common stock and one series A Redeemable Common Stock Purchase Warrant.

On August 21, 1996 Series B Common Stock purchase warrants to purchase 800,000 shares of common stock at $2 per share were exercised and the Company received $1,600,000 in gross and net proceeds.

See Note 7 for additional information relating to the issuance of common stock and preferred stock in connection with the Company's organization and in connection with certain financings.

See Note 14 for information relating to the Company's 1993 Long-Term Incentive Plan.

[11] Capitalized Lease Obligations

Future minimum payments under capitalized lease obligations as of December 31, 1996 are as follows:

Year ending
December 31,
  1997                                                           $     43,225
  1998                                                                 16,854
                                                                 ------------

  Total Minimum Payments                                               60,079
  Less Amount Representing Interest at Rates Ranging from
    11% to 12% Per annum                                                2,685
                                                                 ------------

    Balance                                                      $     57,394
    -------                                                      ============

Capitalized lease obligations are collateralized by equipment which has a net book value of $25,000 and $64,000 at December 31, 1996 and 1995, respectively. Amortization of approximately $30,700 and $40,000 in 1996 and 1995, respectively, has been included in depreciation expense.

[12] Fair Value of Financial Instruments

Effective December 31, 1995, the Company adopted SFAS No. 107, which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed therein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet accounts as of December 31, 1996 and 1995:

                                                F-24
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #14
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[12] Fair Value of Financial Instruments - [Continued]

                                              Carrying Amount               Fair Value
                                               December 31,                December 31,
                                          1 9 9 6        1 9 9 5       1 9 9 6         1 9 9 5
                                          -------        -------       -------         -------

Debt Maturing Within One Year           $   590,000   $ 1,082,000    $   590,000   $  1,082,000
Long-Term Debt                                   --       750,000             --        750,000
                                        -----------   -----------    -----------   ------------

  Totals                                $   590,000   $ 1,832,000    $   590,000   $  1,832,000
  ------                                ===========   ===========    ===========   ============

For debt classified as current, it was assumed that the carrying amount approximated fair value for these instruments because of their short maturities. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities. The carrying amount of long-term debt approximates fair value.

[13] Commitments and Contingencies

The Company leases space for its executive offices and facilities under noncancellable operating leases expiring March 31, 1999. The Company also leases additional office space on a month-to-month basis.

Minimum annual rentals under noncancellable operating leases having terms of more than one year are as follows:

Years ending
December 31,
  1997                                                       $   280,000
  1998                                                           293,000
  1999                                                            52,000
                                                             -----------

  Total                                                      $   625,000
  -----                                                      ===========

Rent expense amounted to $358,000, $309,000 and $148,000 respectively, for the years ended December 31, 1996, 1995 and 1994.

The Company has an agreement with Trinity Group, Inc. ["Trinity"], a wholly-owned subsidiary of Consolidated, pursuant to which the Company will pay Trinity $15,000 a month for consulting services. Neither the Company's chairman of the board, who is the chairman of the board of Consolidated, nor any other employee of Consolidated, Trinity or SISC receives compensation from the Company [See Note 7].

At the time of the acquisition of CSM, the Company entered into five-year employment agreements with its current chief operating officer [formerly the president] and vice president, which replaced employment agreements then in effect, and the three individuals who had been officers of CSM. The agreements provide for salaries of $125,000, $85,000, $125,000, $125,000 and $80,000,
respectively, subject to cost of living increases. The agreements also provide for bonuses based upon a percentage of income before income taxes. The officers are also provided with an automobile or an automobile allowance.

In January 1996, the vice-president's base salary was increased from $85,000 to $100,000. Also, for 1996, the chief operating officer and two other officers, whose base salaries were $125,000 each, agreed to reduce their base salaries to $62,000, $100,000 and $100,000, with certain incentives if certain targets are attained. The current president who is not one of the five individuals previously mentioned, was compensated during 1996 at the annual rate of $52,000 prior to the public offering and $125,000 subsequent to the public offering.

                                                F-25
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #15
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
-------------------------------------------------------------------------------


[13] Commitments and Contingencies - [Continued]

The following presents the pro forma net loss, for all periods, using the minimum and maximum amounts payable to SMI Corporation:

                                                              Y e a r s   e n d e d
                                                              D e c e m b e r   3 1,
                                                            1 9 9 5             1 9 9 4
                                                            -------             -------
Pro Forma Net Loss after Increase in Consulting
  Expense and Executive Compensation Per Agreements
  with SMI Corporation at $25,000 Per Month             $  (3,330,000)      $  (2,270,000)
                                                        =============       =============

Net Loss Per Share                                      $        (.69)      $        (.47)
                                                        =============       =============

Pro Forma Net Loss after Increase in Consulting
  Expense and Executive Compensation Per
  Agreements with SMI Corporation at $59,000
  Per Month                                             $  (3,738,000)      $  (2,768,000)
                                                        =============       =============

Net Loss Per Share                                      $        (.78)      $        (.56)
                                                        =============       =============

The proforma disclosure is not representative of the potential impact on proforma earnings for years since the agreement was subsequently modified [see
Note 7B].

On or about September 29, 1995, an action was commenced against the Company by the filing of a summons with notice in the Supreme Court of the State of New York, County of New York. The action was commenced by Jacque W. Pate, Jr., Melvin Pierce, Herbert A. Meisler, John Gavin, Elaine Zanfini, individually and derivatively as shareholders of Onecard Health Systems Corporation and Onecard Corporation, which corporations are collectively referred to as "Onecard." The named defendants include, in addition to the Company, officers and directors of the Company, its principal stockholder and the parent of its principal stockholder. A complaint was served on November 15, 1995. The complaint makes broad claims respecting alleged misappropriation of Onecard's trade secrets, corporate assets and corporate opportunities, breach of fiduciary relationship, unfair competition, fraud, breach of trust and other similar allegations, apparently arising at the time of, or in connection with the organization of, the Company in September 1992. The complaint seeks injunctive relief and damages, including punitive damages, of $130 million. In September 1996 the above action was dismissed.

In March 1997, the plaintiff has refiled a new action with the same allegations and stating claims that were at the basis of the original complaint. Such action is in the amount of $130,000,000. The Company contends that the technology and software were created from a "clean office start" and the action is without merit and frivolous. No assessment as to any outcome can be made at this time as the matter is in its very preliminary stages. The Company denies any allegation of wrongdoing and intends to vigorously defend the action.

[14] Stock-Based Compensation

In July 1993, the Company adopted, by action of the board of directors and stockholders, the 1993 Long-term Incentive Plan [the "Plan"]. The Plan was amended in October 1993, April 1994, October 1994 and February 1996. These amendments increased the number of shares available for grant pursuant to the plan. The Plan does not have an expiration date.

The Plan is authorized to grant options or other equity-based incentives for 511,000 shares of the common stock. If shares subject to an option under the Plan cease to be subject to such options, or if shares awarded under the Plan are forfeited, or otherwise terminated without a payment being made to the participant in the form of stock, such shares will again be available for future distribution under the Plan.

                                                F-26
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #16
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------



[14] Stock-Based Compensation - [Continued]

Awards under the Plan may be made to key employees, including officers of and consultants to the Company, its subsidiaries and affiliates, but may not be granted to any director unless the director is also an employee of or consultant to the Company or any subsidiaries or affiliates. The Plan imposes no limit on the number of officers and other key employees to whom awards may be made; however, no person shall be entitled to receive in any fiscal year awards which would entitle such person to acquire more than 3% of the number of shares of common stock outstanding on the date of grant.

In January 1995, the Board granted, to various employees, stock options to purchase an aggregate of 252,804 shares of common stock at $.232 per share, and in December 1995 the Board granted, to various employees, stock options to purchase an aggregate of 104,952 shares of common stock at $.345 per share. Such exercise prices were determined by the Board to be the fair market value per share on the date of grant. The options become exercisable as to 50% of the shares on the first and second anniversaries of the date of grant. These options expire on January 31, 2000 and December 31, 2000, respectively. In connection with certain of the January 1995 option grants, the Board canceled previously granted options to purchase 206,250 shares at an exercise price of $5.33 per share which were granted in 1994. In April 1996, the Company granted stock options to purchase an aggregate of 129,500 shares of common stock at an exercise price of $2.00 per share and recognized compensation expense of $154,800. The options are exercisable as to 50% of the shares on the first and second anniversaries of the date of grant and expire in April 2001.

In addition, the Company granted to the underwriter, for nominal consideration, options to purchase 56,250 units, consisting of two common shares, and one purchase warrant, for a four year period commencing August 13, 1997 at a price of $5.37.

A summary of the activity under the Company's stock option plan is as follows:

                                     1 9 9 6                1 9 9 5                  1 9 9 4
                               -------------------   -------------------   -----------------
                                         Weighted              Weighted                Weighted
                                          Average               Average                 Average
                                         Exercise              Exercise                Exercise
                                Shares     Price     Shares      Price        Shares     Price

Outstanding - Beginning of
  Years                         357,756   $  .265    206,250   $   5.33            --   $     --
Granted During the Years        242,000      3.57     357,756      .265       206,250       5.33
Canceled During the Years            --        --    (206,250)     5.33            --         --
Expired During the Years             --        --          --        --            --         --
Exercised During the Years           --        --          --        --            --         --
                               --------   -------    --------  --------     ---------   --------

  Outstanding - End of Years    599,756   $  1.60     357,756  $   .265       206,250   $   5.33
  --------------------------   ========   =======    ========  ========     =========   ========

  Exercisable - End of Years    178,878   $  .265          --  $     --            --         --
  --------------------------   ========   =======    ========  ========     =========   ========



                                                F-27
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #17
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[14] Stock-Based Compensation - [Continued]

                                                 1 9 9 6                     1 9 9 5
                                      -------------------------     -----------------
                                         Weighted      Weighted      Weighted         Weighted
                                          Average       Average       Average          Average
                                         Exercise        Fair        Exercise           Fair
                                          Price         Value         Price            Value
Options Issued with Exercise Price
  Above Stock Price at Date of Grant    $      5.37   $    .93     $         --      $       --

Options Issued with Exercise Price
  Equal to Stock Price at Date of Grant          --         --     $       .265      $      .14

Options Issued with Exercise Price Below
  Stock Price at Date of Grant          $      2.00   $   1.78     $         --      $       --

The following table summarizes stock option information as of December 31, 1996:

                                                               Weighted
                                                           Average Remaining    Weighted Average
Range of Exercise Prices                      Shares       Contractual Life      Exercise Price

$.232 to $.345                                 357,756         3.4 Years            $    .265
$2.00                                          129,500         4.3 Years                 2.00
$5.37                                          112,500         4.7 Years                 5.37
                                           -----------                              ---------

  Totals                                       599,756         3.8 Years            $    1.60
  ------                                   ===========                              =========

In October 1993, the Company issued to SISC warrants to purchase 375,000 shares of common stock at $10.00 per share, 225,000 shares at $6.67 per share and 150,000 shares of common stock at $2.67 per share and issued to SMACS warrants to purchase 37,500 shares of common stock at $6.67 per share and 37,500 shares at $2.67 per share. The warrants became exercisable six months from the completion of the Company's initial public offering or earlier with the consent of the Company and the underwriter and expire on November 30, 1998.

In February 1996, the Company issued an aggregate of 3,153,750 Series B Warrants, of which 2,526,250 are exercisable at $2.00 per share and 637,500 are exercisable at $5.00 per share. These warrants were issued in connection with services rendered, which, in the case of SISC, included the guarantee of the December 1995 Interim Notes, and, in certain instances the terms of the warrants were revised. Although the warrants were issued prior to the three-for-four reverse split, which was effective in February 1996, the number of shares issuable upon exercise of the warrants, but not the exercise price, was adjusted for the reverse split. Certain of the warrants initially had a November 1998 expiration date, which was extended to December 31, 1999, which is the expiration date of all of the warrants.

Of the warrants issued in February 1996, 787,500 warrants exercisable at $2.00 per share and 37,500 warrants exercisable at $5.00 per share were issued to replace 825,000 warrants previously issued in October 1993. These warrants had exercise prices ranging from $2.67 per share to $10.00 per share.



                                                F-28
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #18
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[14] Stock-Based Compensation - [Continued]

In July 1996, pursuant to a warrant exchange, (a) the holders of outstanding warrants having a $2.00 exercise price exchanged one third of such warrants for outstanding warrants to purchase, at an exercise price of $4.00 per share, 150% of the number of shares of common stock issuable upon exercise of the outstanding warrants that were exchanged, and (b) the exercise price of the outstanding warrants have a $5.00 exercise price was reduced to $4.00. Prior to the warrant exchange, there were outstanding warrants to purchase 2,516,250 shares of common stock at $2.00 per share and outstanding warrants to purchase 2,637,500 shares of common stock at $5.00 per share outstanding. As a result of the warrant exchange, there are outstanding warrants to purchase 1,677,500 shares of common stock at $2.00 per share and 1,895,625 shares of common stock at $4.00 per share. This warrants may be exercised commencing February 13, 1997 or earlier if approved by the company and the underwriter. An affiliate of the Company, a member of the board of the directors and a Company controlled by such directors, were given permission to exercise options in August 1996. This individual and entities exercised warrants to purchase 800,000 shares at $2.00 per share in August 1996. All of the warrants expire on December 31, 1999. These warrants are Series B Common Stock Purchase Warrants. The Company recorded compensation expenses of $3,337,500 in relation to the issuance of these warrants.

The Company issued 646,875 Series A Common Stock Purchase Warrants as a part of its initial public offering of its securities. These warrants are exercisable for two year period commencing August 13, 1997 at a price of $4.50.

In addition, the Company issued 250,000 Series A Common Stock Purchase Warrant to various accredited investors [See Note 8]. These warrants have the same term as the warrants issued to the general public.

A summary of warrant activity is as follows:

                                     1 9 9 6                1 9 9 5                  1 9 9 4
                               -------------------   -------------------   -----------------
                                         Weighted              Weighted                Weighted
                                          Average               Average                 Average
                                         Exercise              Exercise                Exercise
                                Shares     Price     Shares      Price        Shares     Price

Outstanding - Beginning
  of Years                       825,000  $  7.27     825,000  $   7.27       825,000   $   7.27
Granted or Sold During
  the Years                    4,470,000     3.35          --        --            --         --
Canceled During the Years       (825,000)    7.27          --        --            --         --
Expired During the Years              --       --          --        --            --         --
Exercised During the Years      (800,000)    2.00          --        --            --         --
                               ---------  -------    --------  --------     ---------   --------

  Outstanding - End of Years   3,670,000  $  3.64     825,000  $   7.27       825,000   $   7.27
  --------------------------   =========  =======    ========  ========     =========   ========

  Exercisable - End of Years          --       --     825,000  $   7.27       825,000   $   7.27
  --------------------------   =========  =======    ========  ========     =========   ========





                                                F-29
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #19
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[14] Stock-Based Compensation - [Continued]

                                                  1 9 9 6                     1 9 9 5
                                      -------------------------     -----------------
                                         Weighted      Weighted      Weighted         Weighted
                                          Average       Average       Average          Average
                                         Exercise        Fair        Exercise           Fair
                                           Price         Value         Price            Value
Warrants Issued with Exercise Price
  Above Stock Price at Date of Grant    $      4.16   $   1.04     $         --      $       --

Warrants Issued with Exercise Price
  Equal to Stock Price at Date of Grant $        --   $     --     $         --      $       --

Warrants Issued with Exercise Price
  Below Stock Price at Date of Grant    $      2.00   $   1.78     $         --      $       --

The following table summarizes warrant information as of December 31, 1996:

                                                               Weighted
                                                           Average Remaining    Weighted Average
Range of Exercise Prices                      Shares       Contractual Life      Exercise Price

$2.00                                          877,500         3.0 Years                 2.00
$4.00                                        1,895,625         3.0 Years                 4.00
$4.50                                          896,875         1.7 Years                 4.50
                                           -----------                              ---------

  Total                                      3,670,000         2.7 Years                 3.64
  -----                                    ===========                              =========

The Company applies accounting principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, for stock options issued to employees in accounting for its stock options plans. Total compensation cost recognized in income for stock based employee compensation awards was $3,492,300

If the Company had accounted for the issuance of all options and compensation based warrants pursuant to the fair value based method of SFAS No. 123, the Company would have recorded additional compensation expense totaling $846,000 and $50,000 for the years ended December 31, 1996 and 1995, respectively, and the Company's net loss and net loss per share would have been as follows:

                                                            Years ended
                                                            December 31,
                                                     1 9 9 6          1 9 9 5
                                                     -------          -------

Net Loss as Reported                           $   (6,579,444)   $   (2,850,000)
                                               ==============    ==============

Pro Forma Net Loss                             $   (7,425,444)   $   (2,900,000)
                                               ==============    ==============

Net Loss Per Share as Reported                 $        (1.28)   $         (.59)
                                               ==============    ==============

Pro Forma Net Loss Per Share                   $        (1.44)   $         (.60)
                                               ==============    ==============


                                                F-30
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #20
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[14] Stock-Based Compensation - [Continued]

The fair value of options and warrants at date of grant was estimated using the Black-Scholes fair value based method with the following weighted average assumptions:

                                                        1 9 9 6          1 9 9 5
                                                        -------          -------

Expected Life [Years]                                         2                3
Interest Rate                                               6.0%            6.0%
Annual Rate of Dividends                                      0%              0%
Volatility                                                 67.9%           69.6%

The weighted average fair value of options and warrants at date of grant using the fair value based method during 1996 and 1995 is estimated at $1.33 and $.14, respectively.

[15] Industry Segments

The Company currently classifies its operations into two business segments: (1) Software and Related Systems and Services and (2) Data Center Services. Software and Related Systems and Services is the design, installation, implementation and maintenance of computer information systems. Data Center Services involve company personnel performing data entry and data processing services for customers. Intersegment sales and sales outside the United States are not material. Information concerning the Company's business segments is as follows:

                                                             Y e a r s   e n d e d
                                                             D e c e m b e r  31,
                                                       1 9 9 6        1 9 9 5        1 9 9 4
                                                       -------        -------        -------
Revenues:
  Software and Related Systems and Services          $  6,333,804  $   5,640,000 $  2,040,000
  Data Center Services                                  2,207,155      1,742,000      884,000
                                                     ------------  ------------- ------------

  Total Revenues                                     $  8,540,959  $   7,382,000 $  2,924,000
  --------------                                     ============  ============= ============

Gross Profit:
  Software and Related Systems and Services          $    623,456  $     911,000 $    (78,000)
  Data Center Services                                    986,787        853,000      468,000
                                                     ------------  ------------- ------------

  Total Gross Profit                                 $  1,610,243  $   1,764,000 $    390,000
  ------------------                                 ============  ============= ============

Income [Loss] From Operations:
  Software and Related Systems and Services          $ (4,053,006) $  (1,692,000)$ (1,649,000)
  Data Center Services                                    (97,805)       259,000      158,000
                                                     ------------  ------------- ------------

  Total [Loss] From Operations                       $ (4,150,811) $  (1,433,000)$ (1,491,000)
  ----------------------------                       ============  ============= ============

Depreciation and Amortization:
  Software and Related Systems and Services          $    367,984  $     765,000 $    401,000
  Data Center Services                                    118,582        107,000       69,000
                                                     ------------  ------------- ------------

  Total Depreciation and Amortization                $    486,566  $     872,000 $    470,000
  -----------------------------------                ============  ============= ============

Capital Expenditures:
  Software and Related Systems and Services          $    165,716  $      46,000 $    119,000
  Data Center Services                                     15,317         92,000        3,000
                                                     ------------  ------------- ------------

  Total Capital Expenditures                         $    181,033  $     138,000 $    122,000
  --------------------------                         ============  ============= ============

Identifiable Assets:
  Software and Related Systems and Services          $  4,119,943  $   3,625,000
  Data Center Services                                  2,607,693      2,691,000
                                                     ------------  -------------

  Total Identifiable Assets                          $  6,727,636  $   6,316,000
  -------------------------                          ============  =============

                                                F-31
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #21
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------


[16] Joint Venture

The Company executed an agreement in February 1996 to purchase an application software product known as the SATC Software which processes retail plastic card transactions and merchant transactions. The purchase price for the SATC Software is $650,000, of which $325,000 was paid in February 1996 with the remaining balance of $325,000 due and paid in three installments during 1996.

The Company entered into a joint venture with Oasis Technology, Ltd. ["Oasis"] pursuant to which the joint venture corporation (50% owned by the Company) will purchase the SATC software and made an advance payment of $325,000, in January 1996, pursuant to such proposed joint venture. The Company has an agreement with Oasis that Oasis will pay the remaining $325,000 as part of its contribution to the joint venture. Oasis did pay the $325,000 during 1996. The Company accounts for its interest in the Joint Venture on the equity method. During 1996 the Company recognized $264,085 of its share of losses related to this joint venture and contributed an additional $59,631 in cash to fund ongoing costs.

[17] New Authoritative Accounting Pronouncements

The Financial Accounting Standards Board ["FASB"] has issued Statement of Financial Accounting Standards ["SFAS"] No. 125. "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". SFAS No. 125 is effective for transfers and servicing of financing assets and extinguishment of liabilities occurring after December 31, 1996. The provision of SFAS No. 125 must be applied prospectively; retroactive application is prohibited and early application is not allowed. SFAS No. 125 supersedes SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse". While both SFAS No. 125 and SFAS No. 77 required a surrender of "control" or financial assets to recognize a sale, the SFAS No. 125 requirements of sale are generally more stringent. SFAS No. 125 is not expected to have a material impact on the Company because the Company hasn't been recognizing sales under SFAS No. 77 and will also not be under SFAS No. 125. Some provisions of SFAS No. 125, which are unlikely to apply to the Company, have been deferred by the FASB.

The FASB has issued SFAS No. 128 "Earnings Per Share" and SFAS 129 "Disclosure of Information About Capital Structure". Both are effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 simplifies the computation of earning per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share. The statement requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution an is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.

While the Company has not analyzed SFAS No. 128 sufficiently to determine its long-term impact on per share reported amounts, SFAS No. 128 should not have a significant effect on historically reported per share loss amounts.

SFAS No. 129 does not change any previous disclosure requirements, but rather consolidates existing disclosure requirements for ease of retrieval.


                                                F-32
57046

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #22
[Information as of and for the six months ended June 30, 1997 and 1996 are unaudited]
--------------------------------------------------------------------------------



[18] Unaudited Interim Financial Statements

The financial statements for the six months ended June 30, 1997 and 1996 are unaudited; however, in the opinion of management all adjustments [consisting solely of normal recurring adjustments] necessary to a fair presentation of the financial statements for these interim periods have been made. The results for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

[19] Subsequent Events [Unaudited]

On June 30, 1997, the Company paid dividends relating to the Series D Preferred Stock which were payable on October 1, 1996 and April 1, 1997. The dividends were paid through the issuance 12,802 shares of common stock and valued at the fair market value at the respective dates they became payable. This resulted in an increase of $108,900 in the accumulated deficit with a corresponding increase in common stock and additional paid-in capital - common stock in the amounts of $128 and $108,772, respectively.




                             .   .   .   .   .   .   .   .   .   .   .

                                                F-33
57046

NETSMART TECHNOLOGIES, INC.
EXHIBIT 11.1 - CALCULATION OF EARNINGS PER SHARE
--------------------------------------------------------------------------------



                                                          Six Months Ended
                                                            June 30, 1997
                                                    Primary EPS      Fully Diluted EPS

Net Loss                                           $ (1,239,887)        $  (1,239,887)
Dividend Adjustment                                          --                    --
                                                   ------------         -------------

Adjusted Net Loss                                  $ (1,239,887)        $  (1,239,887)
                                                   ============         =============

Loss Per Share:
  Loss Per Share - Note 1                          $       (.18)
                                                   ============
  Loss Per Share - Assuming Full
    Dilution - Note 2                                                   $        (.16)

                                                                        =============

Note 1: Computed by dividing net loss by the weighted average number of common shares (6,800,032) for the six months ended June 30, 1997. Adjusting it by items (i) to (iv) below using the treasury stock method of calculating earnings per share.

         (i) Assumes that 369,117 1995 stock options issued in 1995 and outstanding at June 30, 1997 were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the average market price of the Company's common stock for the period as quoted on the NASDAQ SmallCap Market, retire debt, redeem preferred stock and to invest the balance, if appropriate.

         (ii) Assumes that 129,500 1996 stock options issued in 1996 and outstanding at June 30, 1997 were exercised at the beginning of the period and that the proceeds were used to urchase treasury stock at the average market price of the Company's common stock for the period as quoted on the NASDAQ SmallCap Market, retire debt, redeem preferred stock, and to invest the balance, if appropriate.

         (iii) Assumes Series B common stock purchase warrants to purchase and aggregate of 877,500 common shares were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the average market price of the Company's common stock for the period as quoted on the NASDAQ
               SmallCap Market, retire debt, redeem preferred stock and to invest the balance, if appropriate.

         (iv) Assumes common stock purchase warrants to purchase an aggregate of 56,250 shares were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the average market price of the Company's common stock for the period as quoted on the NASDAQ SmallCap Market, retire debt, redeem preferred stock and to invest the balance, if appropriate.

The proceeds received from the above transactions would then be used to purchase treasury stock up to 20%, retire debt, redeem preferred stock and the remaining balance invested.


                                                F-34
57046

NETSMART TECHNOLOGIES, INC.
EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE [CONTINUED]
--------------------------------------------------------------------------------



Note 2: Computed by dividing net loss by the weighted average number of common shares (7,727,641) for the six months ended June 30, 1997 adjusting it by items (i) to (iv) below using the treasury stock method of calculating earnings per share.

         (i) Assumes that 369,117 1995 stock options issued in 1995 and outstanding at June 30, 1997 were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the market price of the Company's common stock at June 30, 1997 as quoted on the NASDAQ SmallCap Market, retire debt, redeem preferred stock and to invest the balance, if appropriate.

         (ii) Assumes that 129,500 1996 stock options issued in 1996 and outstanding at June 30, 1997 were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the market price of the Company's common stock at June 30, 1997 as quoted on the NASDAQ SmallCap Market, retire debt, redeem preferred stock and to invest the balance, if appropriate.

         (iii) Assumes Series B common stock purchase warrants to purchase and aggregate of 877,500 common shares were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the market price of the Company's common stock at June 30, 1997 as quoted on the NASDAQ SmallCap Market, retire debt, redeem preferred stock and to invest the balance, if appropriate.

         (iv) Assumes that stock options to purchase 56,250 shares were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the market price of the Company's common stock at June 30, 1997 as quoted on the NASDAQ SmallCap Market, retire debt, redeem preferred stock and to invest the balance, if appropriate.

The proceeds received from the above transactions would then be used to purchase treasury stock up to 20%, retire debt, redeem preferred stock and the remaining balance invested.

Note: This calculation is submitted in accordance with the Securities Act of 1934 Release No. 9083 although it is contrary to Para. 40 of APB 15 because it may produce an anti-dillutive result.


                                                F-35
57046


No  dealer,  salesperson  or any other  person has been  authorized  to give any information or to make any  representations  other than those  contained in this
Prospectus in connection with the offer made by this  Prospectus,  and, if given or made,  such  information or  representations  must not be relied on as having been authorized by the
Company or by the Underwriter.  This Prospectus                                                Netsmart Technologies,
does not constitute an offer to sell or a solicitation                                                  Inc.
of an offer to buy any securities offered hereby to
any person in any jurisdiction in which such offer                                   1,793,750 shares of Common Stock issuable
or solicitation was not authorized or in which the                                      upon exercise of Series A Redeemable
person making such offer or solicitation is not                                           Common Stock Purchase Warrants
qualified to do so or to anyone to whom it is
unlawful to make such offer or solicitation.                                       56,250 Units, each Unit consisting of one share
Neither the delivery of this Prospectus nor any                                          of Common Stock one two Series A
sale made hereunder shall, under any                                                    Redeemable Common Stock Purchase
circumstances, create any implication that there                                   Warrants Each Unit Consists of two shares of
has been no change in the circumstances of the                                              Common Stock and one
Company of the facts herein set forth since the                                         Series A Redeemable Common Stock
date of this Prospectus.                                                                         Purchase Warrant

           ----------------------                                                       500,000 shares of Common Stock and
                                                                                      250,000 Series A Common Stock Purchase
                                                                                                     Warrants
              TABLE OF CONTENTS
                                         Page                                              74,200 shares of Common Stock

Prospectus Summary..........................2
Risk Factors................................6
Dilution...................................13
Market for Common Stock and Warrants;
 Dividends.................................13
Use of Proceeds............................14
Capitalization.............................15
Selected Financial Data ...................16
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations................................16
Business...................................21
Management.................................28
Certain Transactions.......................33
Principal Stockholders.....................36
Selling Security Holders...................37                                                 ----------------------
Description of Securities..................40                                                       PROSPECTUS
Legal Matters..............................42
Experts................................... 42                                                 ----------------------
Additional Information ................... 42
Index to Financial Statements.............F-1

           ----------------------


Until , 1997 (25 days after the date of this Prospectus) all dealers effecting transactions in the registered securities, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
                                                                         , 1997












================================================================================
                                               PART II

                               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

  SEC registration fee                                              $    945.18
  NASD registration fee                                                    --
  Nasdaq listing fee                                                   1,000.00*
  Printing and engraving                                               6,000.00*
  Accountants' fees and expenses                                      35,000.00*
  Legal fees                                                          50,000.00*
  Transfer agent's and warrant agent's fees and expenses               2,000.00*
  Blue Sky fees and expenses                                          20,000.00*
  Miscellaneous                                                       35,954.82*
                                                                 ---------------
     Total                                                          $150,000.00*

* Estimated

Item 14.  Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law and Article EIGHT of the Company's Restated Certificate of Incorporation (Exhibit 3.1) provide for
indemnification   of  directors  and  officers  of  the  Company  under  certain circumstances.

        Reference is made to Paragraphs 6 and 7 of the Underwriting Agreement (Exhibit 1.1) with respect to indemnification of the Company and the Underwriters. In addition, the Series B Warrants (Exhibit 10.7) and the subscription agreement relating to the January 1996 Interim Notes (Exhibit 10.12) also include indemnification provisions.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities
Act,  and  is,  therefore,   unenforceable.  In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

        Set forth below is information concerning the issuance by the Registrant of its securities since July 1, 1994. All securities issued were restricted securities and the certificates bore restrictive legend.

        (a) All share and per share information in this Item 15 has been restated to reflect a 2,000-for-one Common Stock recapitalization effective in August 1993, a .576-for-one reverse split effective in October 1993 and a three-for-four reverse split effective February 1996.

        (b) During 1993, 1994 and 1995, the Company issued an aggregate of 3,153,750 Series B Warrants, of which 2,516,250 were exercisable at $2.00 per share and 637,500 were exercisable at $5.00 per share. These warrants were issued in connection with services rendered, which, in the case of SISC, included the guarantee of certain notes issued by the Registrant in December 1994, and, in certain instances the terms of the Series B Warrants were revised. Although the Warrants were issued prior to the three-for-four reverse split, which was effective in February 1996, the number of shares issuable upon exercise of the Series B Warrants, but not the exercise price, was adjusted for the reverse split. Certain of the Series B Warrants initially had a November 1998 expiration date, which was extended to December 31, 2000, which is the expiration date of all of the Series B Warrants. The Series B Warrants were issued in February 1996 as follows:


57046

        Name                            $2 Warrants                  $5 Warrants
        ----                            -----------                  -----------
SISC                                       1,968,750                      --
Lewis S. Schiller                              --                        52,500
Storm R. Morgan                              225,000                      --
James L. Conway                              112,500                    112,500
Leonard M. Luttinger                          37,500                    112,500
Thomas L. Evans                                --                        37,500
SMACS Holdings, Inc.                          37,500                    187,500
Bridge Ventures, Inc.                        135,000                    135,000
                                           ---------                    -------
Total                                      2,516,250                    637,500
                                           =========                    =======
--------------------------------------------------------------------------------

        (c) In July 1996, pursuant to a warrant exchange, (a) the holders of Series B Warrants having a $2.00 exercise price exchanged one third of such warrants for Series B Warrants to purchase, at an exercise price of $4.00 per share, 150% of the number of shares of Common Stock exchanged, and (b) the exercise price of the Series B Warrants having a $5.00 exercise price was reduced to $4.00. Prior to the warrant exchange, there were Series B Warrants to purchase 2,516,250 shares of Common Stock at $2.00 per share and Series B Warrants to purchase 637,500 shares of Common Stock at $5.00 per share outstanding. As a result of the warrant exchange, there were Series B Warrants to purchase 1,677,500 shares of Common Stock at $2.00 per share and 1,895,625 shares of Common Stock at $4.00 per share. The holders of the Series B Warrants which participated in the warrant exchange included the holders named in Paragraph (b) of this Item 15 and their transferees.

        (d) In December 1994, the Registrant issued its 10% promissory notes due December 31, 1994 (the "December 1994 Interim Notes") in the principal amount of $200,000. In connection with the issuance of the December 1994 Interim Notes, Consolidated Technology Group Ltd. ("Consolidated") issued to the purchasers of such notes 1,500 shares of its common stock for each $10,000 principal amount of December 1994 Interim Note. In connection with the extension of the maturity date of the December 1994 Interim Notes to January 31, 1994, Consolidated issued an additional 1,500 shares of its common stock for each $10,000 principal amount of December 1994 Interim Note. Carte Medical Holdings, Inc. ("Holdings"), the principal stockholder of the Registrant, is a wholly-owned subsidiary of SISC, which is a wholly-owned subsidiary of Consolidated. In connection with the issuance by Consolidated of its common stock, its agreement to issue additional shares of its common stock and its agreement to guarantee the December 1994 Interim Notes if such notes are not paid by January 31, 1995, the Registrant agreed to issue 75,000 shares of Common Stock to Holdings. Such shares were issued in September 1995. Set forth below is information concerning the issuance of the December 1994 Interim Notes. The number of shares of Consolidated common stock reflects both the initial issuance and the additional issuance.


    Name                   Principal Amount of Notes   Shares of Consolidated Common Stock
Joseph Brussese            $ 25,000                               7,500
Bernard Savetz               25,000                               7,500
Ruth Wolf                    25,000                               7,500
Larry Pallini                15,000                               4,500
Jeffrey Schwartz             15,000                               4,500
Rosemary G. Barsky           12,500                               3,750
Alvin I. Lebenfeld           12,500                               3,750
Ronald S. Levine             12,500                               3,750
Irwin Pincus                 12,500                               3,750
David Schiffman              12,500                               3,750
Michael Friedman             10,000                               3,000
Steven L. Tillman            10,000                               3,000
Robert Friedman               6,250                               1,875
Lawrence Lupo                 6,250                               1,875
                           --------                              ------
                           $200,000                              60,000

--------------------------------------------------------------------------------

        (e) At September 30, 1995, the Registrant owed SISC approximately $3.0 million plus interest of $388,000. At September 30, 1995:

               (i) Holdings transferred to the Registrant all of the stock of CSM in exchange for 750,000 shares of Common Stock in accordance with the Registrant's agreement with SISC.


                                                   II-2
57046

               (ii) The Registrant issued to Holdings 75,000 shares of Common Stock in consideration for the guarantee by Consolidated of the December 1994 Interim Notes and the issuance by Consolidated of shares of its common stock to the holders of such notes. See Item (h) of this Item 15.

               (iii) SISC accepted 2,210 shares Series D Preferred Stock, which have a redemption price of $1,000 per share, or an aggregate of $2,210,000 in exchange for cancellation of the Registrant's indebtedness to SISC in the principal amount of $2,210,000. The Series D Preferred Stock is not voting and there are limitations on the redemption of such shares. The Registrant issued a $750,000 promissory note to SISC in respect of the balance of its indebtedness to SISC. The note is due in January 1997, but is payable five days after the completion of the Registrant's initial public offering.

               (iv) The Registrant issued 1,125,000 shares of Common Stock to Holdings in consideration of the cancellation by SISC of accrued interest at September 30, 1995 of $388,000.

        (f) In January 1996, SISC exchanged 1,000 shares of Series D Preferred Stock for 1,125,000 shares of Common Stock.

        (g) In January 1996, the Company issued to Mr. Thomas Evans, who was then vice president of the Company, 11,250 shares of Common Stock for services rendered.

        (h) In January 1996, the Company issued to the following four accredited investors notes (the "January 1996 Interim Notes") in the principal amount of $500,000, which are due January 1997 or earlier upon completion of the Company's initial public offering. Pursuant to the subscription agreement, if the Company effects its initial public offering prior to the maturity date of the January 1996 Interim Notes, the Company will issue pursuant to the registration statement relating to such initial public offering one unit identical with that offered to the public for each $2.00 principal amount of January 1996 Interim Note. Set forth below are the purchasers of the January 1996 Interim Notes and the principal amount of January 1996 Interim Notes issued.


                Name                        Principal Amount
                                            ----------------
             360 Central Corporation         $300,000
             Charles S. Junger                100,000
             Steven Capizzi                    50,000
             Kenneth Lipson                    50,000
             ------------------------       ----------------

               In August 1996, the Company issued to the holders of the January 1996 Interim Notes the following shares of Common Stock and Warrants. Such securities were issued pursuant to a registration statement, and, accordingly, are not restricted securities.


                Name                         Common Stock         Warrants
             360 Central Corporation            300,000            150,000
             Charles S. Junger                  100,000             50,000
             Steven Capizzi                      50,000             25,000
             Kenneth Lipson                      50,000             25,000
             ------------------------          ---------          ----------

        (i) In August 1996, the Company issued to three designees of United Credit Corporation ("United"), the Company's asset-based lender, an aggregate of 25,000 shares of Common Stock. The designees, who were officers and directors of United, are Leonard R. Landis (10,000 shares), Donald M. Landis (10,000 shares) and Dean I. Landis (5,000 shares).

        (j) The Company issued to SISC 5,542 and 7,260 shares of Common Stock in payment of the dividends payable with respect to the Series D Preferred Stock which were due on October 1,1996 and April 1, 1997, respectively.

        The issuances described in Paragraphs (b) through (j), other than the securities described in Paragraph (g) which were registered pursuant to the Securities Act, are exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof as transactions not involving a public offering. No underwriting was involved in connection with any such issuances and no fees or commissions were paid.



                                                   II-3
57046

 Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits


 2.11 Plan and Agreement of Reorganization ("Purchase Agreement") dated as of April 13, 1994, by and among Consolidated Technology Group Ltd., CSM Acquisition Corp., the Registrant, Creative Socio-Medics Corp.
              ("Old CSM"), and Advanced Computer Techniques, Inc. ("ACT")
 2.21         Amendment dated April 13, 1994 to the Purchase Agreement.
 2.31 Disclosure Letter to the Plan and Agreement of Reorganization ("Purchase Agreement") dated as of April 13, 1994, by and among Consolidated Technology Group Ltd., CSM Acquisition Corp., the Registrant, Old CSM, and ACT.
 2.41         Second Amendment dated June 16, 1994 to the Purchase Agreement.
 2.51 Agreement dated October 26, 1994, between the Registrant and Consolidated Technology Group, Ltd. ("Consolidated") relating to the plan and agreement of reorganization dated as of April 13,
              1994,  as  amended,  among  the  Registrant,   Consolidated,   CSM
              Acquisition  Corp.,   Creative  Socio-Medics  Corp.  and  Advanced
              Computer Techniques, Inc.
 2.61 Letter agreement dated December 5, 1994, between the Registrant and Consolidated.
 3.11 Restated Certificate of Incorporation, as amended, including certificates of designation with respect to the Series A, B and D Preferred Stock.
 3.21         By-Laws
 4.11         Form of  Warrant  Agreement  dated  August  13,  1996,  among  the
              Registrant, American Stock Transfer & Trust Company, as Warrant Agent, and Monroe Parker Securities, Inc., to which the form of Series A Redeemable Common Stock Purchase Warrant is included as an exhibit.
 4.22         Form of Amendment to the Warrant Agreement.
 5.1          Opinion of Esanu Katsky Korins & Siger.
10.11 Employment Agreement dated June 16, 1994, between the Registrant and Leonard M. Luttinger, as amended.
10.22 Employment Agreement dated as of August 15, 1996, between the Registrant and James L. Conway.
10.31 Employment Agreement dated June 16, 1994, between the Registrant and John F. Phillips, as amended.
10.41 Employment Agreement dated June 16, 1994, between the Registrant and Anthony F. Grisanti.
10.51 Agreement dated March 1, 1996 between the Registrant and The Trinity Group, Inc.
10.61         1993 Long-Term Incentive Plan.
10.71         Form of Series B Common Stock Purchase Warrant.
10.81 Form of Option Agreement from SIS Capital Corp. to certain officers of Old CSM.
10.91 Agreement dated March 3, 1995 between CSM and United Credit Corporation, as amended.
10.101 Software licensing and service agreement dated April 27, 1996 between the Registrant and IBN Limited.
10.111 Letter agreement dated February 28, 1996 between the Registrant and Oasis Technology Ltd. ("Oasis) relating to the a proposed joint venture.
10.121 Source code license agreement dated November 10, 1995 between the Registrant and Oasis.
10.131 Software marketing and distribution agreement between the Registrant and Oasis.
10.141 Joint marketing letter agreement dated March 31, 1995 between the Registrant and Oasis.
10.151 Agreement dated February 7, 1996 between the Credit Card Acquisition Corp. and Fiton Business, S.A.
10.162 Stockholders agreement dated as of September 2, 1996 between the Registrant, Consolidated Technology Group Ltd. 1174378 Ontario Inc. and Credit Card Acquisition Corp. (a subsidiary of the Registrant), Oasis Technologies Holdings, Ltd. and Oasis Technology Ltd.
10.17 Amendment dated July 22, 1997, to March 3, 1995 agreement between CSM and United Credit Corporation.
10.181 Form of Underwriting Agreement dated August 13, 1996 between the Registrant and Monroe Parker Securities, Inc. (initially filed as
              Exhibit 1.1).
10.191 Form of Underwriter's Option dated August 13, 1996 (initially filed as Exhibit 1.2).
11.1          Computation of loss per share.
24.1          Consent of Moore Stephens, P.C. (See Page II-7).
24.2          Consent of Esanu Katsky Korins & Siger (included in Exhibit 5.1).
25.12         Powers of attorney
27.1          Financial data schedule.

1 Filed as an exhibit to the Registrant's registration statement on Form S-1, File No. 333-2550, which was declared effective by the Commission on August 13, 1996, and incorporated herein by reference.

2    Previously filed

                                                   II-4
57046

(b)  Financial Statement Schedules

        None

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3)  To  remove  from  the   registration   statement   by  means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

        (7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


                                                   II-5
57046

                                                 SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this the th day of September, 1997

                                                     NETSMART TECHNOLOGIES, INC.


                                                   By:   LEWIS S. SCHILLER
                                                         Lewis S. Schiller
                                                         Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


      Signature                                          Title




Lewis S. Schiller                      Chairman of the Board, Chief
Lewis S. Schiller                      Executive Officer and Director
                                       (Principal Executive Officer)


Anthony F. Grisanti                    Treasurer and Chief Financial
Anthony F. Grisanti                    Officer (Principal Financial and
                                       Accounting Officer)

James L. Conway                        Director
James L. Conway

                                        By:   LEWIS S. SCHILLER
Leonard M. Luttinger                    Director              Lewis S. Schiller
Leonard M. Luttinger                                          Attorney-in-Fact
                                                           September     , 1997

John F. Phillips                         Director
John F. Phillips


Norman J. Hoskin                         Director
Norman J. Hoskin


Storm R. Morgan                          Director
Storm R. Morgan


                                                   II-6
57046

                             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


      We consent to the use in this Registration Statement on Form S-1 of our report dated March 6, 1997, except as to Note 5, for which the date is April 8, 1997, accompanying the financial statements of Netsmart Technologies, Inc., and to the use of our name, and the statements with respect to us as appearing under the heading "Experts" in the Prospectus.



                                                           MOORE STEPHENS, P.C.

Cranford, New Jersey
September    , 1997

                                                   II-7
57046